UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
LA QUINTA CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of La Quinta Corporation ("LQ Corporation common stock")
Class B common stock, par value $0.01 per share, of La Quinta Properties, Inc. (together with LQ Corporation common stock, "LQ paired shares")

	(2)	Aggregate number of securities to which transaction applies:
202,762,491 shares of LQ paired shares
10,670,010 options to purchase LQ paired shares

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$11.25 per share of LQ paired shares
$11.25 minus the weighted average exercise price of outstanding options of $5.5709 per share subject to an option

	(4)	Proposed maximum aggregate value of transaction:
$2,341,674,078

	(5)	Total fee paid:
$250,559

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LA QUINTA CORPORATION

and

LA QUINTA PROPERTIES, INC.

909 HIDDEN RIDGE, SUITE 600

IRVING, TX 75038

[                    ], 2005

Dear Stockholder:

      The board of directors of La Quinta Corporation (“LQ Corporation”) and the board of directors of La Quinta Properties, Inc. (“LQ Properties” and, together with LQ Corporation, “La Quinta” or the “Company”) have unanimously approved and declared advisable a merger agreement providing for the acquisition of La Quinta by Lodge Holdings Inc., an affiliate of The Blackstone Group, through (i) the merger of an acquisition subsidiary of Lodge Holdings Inc. with and into LQ Corporation (the “LQ Corporation merger”) and (ii) the merger of another acquisition subsidiary of Lodge Holdings Inc. with and into LQ Properties (the “LQ Properties merger” and, together with the LQ Corporation merger, the “mergers”). If the mergers are completed, each of your paired shares, which consists of one share of LQ Corporation common stock and one share of LQ Properties class B common stock, will be canceled and converted into the right to receive $11.25 in total in cash.

      LQ Corporation stockholders will be asked, at a special meeting of LQ Corporation’s stockholders, to adopt the merger agreement.

      The board of directors of LQ Corporation and the board of directors of LQ Properties have each unanimously approved and declared the LQ Corporation merger (in the case of the board of directors of LQ Corporation), the LQ Properties merger (in the case of the board of directors of LQ Properties), the merger agreement and the transactions contemplated by the merger agreement advisable, and unanimously declared that the applicable merger is fair to and in the best interests of LQ Corporation’s and LQ Properties’ stockholders, respectively, that LQ Corporation and LQ Properties enter into the merger agreement and consummate the respective merger on the terms and conditions set forth in the merger agreement. The board of directors of LQ Corporation unanimously recommends that LQ Corporation’s stockholders vote “FOR” the adoption of the merger agreement. The board of directors of LQ Properties unanimously recommends that LQ Properties class A common stockholder votes “FOR” the adoption of the merger agreement.

      The time, date and place of the LQ Corporation special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

      [          ] a.m., Central Standard Time, [                    ], 2006

      [                    ]

      LQ Corporation is the sole holder of LQ Properties voting class A common stock. In the event that the holders of LQ Corporation common stock adopt the merger agreement, LQ Corporation will vote its shares of LQ Properties class A common stock to adopt the merger agreement at a special meeting to be held following the special meeting of LQ Corporation’s stockholders.

      The proxy statement attached to this letter provides you with information about the proposed mergers and the special meeting of LQ Corporation’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about LQ Corporation and LQ Properties from documents we have filed with the Securities and Exchange Commission.

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF LQ CORPORATION COMMON STOCK YOU OWN. BECAUSE THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY IN VOTING POWER OF LQ CORPORATION’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO SUBMIT YOUR PROXY FOR YOUR LQ CORPORATION SHARES TO BE VOTED BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF LQ CORPORATION STOCKHOLDERS.

      Submitting your proxy will not prevent you from voting your LQ Corporation shares in person if you subsequently choose to attend the special meeting.

      Thank you for your cooperation and continued support.

Very truly yours,

Francis W. Cash
Chairman and Chief Executive Officer

THIS PROXY STATEMENT IS DATED [                    ], 2005

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [                    ], 2005.

LA QUINTA CORPORATION

909 HIDDEN RIDGE, SUITE 600

IRVING, TX 75038

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [          ], 2006

To the Stockholders of La Quinta Corporation:

      A special meeting of stockholders of La Quinta Corporation, a Delaware corporation (“LQ Corporation”), will be held on [          ], 2006, at [          ] a.m., Central Standard Time at [          ], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2005 and as amended from time to time (the “merger agreement”), by and among Lodge Holdings Inc., a Delaware corporation (“Parent”), Lodge Acquisition I Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“LQ Corporation MergerCo”), Lodge Acquisition II Inc., a Delaware corporation and a wholly-owned subsidiary of LQ Corporation MergerCo (“LQ Properties MergerCo”), LQ Corporation, and La Quinta Properties, Inc., a Delaware corporation (“LQ Properties” and, together with LQ Corporation, “La Quinta” or the “Company”), pursuant to which, (i) upon the merger of LQ Corporation MergerCo with and into LQ Corporation (the “LQ Corporation merger”) becoming effective, each share of common stock, par value $0.01 per share, of LQ Corporation (other than specified shares owned by LQ Corporation, Parent and their specified subsidiaries and other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the LQ Corporation merger will be converted into the right to receive $10.65 in cash, without interest (representing a portion of the total of $11.25 to be received for each La Quinta paired share, consisting of one share of LQ Corporation common stock and one share of LQ Properties class B common stock), and (ii) upon the merger of LQ Properties MergerCo with and into LQ Properties (“LQ Properties merger”), each share of class B common stock, par value $0.01 per share, of LQ Properties (other than specified shares owned by LQ Corporation, Parent and their specified subsidiaries and other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the LQ Properties merger will be converted into the right to receive $0.60 in cash, without interest (representing the remaining portion of the total of $11.25 to be received for each La Quinta paired share) and each share of class A common stock, par value $0.01 per share, of LQ Properties (other than specified shares owned by LQ Properties, Parent and their specified subsidiaries) issued and outstanding immediately prior to the effective time of the LQ Properties merger will be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.01 per share, of LQ Properties as the surviving corporation of the LQ Properties merger.

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Only LQ Corporation stockholders of record on [                    ], 2005, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

      The adoption of the merger agreement requires the approval of the holders of a majority in voting power of the outstanding shares of LQ Corporation’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to have your shares voted, your vote will be counted as a vote in favor of the adoption of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and wish to vote in person, you may revoke your proxy by attending the meeting and voting in person.

By order of the board of directors,

Francis W. Cash
Chairman and Chief Executive Officer

LA QUINTA PROPERTIES, INC.

909 HIDDEN RIDGE, SUITE 600

IRVING, TX 75038

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2006

To the Stockholders of La Quinta Properties, Inc.:

      A special meeting of stockholders of La Quinta Properties, Inc., a Delaware corporation (“LQ Properties”), will be held on [                    ], 2006, at [     ]:30 a.m., Central Standard Time at [          ], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2005 and as amended from time to time (the “merger agreement”), by and among Lodge Holdings Inc., a Delaware corporation (“Parent”), Lodge Acquisition I Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“LQ Corporation MergerCo”), Lodge Acquisition II Inc., a Delaware corporation and a wholly-owned subsidiary of LQ Corporation MergerCo (“LQ Properties MergerCo”), La Quinta Corporation, a Delaware corporation (“LQ Corporation” and, together with LQ Properties, “La Quinta” or the “Company”), and LQ Properties, pursuant to which, (i) upon the merger of LQ Corporation MergerCo with and into LQ Corporation (the “LQ Corporation merger”) becoming effective, each share of common stock, par value $0.01 per share, of LQ Corporation (other than specified shares owned by LQ Corporation, Parent and their specified subsidiaries and other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the LQ Corporation merger will be converted into the right to receive $10.65 in cash, without interest (representing a portion of the total of $11.25 to be received for each La Quinta paired share, consisting of one share of LQ Corporation common stock and one share of LQ Properties class B common stock), and (ii) upon the merger of LQ Properties MergerCo with and into LQ Properties (“LQ Properties merger”), each share of class B common stock, par value $0.01 per share of LQ Properties (other than specified shares owned by LQ Corporation, Parent and their specified subsidiaries and other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the LQ Properties merger will be converted into the right to receive $0.60 in cash without interest (representing the remaining portion of the total of $11.25 per La Quinta paired share) and each share of class A common stock, par value $.01 per share, of LQ Properties (other than specified shares owned by LQ Properties, Parent and their specified subsidiaries) issued and outstanding immediately prior to the effective time of the LQ Properties merger will be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.01 per share, of LQ Properties as the surviving corporation of the LQ Properties merger.

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Pursuant to Section 251(c) of the Delaware General Corporation Law, all stockholders of LQ Properties of record on [                    ], 2005, are entitled to notice of the special meeting. Only holders of LQ Properties class A common stock of record on [                    ], 2005, are additionally entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

      The adoption of the merger agreement requires the approval of the holders of a majority in voting power of the outstanding shares of LQ Properties’ class A common stock entitled to vote thereon.

By order of the board of directors,

Francis W. Cash
Chairman and Chief Executive Officer

i

ANNEX A	Agreement and Plan of Merger, dated as of November 9, 2005, by and among Lodge Holdings Inc., Lodge Acquisition I Inc., Lodge Acquisition II Inc., La Quinta Corporation and La Quinta Properties, Inc.
ANNEX B	Opinion of Morgan Stanley & Co. Incorporated
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder of La Quinta Corporation (“LQ Corporation”) and La Quinta Properties, Inc. (“LQ Properties”). Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “La Quinta,” “Company,” “we,” “our,” “ours” and “us” refer to LQ Corporation and its subsidiaries, including LQ Properties, and the terms “paired share,” “paired common stock” and “paired common shares” refer to one share of LQ Corporation common stock and one share of LQ Properties class B common stock that are paired and trade together as a single unit on the New York Stock Exchange under the symbol “LQI.”

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of La Quinta by an affiliate of The Blackstone Group pursuant to an Agreement and Plan of Merger, dated as of November 9, 2005 and as amended from time to time (the “merger agreement”), among Lodge Holdings Inc. (“Parent”), Lodge Acquisition I Inc., a wholly-owned subsidiary of Parent (“LQ Corporation MergerCo”), Lodge Acquisition II Inc., a wholly-owned subsidiary of LQ Corporation MergerCo (“LQ Properties MergerCo”), LQ Corporation and LQ Properties. Once the merger agreement has been adopted by LQ Corporation’s stockholders and by LQ Corporation as the sole voting stockholder of LQ Properties and the other closing conditions under the merger agreement have been satisfied or waived, LQ Corporation MergerCo will merge with and into LQ Corporation (the “LQ Corporation merger”), and LQ Properties MergerCo will merge with and into LQ Properties (the “LQ Properties merger” and, together with the LQ Corporation merger, the “mergers”). The surviving corporations in the mergers will be LQ Corporation (“Surviving LQ Corporation”) and LQ Properties (“Surviving LQ Properties” and, together with Surviving LQ Corporation, the “surviving corporations”), and each will become subsidiaries of Parent.

Q.	What will I receive in the mergers?

A.	Upon completion of the mergers, you will receive a total of $11.25 in cash, without interest, for each La Quinta paired share that you own. Each paired share consists of one share of common stock of LQ Corporation and one share of class B common stock of LQ Properties. The amount you receive per paired share has been allocated between the LQ Corporation common stock portion of a paired share and the LQ Properties class B common stock portion of a paired share on the basis of $10.65 and $0.60, respectively, resulting in total consideration per paired share of $11.25. For example, if you own 100 paired shares of La Quinta, you will receive $1,125.00 in cash in exchange for your paired shares.

Q.	Where and when is the LQ Corporation special meeting?

A.	The special meeting of LQ Corporation stockholders will take place at [ ], on [ ], 2006, at [ ] a.m., Central Standard Time. We refer to the special meeting of LQ Corporation stockholders as the “LQ Corporation special meeting.”

Q.	What vote of our stockholders is required to adopt the merger agreement?

A.	For us to complete the mergers, stockholders holding at least a majority in voting power of the shares of LQ Corporation common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A majority in voting power of the shares of LQ Properties class A common stock is also required for adoption of the merger agreement. LQ Corporation owns all of the shares of LQ Properties voting class A common stock. In the event that the stockholders of LQ Corporation common stock adopt the merger agreement, LQ Corporation will vote its shares of LQ Properties class A common stock to adopt the merger agreement at a special meeting to be held at [ ]:30, a.m., Central Standard Time. We refer to the special meeting of LQ Properties stockholders as the “LQ Properties special meeting.”

Q.	How does the LQ Corporation board of directors recommend that I vote?

A.	The board of directors of LQ Corporation unanimously recommends that LQ Corporation’s stockholders vote “FOR” the proposal to adopt the merger agreement. The board of directors of LQ Properties also unanimously recommends that the LQ Properties class A common stockholder vote “FOR” the proposal to adopt the merger agreement and, in the event that the stockholders of LQ Corporation common stock adopt the merger agreement, LQ Corporation will vote its shares of LQ Properties class A common stock to adopt the merger agreement at the LQ Properties special meeting. You should read “The Mergers — Reasons for the Mergers” for a discussion of the factors that the boards of directors of LQ Corporation and LQ Properties considered in deciding to recommend the adoption of the merger agreement.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, and to consider how the mergers affect you. If you are a stockholder of record, then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares of LQ Corporation common stock can be voted at the LQ Corporation special meeting.

Q.	What happens if I do not return a proxy card?

A.	Because the required vote of LQ Corporation’s stockholders is based upon the number of outstanding shares of LQ Corporation’s common stock, rather than upon the shares actually voted, the failure to return your proxy card will have the same effect as voting against the LQ Corporation merger.

Q.	If my paired shares are held in “street name” by my broker, will my broker vote my LQ Corporation shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your LQ Corporation shares. Without those instructions, your LQ Corporation shares will not be voted, which will have the same effect as voting against the LQ Corporation merger.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the LQ Corporation special meeting. You may revoke your proxy by notifying the Secretary of LQ Corporation in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the LQ Corporation special meeting will not revoke your proxy. If you have instructed a broker to vote your LQ Corporation shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q.	Are appraisal rights available?

A.	Yes. Under the General Corporation Law of the State of Delaware, holders of LQ Corporation common stock who do not vote in favor of adopting the merger agreement and holders of LQ Properties class B common stock will have the right to seek appraisal of the fair value of their shares of LQ Corporation common stock and of LQ Properties class B common stock, respectively, as determined by the Delaware Court of Chancery if the mergers are completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, and they comply with the Delaware law procedures explained in this proxy statement. Stockholders may seek appraisal for either or both of their LQ Corporation common stock and LQ Properties class B common stock. The fair value of your shares of LQ Corporation common stock or shares of LQ Properties class B common stock, as the case may be, could be more, the same or less than the consideration a stockholder would be entitled to receive under the terms of the merger agreement.

Q.	Are the mergers expected to be taxable to me?

A.	Yes. The mergers will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your La Quinta shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the mergers and your adjusted tax basis in your La Quinta shares. You should read “The Mergers — Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated and the tax consequences of the mergers to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the mergers to you.

Q.	When do you expect the mergers to be completed?

A.	We are working toward completing the mergers as quickly as possible, and we anticipate that they will be completed simultaneously during the first quarter of 2006. In order to complete the mergers, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement — Conditions to the Mergers.”

Q.	Should I send in my stock certificates now?

A.	No. Shortly after the mergers are completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates representing your shares of LQ Corporation common stock and LQ Properties class B common stock to the bank or trust company engaged by Parent to act as paying agent (the “paying agent”) in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates representing your shares for the merger consideration to which you are entitled as a result of the mergers. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	Who can help answer my other questions?

A.	If you have more questions about the mergers, you should contact our proxy solicitation agent, D.F. King & Co., Inc. at 48 Wall Street, New York, NY 10005, (212) 269-5550. If your broker holds your paired shares, you should also call your broker for additional information.

v

SUMMARY

      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Mergers (Page 12)

La Quinta Corporation
La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, TX 75038
(214) 492-6600

      LQ Corporation and its controlled subsidiary, LQ Properties (NYSE: LQI) is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, as of September 30, 2005, the Company owned and operated 359 hotels and our franchisees operated 245 hotels in 39 states under the La Quinta Inns, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands.

Lodge Holdings Inc.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

      Lodge Holdings Inc., which we refer to as Parent, is a Delaware corporation formed in connection with the transactions contemplated by the merger agreement by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of The Blackstone Group.

      The Blackstone Group, a private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised six funds, representing over $8 billion in total equity and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity investing, corporate debt investing, distressed debt securities, marketable alternative asset management, corporate advisory services and restructuring and reorganization advisory.

Lodge Acquisition I Inc.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

      Lodge Acquisition I Inc., which we refer to as LQ Corporation MergerCo, is a Delaware corporation and a subsidiary of Parent. It was formed in connection with the transactions contemplated by the merger agreement by affiliates of Blackstone Real Estate Partners IV L.P.

Lodge Acquisition II Inc.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

      Lodge Acquisition II Inc., which we refer to as LQ Properties MergerCo, is a Delaware corporation and a subsidiary of LQ Corporation MergerCo. It was formed in connection with the transactions contemplated by the merger agreement by affiliates of Blackstone Real Estate Partners IV L.P.

The Special Meeting of LQ Corporation Stockholders

Time, Place and Date (Page 12)

      The special meeting of LQ Corporation stockholders will be held on [                         ], 2006, starting at [          ] a.m., Central Standard Time, at [                         ].

Purpose (Page 12)

      You will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that at the effective time of the mergers, LQ Corporation MergerCo will be merged with and into LQ Corporation and LQ Properties MergerCo will be merged with and into LQ Properties, and La Quinta’s paired common shares, consisting of one share of LQ Corporation common stock and one share of LQ Properties class B common stock (other than specified shares owned by LQ Corporation, Parent and their specified subsidiaries and other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), will be converted into the right to receive a total of $11.25 per paired share in cash, without interest. The amount per paired share has been allocated between the LQ Corporation common stock portion of a paired share and the LQ Properties class B common stock portion of a paired share on the basis of $10.65 and $0.60, respectively. Each share of LQ Properties class A common stock (other than shares owned by LQ Properties, Parent and their specified subsidiaries) will be converted into one share of LQ Properties Surviving Corporation common stock.

      The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the LQ Corporation special meeting and any adjournments or postponements of the LQ Corporation special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the merger agreement.

Record Date and Voting (Page 13)

      You are entitled to vote at the special meeting if you owned shares of LQ Corporation common stock at the close of business on [          ], 2005, the record date for the LQ Corporation special meeting. You will have one vote for each share of LQ Corporation common stock that you owned on the record date. There are [          ] shares of LQ Corporation common stock entitled to be voted.

Votes Required (Page 13)

      For us to complete the mergers, stockholders holding at least a majority in voting power of the shares of LQ Corporation common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement, and LQ Corporation, as the sole voting stockholder of LQ Properties, must adopt the merger agreement. In the event that the holders of the LQ Corporation common stock adopt the merger agreement, LQ Corporation will vote its shares of LQ Properties class A common stock to adopt the merger agreement at the LQ Properties special meeting.

Share Ownership of Directors and Executive Officers (Page 13)

      As of the record date, the directors and executive officers of La Quinta owned, in the aggregate, [          ] La Quinta paired shares, or approximately [          ]% of the outstanding LQ Corporation common stock entitled to vote on the adoption of the merger agreement, which La Quinta expects will be voted in favor of adoption of the merger agreement.

Voting and Proxies (Page 13)

      Any LQ Corporation stockholder of record entitled to vote may vote by returning the enclosed proxy or by appearing at the LQ Corporation special meeting. If your shares of LQ Corporation common stock are held in “street name” by your broker, you should instruct your broker on how to vote your LQ Corporation shares using the instructions provided by your broker.

Revocability of Proxy (Page 14)

      Any LQ Corporation stockholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted at the LQ Corporation special meeting in any one of the following three ways:

•	filing with the Secretary of LQ Corporation, at or before the LQ Corporation special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Secretary of LQ Corporation, at or before the LQ Corporation special meeting; or

•	attending the LQ Corporation special meeting and voting in person by ballot.

      Simply attending the LQ Corporation special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your LQ Corporation shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Mergers Will be Completed (Page 51)

      We are working to complete the mergers as soon as possible. We anticipate completing the mergers simultaneously during the first quarter of 2006, subject to receipt of stockholder approval and satisfaction of the other closing conditions.

Board Recommendations (Page 24)

LQ Corporation

      After careful consideration, the board of directors of LQ Corporation, by the unanimous vote of its directors:

•	has determined that the LQ Corporation merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LQ Corporation and its stockholders;

•	has approved the merger agreement, the LQ Corporation merger and the transactions contemplated by the merger agreement; and

•	recommends that LQ Corporation’s stockholders vote “FOR” the adoption of the merger agreement.

LQ Properties

      After careful consideration, the board of directors of LQ Properties, by the unanimous vote of its directors:

•	has determined that the LQ Properties merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LQ Properties and its stockholders;

•	has approved the merger agreement, the LQ Properties merger and the transactions contemplated by the merger agreement; and

•	recommends that LQ Corporation, as the sole stockholder of LQ Properties class A common stock, vote “FOR” the adoption of the merger agreement.

Opinion of Morgan Stanley (Page 24 and Annex B)

      Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has delivered to La Quinta’s boards of directors its opinion dated November 9, 2005 to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in that opinion, the consideration to be received by the holders of the paired common shares pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinion of Morgan Stanley, which sets forth the matters considered and assumptions made in connection with its opinion, is attached as Annex B to this proxy statement. We recommend that you read the entire opinion carefully.

Debt Tender Offers, Debt Redemptions and Consent Solicitations (Page 41)

      LQ Properties will use its reasonable best efforts to commence offers to purchase all of the outstanding aggregate principal amount of LQ Properties’ (i) 8-7/8% senior notes due March 15, 2011, (ii) 7% notes due August 15, 2012, (iii) 7% senior notes due August 15, 2007, (iv) 7.27% medium term notes due February 26, 2007, and (v) 7.33% medium term notes due April 1, 2008. The terms and conditions of the tender offers will be set forth in tender offer documents that will be distributed to the holders of those notes.

      In addition, LQ Properties has agreed to use its reasonable best efforts to redeem all of the outstanding (i) 7.30% medium term notes due January 16, 2006, (ii) 8.25% medium term notes due September 15, 2015, (iii) 8.625% medium term notes due August 17, 2015 and (iv) 7.82% notes due September 10, 2026, all in accordance with the terms of such securities and the related indentures. In the event LQ Properties is unable to arrange for the redemption of these notes, they will become subject to tender offers and consent solicitations as well unless such obligations are otherwise satisfied and discharged in accordance with their terms. Details with respect to any tender offers and consent solicitations that may be made for these notes, in the event they are not redeemed, will be set forth in tender offer documents that will be distributed to the holders of the notes.

      In connection with the offers to purchase, LQ Properties will seek the consents of the note holders to amend the indentures governing the notes. The amendments will, among other things, eliminate substantially all of the restrictive covenants contained in the notes and the related indentures (except for certain covenants related to asset sales and change in control offers), as well as certain events of default and modify covenants regarding mergers to permit mergers with limited liability companies and provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions, as well as modify or eliminate certain other provisions contained in the indentures and the notes. Assuming we receive the requisite number of consents from the note holders to amend the indentures and the notes, the amendments with respect to each issue of notes will become operative immediately prior to the mergers, provided all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer upon consummation of the mergers, whereupon the amendments will apply to all such notes remaining outstanding following completion of the applicable tender offer. The proposed terms of the amended indentures and notes will be described in the tender offer documents. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the effective time of the mergers, notes validly tendered pursuant to the tender offers will be accepted for payment.

Financing (Page 30)

      In connection with the mergers, Parent will cause approximately $2.34 billion in cash to be paid to our stockholders and holders of stock options and restricted and deferred stock units. In addition, if not previously redeemed, at or prior to the effective time of the mergers, the aggregate redemption price for LQ Properties 9% Series A cumulative redeemable preferred stock (the “Series A preferred stock”) will be deposited in trust in accordance with the terms of the certificate of designations of the Series A preferred stock for payment of the redemption price on the redemption date for the Series A preferred stock and the Series A preferred stock shall have been called for redemption, our credit agreement will be repaid and we expect that all or substantially all of our notes will be repurchased or, as applicable, redeemed and paid for or satisfied and discharged. We currently have $200 million of Series A preferred stock issued and outstanding, no amounts outstanding, other than approximately $16.5 million in letters of credit, under our credit agreement and approximately $809.6 million aggregate principal amount of notes outstanding.

      These payments are expected to be funded by a combination of equity contributions to Parent and debt financing. Parent has received a debt commitment letter from Bank of America, N.A., Merrill Lynch Mortgage Lending, Inc. and Bear Stearns Commercial Mortgage, Inc. (the “debt commitment letter”), pursuant to which those entities have committed to provide Parent and certain existing or future subsidiaries of LQ Corporation MergerCo and LQ Properties MergerCo with debt financing in an aggregate amount of up to $2.96 billion, subject to the satisfaction of the conditions contained in the debt commitment letter.

      The merger agreement does not contain a financing condition, or a “market MAC” condition. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.

Treatment of Stock Options, Restricted Stock Awards and Restricted Stock Units (Page 38)

      The merger agreement provides that all outstanding La Quinta stock options issued pursuant to La Quinta’s stock option plans, whether vested or unvested, will become fully vested and exercisable and will be “cashed out” and canceled in connection with the completion of the mergers. At the effective time of the mergers, each option holder will receive an amount in cash, less applicable withholding taxes, equal to the product of:

•	the number of paired shares issuable upon exercise of such option and

•	the excess, if any, of $11.25 per paired share over the exercise price per paired share provided for in such option.

      Under the terms of the merger agreement, each restricted stock award granted under La Quinta’s stock option plans will vest following the adoption of the merger agreement, and the restrictions associated with each restricted stock award will be deemed waived.

      Under the terms of the merger agreement, holders of each deferred stock unit or restricted stock unit (collectively, the “stock units”) granted under La Quinta’s stock option plans that is outstanding immediately prior to the effective time of the mergers, will receive cash in an amount equal to the product of:

•	the number of stock units and

•	$11.25 per paired share, at such time as required under the terms of the award agreement underlying the stock units.

Interests of the Company’s Directors and Executive Officers in the Mergers (Page 33)

      Our directors and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have all their vested and unvested stock options, whether or not currently exercisable, “cashed out” and canceled in connection with the mergers, meaning that they will receive cash payments for each paired share underlying their options equal to the excess, if any, of $11.25 per paired share over the exercise price per paired share provided for in such option, subject to any required withholding taxes;

•	our executive officers who hold restricted stock awards will vest in these stock awards, and the restrictions associated with these restricted stock awards will be deemed waived, following the adoption of the merger agreement;

•	our directors and executive officers will receive a cash payment, less applicable withholding taxes, for each of their deferred stock units or restricted stock units equal to the product of the number of stock units they own and $11.25 per paired share at such time as required under the terms of the award agreement underlying the stock units;

•	certain of our executive officers will be entitled to benefits under employment agreements, which provide for severance payments, including payments to cover the costs of any excise taxes to which those individuals may be subject by reason of their receipt of any payment that constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and medical, dental, life and disability benefits if, the officer is terminated involuntarily or, for certain executive officers, voluntarily, in each case during the two-year period following the completion of the mergers;

•	our chief executive officer will become fully vested and entitled to a lump sum supplemental retirement benefit upon completion of the mergers; and

•	the merger agreement provides for indemnification arrangements for our current and former directors and officers and insurance arrangements for our current directors and officers that will continue for six years following the effective time of the mergers.

Material United States Federal Income Tax Consequences (Page 35)

      The mergers will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your La Quinta shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the mergers and your adjusted tax basis in your La Quinta shares. You should consult your own tax advisor for a full understanding of how the mergers will affect your taxes.

Regulatory Approvals (Page 37)

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that transactions such as the mergers may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. La Quinta and Lodge Holdco I LLC each filed, on November 22, 2005 and November 23, 2005, respectively, a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination was granted by the relevant antitrust authorities on December 5, 2005. Except as noted above with respect to the required filings under the HSR Act and the filing of certificates of merger in Delaware at or before the effective date of the mergers, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the mergers.

Procedure for Receiving Merger Consideration (Page 40)

      Promptly after the effective time of the mergers, a paying agent mutually acceptable to La Quinta and Parent will mail a letter of transmittal and instructions to you and the other La Quinta stockholders. The letter of transmittal and instructions will tell you how to surrender the stock certificates representing your paired shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 47)

      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving LQ Corporation or LQ Properties. Notwithstanding these restrictions, under certain circumstances described in the merger agreement, the board of directors of LQ Corporation or the board of directors of LQ Properties may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal.

Conditions to Closing (Page 51)

      Before we can complete the mergers, a number of conditions must be satisfied. These include:

•	the adoption of the merger agreement by (i) the stockholders of LQ Corporation and (ii) LQ Corporation, as the sole holder of LQ Properties class A common stock;

•	the termination or expiration of the waiting period under the HSR Act;

•	the absence of any order issued by a governmental entity or any law enacted that would make the consummation of the mergers illegal or otherwise prohibit the consummation of the mergers;

•	the accuracy of our representations and warranties as of the closing without regard to any materiality or material adverse effect qualifications (as though made as of the effective time), except where the failure of our representations and warranties to be true and correct in all respects would not, individually or in the aggregate, have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects and certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance, in all material respects, by us of our covenants and agreements contained in the merger agreement;

•	the absence of any material adverse effect since September 30, 2005;

•	the receipt of a tax opinion of Goodwin Procter LLP certifying that LQ Properties has met the requirements for qualification as a real estate investment trust (a “REIT”) under the Code;

•	the receipt of a letter from our lender under our credit agreement acknowledging that our credit agreement will be terminated, all liens held by our lenders will be released and we and our subsidiaries will be released from liability thereunder and any related guaranties upon the repayment of the aggregate principal amount outstanding under our credit agreement together with all interest accrued and any other applicable fees and expenses;

•	unless called for redemption and paid for or satisfied and discharged, the receipt of the requisite consents from the note holders under our indentures and where applicable, the respective trustees shall have executed supplemental indentures that would remove restrictive covenants; and

•	LQ Properties shall have given certain notices contemplated by the certificate of designations of the Series A preferred stock in connection with the redemption of the Series A preferred stock which are represented by depositary shares and, if not previously redeemed, the aggregate redemption price for the Series A preferred stock shall have been deposited in trust by or on behalf of Parent in accordance with the terms of the certificate of designations of the Series A preferred stock.

Termination of the Merger Agreement (Page 52)

      La Quinta, Parent, LQ Corporation MergerCo and LQ Properties MergerCo may agree in writing to terminate the merger agreement at any time without completing the mergers, even after the common stockholders of LQ Corporation and the class A common stockholder of LQ Properties have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the mergers in certain other circumstances, including:

•	by either Parent, LQ Corporation MergerCo, or LQ Properties MergerCo, on the one hand, or LQ Corporation or LQ Properties, on the other hand, by written notice to the other, if:

•	the requisite vote of the LQ Corporation stockholders to adopt or approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement at the LQ Corporation special meeting is not obtained upon a vote taken on the adoption of the merger agreement by the LQ Corporation common stockholders;

•	any governmental authority has issued any injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits the consummation of the mergers and such injunction or action shall have become final and non-appealable; or

•	the mergers have not been consummated on or before May 9, 2006, as long as the failure to complete the mergers by that date is not the result of, or has not been caused by, the failure of the terminating party to comply with any provision of the merger agreement;

•	by LQ Corporation or LQ Properties, by written notice to Parent if:

•	the LQ Corporation board approves and authorizes LQ Corporation to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite stockholder vote has not yet been obtained;

•	neither LQ Corporation or LQ Properties is in, or has been in, breach of its obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•	the LQ Corporation board has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal, and has determined in good faith, after consulting with its outside legal counsel, that such actions are necessary to comply with its fiduciary obligations to the stockholders of LQ Corporation under applicable laws;

•	LQ Corporation has provided written notice to Parent that it intends to enter into such definitive agreement (attaching the most current version of such definitive agreement) and has provided Parent with a three business day period, during which time LQ Corporation must negotiate in good faith with Parent to make adjustments to the terms and conditions of the merger agreement to enable the mergers and the other transactions contemplated by the merger agreement to proceed;

•	the LQ Corporation board determines in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal continues to be a superior proposal; and

•	LQ Corporation pays to Parent the termination fee and termination expenses in accordance with the merger agreement simultaneously with such termination; or

•	Parent is in material breach of the merger agreement (provided that we may only exercise this termination right if we are not then in material breach of the merger agreement);

•	by Parent, LQ Corporation MergerCo or LQ Properties MergerCo, by written notice to LQ Corporation and LQ Properties if:

•	La Quinta is in material breach of the merger agreement (provided that Parent may only exercise this termination right if it is not then in material breach of the merger agreement);

•	LQ Corporation shall have breached its agreement to vote its shares of LQ Properties class A common stock to adopt the merger agreement (or to vote against any proposal for any other business combination or against any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the LQ Properties merger or any of the transactions contemplated by the merger agreement in any material respect or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of LQ Properties under the merger agreement) at any meeting of stockholders of LQ Properties;

•	the LQ Corporation board of directors or the LQ Properties board of directors fails to include a recommendation in the proxy statement, withdraws, modifies or changes, or publicly announces any intention to withdraw, modify or change its recommendation that its respective stockholders vote to adopt the merger agreement in a manner adverse to Parent, LQ Corporation MergerCo or LQ Properties MergerCo;

•	the LQ Corporation board of directors or the LQ Properties board of directors approves or recommends, or publicly announces an intention to approve or recommend, any acquisition proposal;

•	LQ Corporation or LQ Properties enters into a contract relating to an acquisition proposal or publicly announces any intention to do so; or

•	a tender offer or exchange offer for any of our outstanding stock is commenced before the requisite stockholder vote is obtained and our boards fail to recommend against acceptance of such tender offer or exchange offer by our stockholders within ten business days after it is commenced.

Termination Fees and Expenses (Page 54)

      Under certain circumstances, in connection with the termination of the merger agreement, La Quinta will be required to pay Parent a $75 million termination fee and will be required to reimburse Parent for up to $5 million in expenses.

Market Price of La Quinta Paired Shares (Page 56)

      Our paired shares are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “LQI.” On November 8, 2005, which was the last trading day before we announced the merger agreement, La Quinta’s paired shares closed at $8.22 per share. On [                    ], 2005, which was the last trading day before this proxy statement was printed, La Quinta’s paired shares closed at $[          ] per share.

Dissenters’ Rights of Appraisal (Page 58 and Annex C)

      Under the General Corporation Law of the State of Delaware (the “DGCL”), holders who comply with the requirements of the statute will be entitled to appraisal rights in connection with the applicable merger if the mergers are consummated for either or both of their LQ Corporation common stock and LQ Properties class B common stock. This means that you are entitled to have the “fair value” of your shares of LQ Corporation common stock or LQ Properties class B common stock, as the case may be, determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the consideration you would have received under the merger agreement.

      To exercise your appraisal rights, you must deliver a written demand for appraisal to La Quinta prior to the vote on the adoption of the merger agreement at the LQ Corporation special meeting in the case of your shares of LQ Corporation common stock and prior to the vote on the adoption of the merger agreement at the LQ Properties special meeting in the case of your shares of LQ Properties class B common stock, and, in the case of LQ Corporation common stock, you must not vote in favor of the adoption of the merger agreement at the special meeting of LQ Corporation stockholders. Your failure to follow the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of La Quinta, the expected completion and timing of the mergers and other information relating to the mergers. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Mergers” and “The Mergers — Opinion of Morgan Stanley & Co. Incorporated” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, La Quinta claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects. We may not be able to complete the mergers on the terms summarized in this proxy statement or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

•	weather conditions;

•	competition from comparable hotels, many of which have greater marketing and financial resources than we do;

•	profitability of our lodging business and franchise programs;

•	concentration of our properties in certain geographic areas;

•	changes in product preferences;

•	decreases in the demand for our lodging facilities as a result of technological developments;

•	the cyclical nature of the lodging industry;

•	availability of qualified labor;

•	changes in room rates to meet market conditions or to stimulate demand;

•	increases in our operating costs;

•	the availability and costs of insurance for our properties and business;

•	the availability of debt and equity financing;

•	the continuing ability of LQ Properties to qualify as a REIT;

•	capability of our management information systems;

•	the availability of capital for corporate purposes including debt repayment, acquisitions and capital expenditures;

•	sudden changes in travel patterns caused by factors such as terrorist attacks and U.S. military actions;

•	increases in travel expenses that reduce business and leisure travel;

•	fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms); and

•	material disruptions in the U.S. commercial credit, debt capital or commercial mortgage backed securities markets.

THE PARTIES TO THE MERGERS

La Quinta Corporation

La Quinta Properties, Inc.

      We are Delaware corporations with our principal executive offices at 909 Hidden Ridge, Suite 600, Irving, Texas 75038. Our telephone number is (214) 492-6600. LQ Corporation, with its controlled subsidiary, LQ Properties (NYSE: LQI), is one of the largest owner/ operators of limited-service hotels in the United States. Based in Dallas, Texas, as of September 30, 2005, the Company owned and operated 359 hotels and our franchisers operated more than 245 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands.

Lodge Holdings Inc.

      Lodge Holdings Inc., which we refer to as Parent, is a Delaware corporation formed in connection with the transactions contemplated by the merger agreement by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of The Blackstone Group. The mailing address of Parent’s principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. Parent’s telephone number is (212) 583-5000.

      The Blackstone Group, a private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised six funds, representing over $8 billion in total equity and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity investing, corporate debt investing, distressed debt securities, marketable alternative asset management, corporate advisory services and restructuring and reorganization advisory.

Lodge Acquisition I Inc.

      Lodge Acquisition I Inc., which we refer to as LQ Corporation MergerCo, is a Delaware corporation and a subsidiary of Parent. It was formed in connection with the transactions contemplated by the merger agreement, by affiliates of Blackstone Real Estate Partners IV L.P. The mailing address of LQ Corporation MergerCo’s principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. LQ Corporation MergerCo’s telephone number is (212) 583-5000.

Lodge Acquisition II Inc.

      Lodge Acquisition II Inc., which we refer to as LQ Properties MergerCo is a Delaware corporation and a subsidiary of LQ Corporation MergerCo. It was formed in connection with the transactions contemplated by the merger agreement, by affiliates of Blackstone Real Estate Partners IV L.P. The mailing address of LQ Properties MergerCo’s principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. LQ Properties MergerCo’s telephone number is (212) 583-5000.

THE SPECIAL MEETING OF LQ CORPORATION STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

      This proxy statement is being furnished to LQ Corporation’s stockholders as part of the solicitation of proxies by LQ Corporation’s board of directors for use at the special meeting to be held on [          ], 2006, starting at [          ] a.m., Central Standard Time, at [          ] (the “LQ Corporation special meeting”). The purpose of the special meeting is for LQ Corporation’s stockholders to consider and vote upon a proposal to adopt the merger agreement. Our stockholders must approve this proposal for the mergers to occur. If the stockholders fail to approve this proposal, the mergers will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to LQ Corporation’s stockholders on [          ], 2005.

Record Date and Voting

      The holders of record of LQ Corporation common stock as of the close of business on [          ], 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the LQ Corporation special meeting. On the record date, there were [          ] shares of LQ Corporation common stock outstanding each of which is paired and trades with one share of LQ Properties class B common stock.

      The holders of a majority in voting power of the outstanding shares of LQ Corporation common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the LQ Corporation special meeting. A quorum is necessary to hold the LQ Corporation special meeting. Any shares of LQ Corporation common stock held in treasury by LQ Corporation or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the LQ Corporation special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the LQ Corporation special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

      Each outstanding share of LQ Corporation common stock on the record date entitles the holder to one vote at the LQ Corporation special meeting. Completion of the mergers requires the adoption of the merger agreement by the affirmative vote of the holders of a majority in voting power of the shares of LQ Corporation common stock outstanding on the record date. In order for your shares of LQ Corporation common stock to be included in the vote, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy or vote in person at the LQ Corporation special meeting.

      If your paired shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, who can give you directions on how to vote your LQ Corporation shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the LQ Corporation merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., “broker non-votes”). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the LQ Corporation special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement requires the affirmative vote of a majority in voting power of the shares of LQ Corporation common stock outstanding on the record date, a failure to vote and abstentions and broker non-votes will have the same effect as a vote “AGAINST” adoption of the merger agreement.

      As of the record date, the directors and executive officers of La Quinta owned, in the aggregate, [          ] La Quinta paired shares, or approximately [          ]% of the outstanding LQ Corporation common stock entitled to vote on the adoption of the merger agreement, which La Quinta expects will be voted in favor of adoption of the merger agreement.

      The vote of the holders of a majority in voting power of the shares of LQ Properties class A common stock is also required for adoption of the merger agreement. LQ Corporation is the sole stockholder of LQ Properties voting class A common stock. In the event that LQ Corporation’s stockholders adopt the merger agreement, LQ Corporation, as the sole voting stockholder of LQ Properties, will vote its shares of LQ Properties class A common stock to adopt the merger agreement at a special meeting of the

LQ Properties stockholder to be held at [          ]:30 a.m., Central Standard Time, at [          ] (the “LQ Properties special meeting”).

Proxies; Revocation

      If you submit a signed proxy to vote your shares of LQ Corporation common stock, your shares will be voted at the LQ Corporation special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of LQ Corporation common stock will be voted “FOR” the adoption of the merger agreement.

      You may revoke your proxy at any time before the vote is taken at the LQ Corporation special meeting. To revoke your proxy, you must either advise LQ Corporation’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the LQ Corporation special meeting and vote your shares in person. Attendance at the LQ Corporation special meeting will not by itself constitute revocation of a proxy.

      If you have instructed your broker to vote your LQ Corporation shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to revoke your proxy.

      La Quinta does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the LQ Corporation special meeting. If, however, such a matter is properly presented at the LQ Corporation special meeting or any adjournment or postponement of the LQ Corporation special meeting, the persons appointed as proxies will have discretionary authority to vote the LQ Corporation shares represented by duly executed proxies in accordance with their discretion and judgment.

      La Quinta will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of La Quinta may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. LQ Corporation will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. La Quinta has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies for the LQ Corporation special meeting and will pay D.F. King & Co., Inc. a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.

Adjournments and Postponements

      Although it is not expected, the LQ Corporation special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the LQ Corporation special meeting, by approval of the holders of a majority in voting power of the shares of LQ Corporation common stock present in person or represented by proxy at the LQ Corporation special meeting, whether or not a quorum exists. Any signed proxies received by LQ Corporation will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the LQ Corporation special meeting for the purpose of soliciting additional proxies will allow LQ Corporation stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGERS

Background of the Mergers

      In pursuing their objective of enhancing stockholder value, our boards of directors have from time to time considered a variety of transactions involving La Quinta. We have viewed these potential transactions, which have included acquisitions of lodging companies, properties and brands, as an important part of our strategic plan as we sought to diversify our service offerings, geographic concentration and brands. During

2004, we acquired the Marcus mid-priced lodging assets and other lodging properties for aggregate consideration of approximately $445 million. We also pursued several other larger scale opportunities, including acquisitions of publicly traded lodging companies, in an effort to diversify our service offerings, geographic concentration and brands, but in each case we were outbid by a financial buyer or a private hotel owner operator whom we believe had a lower cost of capital than ours and/or the ability to incur more debt as a percentage of its total assets than us.

      As part of our strategic planning process, our boards of directors review our strategic plan with our management from time to time, including at our boards’ regularly scheduled annual strategic planning sessions, the most recent of which was held from September 21, 2005 through September 23, 2005. At this annual strategic planning session, our boards of directors conducted their annual review of La Quinta’s corporate governance practices and discussed a variety of matters including our acquisition strategy, franchising strategy, central business district initiatives and financial plan, as well as strategic alternatives available to La Quinta. At the meeting, management provided the boards with a detailed and lengthy presentation of strategic alternatives available to La Quinta, based on management’s analysis regarding these various alternatives, including, among other things, continuing to implement our strategic plan while maintaining the current existing capital structure to preserve debt capacity for financing a potential acquisition and investigating the feasibility of a sale of La Quinta.

      Following this presentation, the boards, together with our management and our legal advisor, Goodwin Procter LLP, had extensive discussions regarding the alternatives available to La Quinta and the costs, risks and benefits of each alternative. These discussions included a discussion of La Quinta’s acquisition strategy and its inability to compete effectively with some of the private buyers in the marketplace given the high valuations that were currently being placed on lodging assets and the resulting amount of debt that La Quinta would have to incur to acquire larger-scale lodging operations at these valuations. The boards also discussed the availability and low cost of capital in the market, the timing of the lodging cycle, the limitations placed on La Quinta’s ability to raise capital due to the companies’ public debt covenants and the advantages and disadvantages of a sale of La Quinta. The boards’ discussion also focused on the current strength in the debt and equity capital markets and the relationship of this strength and the current lodging cycle to the prices at which lodging companies and properties have been sold recently. In addition, consistent with our boards’ customary practice, the non-management directors had an executive session without management present. At this session, the non-management directors discussed La Quinta’s strategic alternatives. Thereafter, the non-management directors expressed their view to management that they were satisfied with the management and direction of La Quinta and, based upon information presented at the meeting and a discussion among the non-management directors, that they would be reluctant to pursue a sale of La Quinta for less than $11.00 per paired share. However, the non-management directors also recognized that, in light of the current market conditions, including the lodging cycle, availability of capital in the marketplace and the generally high valuation being placed on lodging properties, it would be appropriate for management to confidentially contact a limited number of potential buyers to solicit indications of interest regarding an acquisition of La Quinta as a means of maximizing stockholder value. Based upon information presented at the meeting and a discussion among the non-management directors, they expressed their view that management should indicate an asking price of $12.00 per paired share, which represented a premium of approximately 46% over the $8.24 closing price of our paired shares on September 20, 2005, the day before our strategic planning session.

      On September 27, 2005, we contacted a potential financial buyer with previous experience in acquiring and operating lodging assets. We refer to this potential financial buyer in this section as “Participant A.” We also contacted The Blackstone Group on September 27, 2005 in light of our understanding of Blackstone’s previous experience in acquiring and operating lodging assets and the fact that Blackstone is one of the largest owners and operators of hotels in the United States. Our management and our boards viewed Participant A and Blackstone as likely candidates for having potential interest in, and the capacity to effect, an acquisition of La Quinta. Management informed each of these parties that the boards would consider a sale transaction involving La Quinta at a price of $12.00 per paired share. Participant A and Blackstone each indicated that it would assess whether it had an interest in pursuing an acquisition of La Quinta at that price. On September 28, 2005, Blackstone contacted our management to schedule a conference call for September 30, 2005.

      On September 30, 2005, Blackstone and La Quinta’s management participated in a conference call. Blackstone indicated that, based upon a review of publicly available data, it would be unwilling to pursue an acquisition of La Quinta at a price of $12.00 per paired share. Blackstone further indicated that it might be willing to acquire La Quinta at $10.50 per paired share, notwithstanding Blackstone’s view that this price was greater than where Blackstone might otherwise value La Quinta due to the price’s implied multiple and valuation per room, particularly in light of other opportunities that Blackstone was pursuing at that time. Blackstone outlined a potential three to four week process to proceed with its due diligence review and negotiation of a definitive agreement.

      On October 3, 2005, Participant A representatives contacted La Quinta’s management and indicated that, based upon a review of publicly available data, a price of $12.00 per paired share was “reachable,” subject to additional due diligence. Participant A indicated that it would take approximately four weeks to complete the due diligence and contract negotiation process.

      On October 4, 2005, La Quinta’s management contacted another financial buyer, which we refer to in this section as “Participant B,” to discuss whether it would be interested in a potential business combination with La Quinta. Participant B indicated that, in light of its current investment interests, it would not be interested in acquiring limited service lodging assets.

      On October 4, 2005, our boards held a special meeting in which our management and Goodwin Procter participated, to discuss the status of management’s discussions with a limited number of potential buyers. At this meeting, management gave a full report to the boards on the conversations with Participant A, Blackstone and Participant B. As a result, the boards concluded that, while it was appropriate to continue discussions with Participant A and Blackstone, the boards were not interested in considering any offers below $11.00 per paired share. In addition, the boards articulated guiding principles for management to follow in the process, which included: (i) maximizing stockholder value, (ii) continuing to maintain strict confidentiality, and (iii) in the event a potential transaction is pursued, maximizing certainty of closing the transaction. The boards also discussed the desirability of engaging a financial advisor to assist with the process and to recommend additional potential buyers. The boards authorized management to contact Morgan Stanley and another potential advisor, which we refer to in this section as “Advisor A,” with respect to the representation of La Quinta in a potential sale transaction.

      On October 5 and 6, 2005, our management contacted Morgan Stanley and Advisor A, respectively, and discussed their respective views on a potential sale of La Quinta as well as other matters such as whether these financial advisors had other pending sell-side lodging transactions and the availability of resources. During the discussion with Advisor A, management determined that Advisor A may have had other existing or potential sell-side engagements in the lodging industry. Neither Morgan Stanley nor Advisor A was formally engaged at this time.

      On October 6, 2005, management contacted Blackstone and Participant A. Management informed Blackstone that the boards considered the $10.50 price per paired share to be too low. Later that day, Blackstone indicated that it was not prepared to increase its indication of interest of $10.50 per paired share in advance of performing further due diligence, but it stated that it would sign an agreement to protect La Quinta’s confidential information in order to perform due diligence on non-public information. Management also informed Participant A that we would like it to sign an agreement to protect confidential information so that Participant A may perform due diligence on non-public information. On October 6 and 7, 2005, we sent proposed confidentiality and standstill agreements to Blackstone and Participant A, respectively.

      From October 6 through October 12, our management had numerous discussions with Morgan Stanley and with Goodwin Procter regarding our goals and objectives in any potential sales transaction, as well as the timing and process of a sale transaction, including additional potential buyers that may be contacted.

      On October 8, 2005, we entered into a confidentiality and standstill agreement with an affiliate of Blackstone.

      On October 12, 2005, our boards of directors held a special meeting in which management, Morgan Stanley and Goodwin Procter participated for the purpose of updating the boards regarding management’s discussions with Blackstone and Participant A, and its discussions with Morgan Stanley as a potential financial advisor to La Quinta. At this meeting, representatives from Morgan Stanley discussed their views relating to a potential sale transaction involving La Quinta including the process that could be undertaken, as well as potential buyers that might be appropriate to contact. Morgan Stanley identified four other potential buyers in addition to Participant A, Blackstone and Participant B that might be interested in acquiring La Quinta and recommended soliciting indications of interest from those parties in addition to continuing discussions with Blackstone and Participant A. In addition, Morgan Stanley recommended a sale process that was intended to maximize stockholder value while recognizing that there are a limited number of buyers of limited service lodging companies of La Quinta’s size that own and operate substantial amounts of real estate. The boards agreed that this approach was appropriate. At this meeting, the boards discussed a potential engagement of Morgan Stanley given Morgan Stanley’s experience advising companies in lodging industry transactions and the resources that Morgan Stanley would be able to devote to La Quinta, and authorized La Quinta to retain Morgan Stanley as the companies’ financial advisor in connection with a potential sale transaction involving La Quinta.

      Later in the day on October 12, 2005, we retained Morgan Stanley as our financial advisor with respect to a potential sale transaction. We instructed Morgan Stanley to contact the four additional potential buyers discussed at the meeting of our boards earlier in the day. We also authorized Morgan Stanley to provide certain non-public due diligence materials to Blackstone and, as soon as Participant A signed a confidentiality and standstill agreement, to Participant A. Morgan Stanley subsequently delivered the materials to Blackstone. Morgan Stanley also contacted the four additional potential buyers, which we refer to in this section as “Participants C through F,” and told them that the boards had authorized Morgan Stanley to contact them about a potential acquisition of La Quinta, that the boards would consider a sale at a price of $12.00 per paired share and that La Quinta would be prepared to provide them with non-public information to facilitate making a proposal upon execution of a confidentiality and standstill agreement. Participants C, D and E expressed that they would be interested in further considering a potential transaction with La Quinta. Proposed confidentiality and standstill agreements were sent to Participants C, D and E on October 12, 2005. Morgan Stanley had a lengthy conversation with Participant F regarding La Quinta’s potential strategic fit with Participant F’s existing portfolio of lodging properties and its business strategy and operations. Participant F indicated that it was unlikely that it would find a strategic fit for La Quinta, but that it would continue to consider the opportunity. Participant F subsequently communicated to Morgan Stanley that it had concluded that La Quinta would not fit strategically with its existing operations.

      From October 12 through the signing of the merger agreement, we had numerous discussions with Blackstone and its advisors relating to Blackstone’s due diligence review. Morgan Stanley also sent additional due diligence materials to Blackstone.

      On October 18, 2005, Participant A and one of the parties contacted by Morgan Stanley on October 12, which we refer to in this section as “Participant C,” signed confidentiality and standstill agreements. On the same day, Morgan Stanley delivered non-public due diligence materials to Participant A and Participant C.

      On October 20, 2005, prior to regularly scheduled meetings of the boards and their committees, Blackstone contacted us and informed us that it was prepared to increase its indication of interest to $11.00 per paired share. During the discussion, Blackstone informed us that it had conducted significant due diligence review including visiting over 60 of our branded hotels. Blackstone also expressed some concern over the level of capital expenditures that it believed it would need to invest in certain of our properties. Blackstone indicated its willingness to complete confirmatory due diligence and negotiate a definitive agreement in two weeks, but that it was pursuing other large scale investment opportunities and needed to know if we were prepared to move forward.

      On October 20, 2005, our boards and their committees held meetings at which certain regularly scheduled business was conducted, including receiving an update on La Quinta’s lodging operations from management and discussing La Quinta’s financial results. Morgan Stanley and Goodwin Procter were also present at the boards meeting. Management and Morgan Stanley provided an update on the process, including the recent indication of interest of $11.00 per paired share from Blackstone. Management and Morgan Stanley informed the boards that notwithstanding numerous attempts by Morgan Stanley to advance the efforts of Participants A, C, D and E in the process, there had been limited activity on the part of these participants. At this meeting of the boards, Morgan Stanley also provided preliminary views on the valuation of La Quinta. As a result of this analysis and discussions that management and Morgan Stanley had with Blackstone, the boards determined that it was unlikely that Blackstone would reach a $12.00 price per paired share. It was the sense of the boards that management should propose to Blackstone a price in the range of $11.50 per paired share and the boards authorized management to communicate to Blackstone that they were willing to accelerate the process at this price.

      On October 21, 2005, the boards held a regularly scheduled meeting at which our management and Goodwin Procter were present. At this meeting, our directors continued their discussions of certain regularly scheduled business matters that began on October 20, 2005. Our directors also discussed certain disclosures made by a member of the boards regarding a potential business relationship that this director might have in the future with Participant C. This potential future business relationship did not relate to La Quinta’s business or strategic objectives. Following these disclosures, the boards determined that this director could be perceived as having a potential conflict of interest as a result of this potential future business relationship, although the directors also acknowledged that no actual conflict of interest existed at this time. This director concurred in the boards’ determination and voluntarily recused himself from further board and committee participation. As described below, on October 28, 2005, Participant C indicated to Morgan Stanley that it was no longer interested in pursuing a transaction at a price that was acceptable to us and the director thereafter participated in all meetings of the boards and their committees. The directors and management also had further discussions at this meeting regarding the potential sale of La Quinta and the status of the related process.

      On October 21, 2005, we informed Blackstone that the boards were willing to proceed further in the process with Blackstone at $11.50 per paired share, and if Blackstone was willing to move forward at this price, we would need to know the scope of additional due diligence that it would perform before it would sign a definitive agreement. Blackstone indicated that it likely would not proceed with a transaction at $11.50 per paired share, but that its representatives would call us back with a decision.

      On October 21, 2005, we had a discussion with Participant C related to its due diligence review. Representatives from Participant C indicated that they wanted to meet with members of our senior management on October 26, 2005; however, despite calls from Morgan Stanley to set up a meeting, Participant C’s representatives never confirmed a meeting with us.

      On October 24, 2005, Participant D, which was one of the parties contacted by Morgan Stanley on October 12, signed a confidentiality and standstill agreement. On the same day, Morgan Stanley delivered the non-public due diligence materials to Participant D.

      On October 24, 2005, Blackstone contacted us and indicated an interest to acquire us at a price of $11.25 per paired share, which it characterized as its best and final offer. Blackstone stated that its business due diligence was substantially complete and requested that the parties work together to reach a definitive agreement within two weeks. Also on October 24, 2005, we had a discussion with Participant A related to its due diligence review.

      On October 25, 2005, at a special meeting of our boards at which our management, Morgan Stanley and Goodwin Procter were present, Morgan Stanley and our management provided an update regarding the status of discussions with the various participants in the process. Morgan Stanley informed the boards that no party other than Blackstone had made any substantial progress in its due diligence review notwithstanding a number of attempts by Morgan Stanley to advance these participants’ efforts in the process. Morgan Stanley also informed the boards that no other participant expressed significant interest in acquiring La Quinta at a price approaching the price range at which the boards of directors would be willing to proceed except for Participant A, which had initially indicated that $12.00 per paired share may be “reachable,” but which had performed little additional work since it provided that indication to support an interest in pursuing an acquisition of La Quinta. Our management informed the boards of the latest Blackstone indication of interest of $11.25 per paired share. After discussing the Blackstone indication of interest in light of the apparent lack of interest from other parties, and after conferring with Morgan Stanley, the boards authorized management, Morgan Stanley and Goodwin Procter to commence negotiating a merger agreement and ancillary transaction documents with Blackstone but did not authorize us to enter into an exclusivity agreement. The boards also requested that Morgan Stanley continue to contact the other potential buyers and encourage them to come forward with indications of interest.

      Later in the day on October 25, 2005, we contacted Blackstone to inform it that the boards were willing to proceed with a potential transaction with Blackstone on the basis of its indication of interest at $11.25 per paired share. Beginning on October 25, 2005 and continuing until the execution of the merger agreement on November 9, 2005, there were numerous discussions among us and Goodwin Procter on the one hand, and Blackstone and its legal advisor, Simpson Thacher & Bartlett LLP, on the other hand, regarding the terms of the proposed transaction. In addition, Blackstone provided us with a written request for selected information for due diligence purposes. Beginning on October 28, 2005, representatives of Blackstone visited our offices and several offsite locations to perform further due diligence review with respect to our business, including the review of our legal and financial documents. During the course of the due diligence process, our management and representatives and representatives of Blackstone, including the respective legal counsel and financial advisors, discussed our operations, capital structure and other matters raised in the course of the due diligence process.

      On October 28, 2005, after repeated attempts by Morgan Stanley to set up a call with Participant A to discuss a potential transaction, we had discussions with Participant A regarding its due diligence review. Based on this discussion and Participant A’s apparent lack of effort shown to date in the conduct of due diligence or otherwise, management did not believe that Participant A was very interested in pursuing a transaction with La Quinta. Also on October 28, 2005, Participant C communicated to Morgan Stanley that it would only be interested in proceeding with a transaction with La Quinta at a price of $10.00-$10.50 per paired share and only if it had a significant probability of success. Participant C also indicated that it was not prepared to devote further resources unless a potential transaction with La Quinta was achievable within those parameters, effectively eliminating itself from the process, and that it was not interested in pursuing an acquisition of La Quinta at a price of $11.00 or more per paired share.

      On October 29, 2005, our legal counsel delivered to Blackstone’s legal counsel an initial draft of the merger agreement. Following the receipt of the initial draft, the parties and their respective legal counsel negotiated the terms of the merger agreement and related documents until the morning of November 9, 2005. These negotiations focused on a variety of subjects, including: (1) the scope of the representations and warranties of the parties; (2) the covenants governing La Quinta’s operations between signing and closing; (3) the events giving rise to the parties’ respective rights to terminate the merger agreement, including the ability of La Quinta to terminate the merger agreement if presented with the opportunity to consummate a more favorable transaction; (4) the amount of the guarantee to be provided by an affiliate of Blackstone to guarantee the obligations of Parent, LQ Corporation MergerCo and LQ Properties MergerCo; and (5) the circumstances in which a termination fee would be paid and the amount of the termination fee.

      On October 31, 2005, Morgan Stanley again contacted Participant A and one of the potential buyers initially contacted on October 12, 2005, which we refer to in this section as “Participant E,” and informed each of these parties that it should move quickly if it was interested in acquiring La Quinta. Despite previous actions that suggested that it was not interested in pursuing an acquisition of La Quinta, Participant A expressed interest in moving forward and scheduled a meeting with management to discuss a potential transaction. On November 1 and 2, 2005, members of our management and Morgan Stanley met with representatives from Participant A to discuss diligence materials and a potential transaction. At the end of these discussions, representatives of Participant A informed us that it was looking at other potential large-scale hotel transactions and would call us prior to the scheduled meeting of the boards on November 3, 2005 with a decision as to whether it was still interested in a transaction with La Quinta.

      On November 3, 2005, prior to a meeting of our boards, Participant A called to inform us that it would not be able to reach $12.00 per paired share as it had initially indicated. Participant A stated that it valued La Quinta at $11.00 per paired share, or perhaps less. Participant A provided a variety of reasons for its price, including the implied value of the real estate and the significant capital expenditures needed to maintain our properties. In this call, Participant A also indicated that devoting more time to diligence and a discussion of a potential transaction would not alter this decision on price. During the discussion, Participant A indicated to management that it believed that if La Quinta had an offer of $11.00 or higher per paired share, then La Quinta should move forward with that proposal.

      Later in the day on November 3, 2005, during a special meeting of the boards in which our management, Morgan Stanley and Goodwin Procter participated, management updated the boards of directors on the status of the sale process, including discussions with Blackstone and Participant A. Management informed the boards that Blackstone had made significant progress in its diligence review and in the process of negotiating a definitive agreement. Management also informed the boards of its discussion earlier in the day with Participant A, including its valuation of La Quinta at $11.00 per paired share, or perhaps less, and Participant A’s indication that devoting additional time to diligence and a discussion of a potential transaction with La Quinta would not alter Participant A’s valuation decision. Morgan Stanley updated the boards on the status of discussions with Participants C, D and E. As noted above, Participant C had indicated to Morgan Stanley that it would only be interested in a transaction with a maximum price per paired share of between $10.00 and $10.50 and only if it had a significant probability of success. Morgan Stanley also informed the boards that notwithstanding repeated attempts to speak with Participant D, which had received the non-public due diligence materials on October 24, 2005, no representative of Participant D had asked any questions, requested additional information or otherwise spoken with Morgan Stanley about proceeding further with a potential transaction with La Quinta. Morgan Stanley also informed the boards that Participant E, who had initially been contacted on October 12 but had displayed little interest in a potential acquisition of La Quinta notwithstanding Morgan Stanley’s efforts to involve Participant E in the process, had indicated to Morgan Stanley that it could not provide a proposal at or near La Quinta’s asking price or be in a position to sign a definitive agreement within the time frame contemplated.

      Over the course of the next few days, negotiations continued with Blackstone on the merger agreement and the related documents. On November 6, 2005, our boards held a special meeting at which our management, Morgan Stanley and Goodwin Procter provided an update on these ongoing contract negotiations. At this meeting, the boards discussed with our management, Morgan Stanley and Goodwin Procter, among other things, conditions to closing, financing and execution risks, termination rights, the then proposed amount of the termination fee, the then proposed amount of the guarantee of Parent’s obligations to be provided by a Blackstone affiliate, post-signing operating covenants, and the ability of the boards to respond to unsolicited written proposals following the execution of a definitive agreement.

      On November 7, 2005, our boards of directors held another special meeting in which our management, Morgan Stanley and Goodwin Procter participated, to discuss the status of the negotiations with Blackstone, as well as to discuss a draft of the proposed merger agreement that was previously provided to the directors. Management provided an update on certain financing matters including the process for tendering or redeeming LQ Properties’ outstanding notes and the impact of this process on the certainty of closing a transaction. The directors also discussed Parent’s proposed financing for the transactions contemplated by the merger agreement. Management also reported that negotiations had resulted in an increase in the amount of the guarantee and a reduction in the amount of the termination fee, and reported on the circumstances under which the termination fee may be payable by La Quinta. The directors then discussed other provisions of the draft of the proposed merger agreement and

La Quinta’s legal counsel and management responded to questions from the directors regarding the terms and conditions set forth in the draft of the proposed merger agreement.

      On November 7, 2005, Advisor A, whom La Quinta had previously considered as a potential financial advisor to La Quinta in the sale process and whom we had authorized Participant C to utilize in connection with Participant C’s analysis of a potential acquisition of La Quinta, contacted us to indicate that it had been in contact with a financial buyer, who, together with another financial buyer, could potentially have an interest in a transaction with La Quinta. In light of Advisor A’s prior knowledge of the process over the past month, our management reiterated that we were actively engaged in the process, as well as the guiding principles that the boards had instructed management to follow in the process, including: (i) maximizing stockholder value, (ii) continuing to maintain strict confidentiality, and (iii) in the event a potential transaction is pursued, maximizing certainty of closing the transaction. Advisor A did not make an offer to us at any price on behalf of the financial buyers, or indicate that the financial buyers would make an offer or that they desired to conduct due diligence. Advisor A then discussed other matters with us unrelated to any potential interest on the part of the financial buyers in pursuing a transaction with La Quinta.

      On November 8, 2005, our boards held a special meeting in which our management, Morgan Stanley and Goodwin Procter participated, to consider the merger agreement and the transactions contemplated by the merger agreement. At this meeting, management summarized the discussion that we had on November 7, 2005 with Advisor A. The boards considered the telephone call made to management by Advisor A, including Advisor A’s prior knowledge of the process, the historical interest of either of these financial buyers in lodging properties such as La Quinta and the likelihood that either or both of these financial buyers would devote sufficient resources to, or proceed in a diligent manner with, a potential transaction with La Quinta at an attractive price. The boards, in consultation with management and Morgan Stanley, concluded that it was unlikely that these financial buyers would submit a competitive proposal to acquire La Quinta. Morgan Stanley also indicated that there was a significant risk of losing Blackstone’s offer if La Quinta delayed the process. At this meeting, legal counsel made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized the terms of the proposed definitive merger agreement and other documentation, including the merger consideration, closing conditions, termination rights and guarantee. Representatives of Morgan Stanley then discussed with the boards the terms of the mergers and certain methods of valuation and financial analysis. Management provided the boards with a presentation concerning methods of valuation used in allocating value to the shares of LQ Corporation common stock and LQ Properties Class B common stock, each of which constitutes a portion of a paired share. The boards discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The boards determined that they wanted additional time to consider the transactions and related matters set forth in the merger agreement and therefore recessed the meeting until the morning of November 9, 2005.

      On the morning of November 9, 2005, the boards reconvened the special meeting commenced the night before. Morgan Stanley delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated November 9, 2005) to the boards to the effect that, as of November 9, 2005 and subject to the limitations, qualifications and assumptions contained in the opinion, the consideration to be received by the holders of paired shares pursuant to the merger agreement was fair from a financial point of view to such holders. Based on the deliberations regarding the merger agreement and the boards’ review of the merger agreement, the boards, by unanimous action, approved and declared advisable the merger agreement and the mergers and resolved to recommend that the holders of LQ Corporation common stock and LQ Properties Class B common stock adopt the merger agreement. Certain of the factors considered by the boards are described in more detail under the heading “Reasons for the Mergers.”

      Following the November 9 meeting of the boards, the parties executed the definitive merger agreement and issued a joint press release announcing the execution of the merger agreement.

Reasons for the Mergers

      After careful consideration, the boards of directors of LQ Corporation and LQ Properties, by unanimous vote, have determined the respective mergers, the merger agreement and the transactions contemplated by the merger agreement advisable, fair to and in the best interests of LQ Corporation and LQ Properties, respectively, and their respective stockholders. In the course of reaching its decision to approve and adopt the merger agreement, the mergers and the transactions contemplated by the merger agreement, LQ Corporation’s board of directors and LQ Properties’ board of directors each consulted with senior management and La Quinta’s financial and legal advisors and considered a number of factors, including the following:

•	the current and historical market prices of our paired shares, including the market price of our paired shares relative to the market prices of common stock of other industry participants and general market indices, and the fact that the cash merger price of $11.25 per share represents a 37% premium over the closing price on November 8, 2005, the last trading day before we announced the mergers;

•	our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the potential value that might result from other alternatives available to the us, including the alternative of remaining a stand-alone, independent company, as well as the risks, costs and uncertainties associated with those alternatives;

•	the difficulty that we have had, and expected to continue to have, in competing with private equity buyers in the pursuit of acquisitions to implement our growth strategy;

•	the lodging industry cycle including the high multiples currently placed on the securities of publicly traded lodging companies and the fact that compression of those multiples could deleteriously affect our paired share price notwithstanding success that we may achieve in pursuing our strategic plan;

•	the current strength in the debt and equity capital markets and the relationship of this strength and the current lodging industry cycle to the prices at which lodging companies and properties have been sold recently;

•	Blackstone’s proven track record in successfully completing substantial public company acquisitions in the lodging industry and the fact that Blackstone is one of the largest owners and operators of hotels in the U.S.;

•	the efforts made by us and our advisors to negotiate and execute a merger agreement favorable to us and our stockholders which has no financing condition and provides for a guarantee by Blackstone Real Estate Partners IV L.P. of up to $275 million;

•	the financial and other terms and conditions of the merger agreement as reviewed by each of our boards of directors with our financial and legal advisors (see “The Merger Agreement”) and the fact that they were the product of arm’s-length negotiations between the parties;

•	the financial presentation of Morgan Stanley, including its opinion, to the effect that, as of November 9, 2005 and based upon and subject to the assumptions, qualifications and limitations stated in the opinion, the $11.25 per paired share merger consideration to be received by the holders of paired shares pursuant to the merger agreement was fair from a financial point of view to such holders (see “The Merger — Opinion of Morgan Stanley & Co. Incorporated”);

•	the fact that LQ Corporation common stock and LQ Properties Class B common stock are paired and trade together as a single unit, may not be traded separate and apart from each other and represent the entire direct and indirect common stock ownership in La Quinta as a combined enterprise;

•	the fact that the merger consideration is all cash, so that the transaction allows our stockholders to realize immediately a fair value, in cash, for their investment;

•	the fact that an all cash transaction would be taxable to the holders of paired shares for U.S. federal income tax purposes;

•	the fact that we could in certain circumstances terminate the merger agreement, prior to the requisite vote of the LQ Corporation stockholders, in order to approve a transaction proposal by a third party on terms more favorable to the holders of LQ Corporation common stock and LQ Properties class B common stock than the mergers with LQ Corporation MergerCo and LQ Properties MergerCo, after having given Parent the opportunity to match the third party proposal, upon the payment to Parent of a $75 million termination fee and up to $5 million in termination expenses (see “The Merger Agreement — Termination” and “The Merger Agreement-Fees and Expenses”);

•	the fact that La Quinta’s stockholders will not participate in any future earnings or growth of La Quinta and will not benefit from any appreciation in value of La Quinta;

•	the risks and costs to us if the mergers do not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the possibility that the $75 million termination fee and up to $5 million in termination expenses payable by us to the Parent under certain circumstances might discourage third parties from making competing proposals to acquire us;

•	the fact that the Parent agreed that LQ Properties would publish and deliver certain notices to call for redemption LQ Properties’ Series A preferred stock so that holders of this preferred stock would not be subject to the risks associated with an equity interest in a company with a significantly different balance sheet from LQ Properties, and that the applicable redemption price, if not earlier paid to holders of our Series A Preferred Stock, will be placed in a paying agent account prior to the effective time of the mergers;

•	the fact that we cannot seek specific performance or require Parent, LQ Corporation MergerCo or LQ Properties MergerCo to complete the mergers, and our exclusive remedy for the failure of Parent, LQ Corporation MergerCo or LQ Properties MergerCo to complete the mergers is to seek damages up to the amount of the $275 million guarantee of Blackstone Real Estate Partners IV L.P.;

•	the interests of our officers and directors in the mergers (see “The Mergers — Interests of the Company’s Directors and Executive Officers in the Merger”); and

•	the restrictions on the conduct of our business prior to the completion of the mergers, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers.

      The foregoing discussion summarizes the material factors considered by LQ Corporation’s board of directors and LQ Properties’ board of directors in their considerations of the mergers, including factors that support the mergers as well as those that may weigh against it. In view of the wide variety of factors considered by the boards, LQ Corporation’s board and LQ Properties’ board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. LQ Corporation’s board and LQ Properties’ board approved and recommend the LQ Corporation merger and the LQ Properties merger, respectively, based upon the totality of the information presented to and considered by it.

Recommendation of the Boards of Directors

LQ Corporation

      After careful consideration, LQ Corporation’s board of directors, by unanimous vote:

•	has determined that the LQ Corporation merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LQ Corporation and its stockholders;

•	has approved the LQ Corporation merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that LQ Corporation’s stockholders vote “FOR” the adoption of the merger agreement.

LQ Properties

      After careful consideration, LQ Properties’ board of directors, by unanimous vote:

•	has determined that the LQ Properties merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of LQ Properties and its stockholders;

•	has approved the LQ Properties merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that LQ Corporation, as the sole stockholder of LQ Properties voting class A common stock, vote “FOR” the adoption of the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated

      La Quinta retained Morgan Stanley to render a financial opinion in connection with the acquisition based on Morgan Stanley’s qualifications, experience and reputation. On November 9, 2005, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing, to the companies’ boards of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of the paired shares pursuant to the merger agreement was fair from a financial point of view to such holders.

      THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION, DATED AS OF NOVEMBER 9, 2005, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY’S OPINION IS DIRECTED TO OUR BOARDS OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF OUR PAIRED SHARES PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS OR CONSTITUTE A RECOMMENDATION TO ANY LA QUINTA STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information about us;

•	reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management;

•	reviewed certain financial forecasts prepared by our management;

•	reviewed our reported prices and trading activity for our paired shares;

•	compared our financial performance and the prices and trading activity of our paired shares with that of certain other publicly-traded companies comparable with us and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among our representatives and Blackstone and their financial and legal advisors;

•	reviewed the merger agreement, the commitment letters in the form of the drafts dated November 9, 2005 relating to the financing to be obtained by Blackstone for the mergers, the Amended and Restated Credit Agreement, dated as of November 12, 2003, by and among La Quinta and the various lenders and other parties thereto and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

      In delivering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by La Quinta for the purposes of the opinion. With respect to the financial forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of La Quinta. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the requisite consents will be obtained in connection with the debt offers, the credit agreement will be terminated in accordance with the terms set forth in the merger agreement and Blackstone will obtain financing in accordance with the terms set forth in the commitment letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of La Quinta and our legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of La Quinta, nor was it furnished with any such appraisals. Morgan Stanley expresses no opinion as to the allocation of the consideration between the common stock of LQ Corporation and the class B common stock of LQ Properties. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, November 9, 2005. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

      The following is a summary of certain analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated November 9, 2005. Although each analysis was provided to the La Quinta boards, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Stock Price Trading Analysis

      Using the closing price for La Quinta’s paired shares on the NYSE, Morgan Stanley reviewed the closing prices over a 12-month period ending November 7, 2005. Morgan Stanley noted that the trading range per paired share for La Quinta over the period examined was between $7.81 and $9.69.

Comparable Companies Analysis

      Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded lodging companies that share some characteristics with La Quinta. Morgan Stanley analyzed the following companies:

•	Equity Inns, Inc.

•	FelCor Lodging Trust, Inc.

•	Hilton Hotels Corporation

•	Innkeepers USA Trust

•	Marriott International, Inc.

•	MeriStar Hospitality Corporation

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Strategic Hotel Capital, Inc.

•	Sunstone Hotel Investors, Inc.

      Morgan Stanley reviewed financial information including the ratios of aggregate value to forecasted calendar year 2005 and 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. For the comparable companies, the forecasted EBITDA for 2005 and 2006 were based on a compilation of publicly available projections by equity research analysts. The tables below summarize these analyses as of November 7, 2005:

Comparable Companies	Low	High	Mean	Median

Aggregate Value to Forecasted 2005 EBITDA	10.1x	14.2x	12.4x	12.4x

Aggregate Value to Forecasted 2006 EBITDA	9.1x	11.8x	10.8x	11.3x

      Based upon Morgan Stanley’s review of the multiples of the comparable companies, as well as the comparability of their assets and businesses to those of La Quinta, and basing La Quinta’s forecasted EBITDA for 2005 and 2006 on a compilation of publicly available projections by equity research analysts, Morgan Stanley applied a range of multiples to La Quinta’s corresponding financial statistics to arrive at a range of per paired share equity values for La Quinta. The selected range incorporated data that limited service lodging companies have historically traded at a relative discount to full-service lodging companies, many of which full-service lodging companies are included in the comparable group of companies.

		Implied Value Per
		Paired Share

	Selected Range	Low	High

Aggregate Value to Forecasted 2005 EBITDA	10.0x — 12.0x	$8.03	$10.34

Aggregate Value to Forecasted 2006 EBITDA	9.0x — 11.0x	$7.89	$10.42

      Using this methodology, Morgan Stanley observed that the implied value per paired share ranged from $7.89 to $10.42. No company considered in the foregoing analysis is identical to La Quinta. In evaluating comparable lodging companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of La Quinta, such as the impact of competition on La Quinta and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of La Quinta or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

      Morgan Stanley performed a discounted cash flow analysis for La Quinta based upon the continuing operations of La Quinta, pursuant to the financial projections provided by the management of La Quinta through 2011, as adjusted by Morgan Stanley to reflect conversations with management. Morgan Stanley calculated unlevered free cash flows through 2010, defined as cash flow from operations plus after-tax interest expense less capital expenditures. Morgan Stanley calculated a range of terminal values by applying a range of multiples from 8.5x to 9.5x to next 12 months EBITDA less a 2% closing cost. This range of multiples was derived from a review of historical trading multiples for certain lodging companies. The cash flow streams and terminal values were then discounted back to December 31, 2005 using an estimated range of the weighted average cost of capital for La Quinta of 8.5% to 11.5%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable lodging companies, estimates by a Morgan Stanley equity research analyst, expected total return of comparable lodging companies and observed private market discount rates. Morgan Stanley performed its analysis without including any assumed operational benefits from the transaction. The results of this analysis, estimated as of December 31, 2005, are summarized in the table below.

	Terminal Next 12 Months
Estimated Value Per Paired Share	EBITDA Multiple

	8.50x	9.00x	9.50x

Assuming 8.5% Discount Rate	$10.35	$11.06	$11.78

Assuming 9.5% Discount Rate	$9.73	$10.42	$11.10

Assuming 10.5% Discount Rate	$9.15	$9.80	$10.46

Assuming 11.5% Discount Rate	$8.60	$9.22	$9.85

      Using this methodology, Morgan Stanley observed that the implied value per paired share ranged from $8.60 to $11.78.

Private Buyer Analysis

      Morgan Stanley performed a second discounted cash flow analysis for La Quinta assuming a purchase of La Quinta by a private buyer in a leveraged buyout. Morgan Stanley utilized the financial projections provided by the management of La Quinta, as adjusted by Morgan Stanley to reflect conversations with management, assuming a discontinuation of property development, given the likelihood that a private buyer would choose to reduce its ongoing capital requirements. Morgan Stanley utilized management projections through 2011 and then calculated a terminal value using a range of multiples from 8.5x to 9.5x on forward EBITDA less a 2% closing cost. Morgan Stanley calculated cash flows through 2010, defined as EBITDA less capital expenditures. Then, to arrive at cash flows to equity, Morgan Stanley subtracted from unlevered free cash flows an interest expense calculated assuming that the private buyer could borrow interest only, floating rate debt equal to 86% of the total acquisition cost at the rate of LIBOR plus 225 basis points. Morgan Stanley performed its analysis assuming the private buyer could achieve operational cost savings equal to $25 million of general and administrative expenses for La Quinta annually (50% of which would be recognized in 2006, 100% thereafter) growing at 2.5% per annum. Other assumptions included $100 million in pre-funded deferred capital expenditures and transaction costs of $165 million, which included an estimated cost to tender for La Quinta’s public bonds.

      The cash flow streams and terminal values were then discounted to December 31, 2005 using an estimated range of the equity discount rates of 18% to 22%, which range was based on the estimated required returns on equity for leveraged buyers. The results of this analysis are summarized in the table below:

	Terminal Next 12 Months
Estimated Value Per Paired Share	EBITDA Multiple

	8.50x	9.00x	9.50x

Assuming 18.0% Discount Rate	$10.86	$11.40	$12.03

Assuming 19.0% Discount Rate	$10.74	$11.32	$11.90

Assuming 20.0% Discount Rate	$10.63	$11.20	$11.77

Assuming 21.0% Discount Rate	$10.51	$11.08	$11.64

Assuming 22.0% Discount Rate	$10.39	$10.95	$11.51

      Using this methodology, Morgan Stanley observed that the implied value per paired share ranged from $10.39 to $12.03.

Precedent Transaction Analysis

      Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in the lodging sector with aggregate values greater than $750 million. The Tier I transactions listed below are comprised of the most recent transactions that share several characteristics with the contemplated mergers involving La Quinta. The Tier II transactions listed below are comprised of other transactions in the lodging sector since 1996.

Tier 1 Transactions

Acquiree	Acquiror

Wyndham International	Blackstone Group, LP
Boca Resorts	Blackstone Group, LP
Prime Hospitality Corp.	Blackstone Group, LP
Extended Stay America Inc.	Blackstone Group, LP

Tier 2 Transactions

Acquiree	Acquiror

John Q. Hammons Hotels	JQH Acquisition LLC
KSL Recreation Corp.	CNL Hospitality Inc.
Promus Hotel Corp.	Hilton Hotels Corp.
Red Roof Inns, Inc.	Accor, S.A.
Sunstone Hotel Investors	SHP Acquisition, LLC
Bristol Hotel Co.	FelCor Suite Hotels, Inc.
La Quinta Inns, Inc.	Meditrust Cos.
Interstate Hotels Company	Patriot American Hospitality
Promus Hotel Corp.	Doubletree Corp.
Red Lion Hotels	Doubletree Corp.

      Morgan Stanley reviewed each of the above transactions to determine the premium offered by the acquiror to the acquiree’s stockholders relative to the average closing share price for the ten trading days ending five days prior to the announcement date (the “unaffected price”) and the premium offered by the acquiror to the acquiree’s 52-week high. Based on this analysis, Morgan Stanley selected a range of premiums of 20% to 35% to the unaffected price and a range of premiums of 0% to 20% to the 52-week high for purposes of determining a valuation for La Quinta’s paired shares. Applying the premium to unaffected range to La Quinta’s unaffected paired share price of $8.08 produced an implied value per paired share between $9.70 and $10.91. Applying the premium to 52-week high range to La Quinta’s 52-week high of $9.69 produced an implied value per paired share between $9.69 and $11.63.

      No transaction utilized in the analysis of selected precedent transactions is identical to the acquisition asset type, business model, in timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteris-

tics of La Quinta and other factors that would affect the acquisition value of companies to which we are being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of La Quinta, such as the impact of competition on La Quinta and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of La Quinta or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

Net Asset Valuation

      To determine the net asset value per paired share, Morgan Stanley applied a range of values between $55,000 – $65,000 and $45,000 – $55,000 per room to the total room count of the La Quinta and Baymont assets, excluding assets in discontinued operations, respectively. Morgan Stanley selected the range of values per room based upon precedent corporate lodging acquisitions, industry research on limited service hotel valuations, as well as La Quinta’s publicly disclosed replacement costs for our La Quinta and Baymont assets. The franchise company was valued based on 11.0x franchise EBITDA (as estimated by Morgan Stanley), non-lodging assets were valued at a 7.75% capitalization rate, non-La Quinta and non-Baymont lodging assets were valued at an average of $60,000 per key and discontinued operations assets were valued at current marketing values. The total resulting aggregate value after taking into account net working capital ranged from approximately $2.8 to $3.2 billion. La Quinta’s marked-to-market net debt balance of $628 million and preferred equity balance of $200 million were subtracted from the aggregate value. The net result was a total equity value ranging from approximately $1.9 to $2.4 billion. The net asset value per paired share was calculated by dividing the total equity value by the number of paired shares on a fully diluted basis. This analysis indicated a net asset value range of between $9.33 and $11.37 per paired share.

Equity Research Estimates and Targets

      Morgan Stanley examined the most recent publicly available equity research target prices from financial institutions that cover La Quinta. The results of these observations are summarized in the table below.

Wall Street Price Targets	Low	High	Mean	Median

Price Target	$9.00	$11.00	$10.00	$10.00

      Using this methodology, Morgan Stanley observed that price targets per paired share ranged from $9.00 to $11.00.

      In connection with the review of the acquisition of La Quinta, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of La Quinta.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of La Quinta. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of the paired shares pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated November 9, 2005 to La Quinta’s boards of directors. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which the paired shares might actually trade.

      Although Morgan Stanley evaluated the fairness of the consideration to be received by the holders of the paired shares pursuant to the merger agreement from a financial point of view, the consideration itself was determined by La Quinta and Blackstone through arm’s-length negotiations. La Quinta did not provide specific instructions to, or place any limitations on, Morgan Stanley with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

      In addition, as described above, Morgan Stanley’s opinion and presentation to La Quinta’s boards of directors was one of many factors taken into consideration by the boards in making their determination to recommend the adoption of the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the boards or the view of the management of La Quinta with respect to the value of La Quinta or of whether the boards would have been willing to agree to different consideration.

      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to La Quinta, including acting as sole bookrunner on a follow-on offering of La Quinta’s paired shares in November 2003 and joint-lead manager on an unsecured debt offering in August 2004, and providing a $20,000,000 commitment to La Quinta’s current credit facility. Morgan Stanley and its affiliates have received aggregate fees of $4,855,000 for the rendering of these services. Morgan Stanley and its affiliates have also provided financial advisory and financing services to affiliates of Blackstone in the past and has received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with La Quinta in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Blackstone. Furthermore, Morgan Stanley may in the future provide financial advisory and financing services to Blackstone, for which it expects to receive customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of La Quinta for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

      Pursuant to an engagement letter between La Quinta and Morgan Stanley, La Quinta has agreed to pay to Morgan Stanley up to $10,600,000, which is contingent upon completion of the mergers, and to reimburse Morgan Stanley for its expenses incurred in performing its services. La Quinta anticipates that Morgan Stanley will serve as a dealer-manager for the debt tender offers in connection with the mergers for which La Quinta expects to pay Morgan Stanley approximately $500,000 for its services.

      Furthermore, La Quinta has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Financing

      In connection with the mergers, Parent will cause approximately $2.34 billion in cash to be paid to our stockholders and holders of stock options and restricted and deferred stock units. In addition, at or prior to the effective time of the mergers, if not previously redeemed, the aggregate redemption price for the Series A preferred stock will be deposited in trust in accordance with the terms of the certificate of designations of the Series A preferred stock by or on behalf of Parent for payment of the Series A preferred stock redemption price, our credit agreement will be repaid, and we expect all or substantially all of LQ Properties’ outstanding notes will be repurchased or, as applicable, redeemed and paid for or satisfied and discharged. LQ Properties currently has $200 million of Series A preferred stock outstanding, no amounts outstanding other than approximately $16.5 million of letters of credit under its credit agreement, and LQ Properties currently has approximately $809.6 million aggregate principal amount of notes outstanding.

      LQ Properties has agreed to use its reasonable best efforts to commence, prior to the effective time of the mergers, tender offers and consent solicitations relating to all of the outstanding aggregate principal amount of LQ Properties’ (i) 8–7/8% senior notes due March 15, 2011, (ii) 7% senior notes due August 15, 2012, (iii) 7% notes due August 15, 2007, (iv) 7.27% medium term notes due February 26, 2007, and (v) 7.33% medium term notes due April 1, 2008.

      In addition, LQ Properties has agreed to use its reasonable best efforts to redeem all of the outstanding (i) 7.30% medium term notes due January 16, 2006, (ii) 8.25% medium term notes due September 15, 2015, (iii) 8.625% medium term notes due August 17, 2015 and (iv) 7.82% notes due September 10, 2026, all in accordance with the terms of such securities and the related indentures. In the event LQ Properties is unable to arrange for the redemption of these notes, they will become subject to tender offers and consent solicitations as well unless such obligations are otherwise satisfied and discharged in accordance with their terms. See “The Merger Agreement — Debt Tender Offers, Debt Redemptions and Consent Solicitations” and “The Merger Agreement — Conditions to the Mergers.”

      The payments to our stockholders, the holders of stock options, deferred stock units and restricted stock units, LQ Properties Series A preferred stockholders and the holders of our debt, which is being redeemed or repurchased or satisfied and discharged, are all expected to be funded by a combination of equity contributions to Parent by affiliates of The Blackstone Group and debt financing. It is expected that Blackstone Real Estate Partners IV L.P. will contribute approximately $500 million of equity to Parent and the remaining funds necessary to consummate the mergers upon the terms contemplated by the merger agreement will be obtained through Parent’s debt financing. In connection with the execution of the merger agreement, Parent obtained a debt commitment letter from Bank of America, N.A., Merrill Lynch Mortgage Lending, Inc. and Bear Stearns Commercial Mortgage, Inc. (collectively, the “lenders”) providing for up to $2.96 billion of debt financing, subject to the satisfaction of the conditions contained in the debt commitment letter.

      The debt commitment terminates on May 9, 2006 and is conditioned on the mergers being consummated and other customary conditions. The lenders have the right to terminate the debt commitment under certain circumstances, including:

•	the occurrence of a “market MAC” for at least three consecutive business days (or the occurrence of a “market MAC” on the proposed closing date of the mergers provided that such event is continuing), provided that, at the borrower’s option, the lenders must waive termination in return for an increase in interest of (i) 0.50% if the borrower receives the lenders’ termination notice on or before February 9, 2006 or (ii) 0.70% if the borrower receives the lenders’ termination notice after February 9, 2006 if the borrower exercises such option within 48 hours of the lenders’ notification of their intent to terminate (or on the proposed closing date if the “market MAC” occurs on such date); or

•	if Parent is entitled to terminate the merger agreement as a result of a breach of certain representations and warranties made by La Quinta or any other section of the merger agreement relating to a material adverse effect. See “The Merger Agreement — Termination.”

      For purposes of the debt commitment letter, “market MAC” means:

•	any general suspension of trading in, or limitation on prices for, securities on the NYSE or the American Stock Exchange for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days;

•	the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after November 9, 2005, including, without limitation, any acts of terrorism, domestic or foreign or the responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

•	any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York for a period of three or more consecutive business days in a manner that prevents the lenders from providing the loan.

      The funds to be borrowed pursuant to the debt commitment letter are to be secured by, among other things, first priority mortgage liens on substantially all of the properties of La Quinta and its subsidiaries, assignment of all leases and rents attributable to such properties, and perfected first priority security interests in all personal property, the cash management account and other reserves and escrows for such properties. The financing will be non-recourse, subject to customary exceptions.

      The merger agreement does not contain a financing condition or a “market MAC” condition. Under the terms of the merger agreement, Parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event any portion of Parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Parent is obligated to keep us reasonably informed of the status of its efforts to arrange its debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. Parent must consult with us before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter. If such amendment would or would reasonably be expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by the merger agreement, Parent must first obtain our written consent. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Parent.

Guarantee; Remedies

      In connection with the merger agreement, Blackstone Real Estate Partners IV L.P. has agreed to guarantee the due and punctual observance, performance and discharge of all of the payment obligations and liabilities of Parent, LQ Corporation MergerCo and LQ Properties MergerCo under the merger agreement, up to a maximum amount of $275 million. The guarantee will terminate on the earlier of the effective time of the mergers or November 9, 2007.

      We cannot seek specific performance to require Parent, LQ Corporation MergerCo or LQ Properties MergerCo to complete the mergers, and our exclusive remedy for the failure of Parent, LQ Corporation MergerCo or LQ Properties MergerCo to complete the mergers is to seek damages up to the amount of the $275 million guarantee.

Interests of the Company’s Directors and Executive Officers in the Mergers

Stock Options, Restricted Stock Awards and Restricted Stock Units

      As of the record date, there were approximately [          ] paired shares of La Quinta common stock subject to stock options granted to La Quinta executive officers and directors under its stock option plans. The merger agreement provides that all outstanding La Quinta stock options issued pursuant to La Quinta’s stock option plans will become fully vested and will be “cashed out” and canceled in connection with the completion of the mergers.

      At the effective time of the mergers, each option holder will receive an amount in cash, less applicable withholding taxes, equal to the product of:

•	the number of paired shares issuable upon exercise of such option, and

•	the excess, if any, of $11.25 per paired share over the exercise price per paired share provided for in such option.

      Under the terms of the merger agreement, each restricted stock award granted under the La Quinta stock option plans will vest upon adoption of the merger agreement, and the restrictions associated with each restricted stock award will be deemed waived.

      Under the terms of the merger agreement, each holder of deferred stock units or restricted stock units granted under the La Quinta stock option plans that are outstanding immediately prior to the effective time of the mergers, will receive a cash payment, less applicable withholding taxes, in an amount equal to the product of:

•	the number of stock units, and

•	$11.25 per paired share, at such time as required under the terms of the award agreement underlying the stock units.

      The following table summarizes the exercisable and unexercisable options with exercise prices of less than $11.25 per paired share (options with exercise prices in excess of $11.25 per share are not included because they will be canceled for no consideration), the unvested restricted stock awards, the vested and unvested deferred stock units and restricted stock units held by each of La Quinta’s executive officers and directors as of November 21, 2005, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the options, restricted stock awards, deferred stock units and restricted stock units that each of them holds:

	No. of Shares
	Underlying	No. of Outstanding	Weighted Average
	Exercisable and	Shares of Restricted	Exercise Price of
	Unexercisable	Stock and Deferred	Exercisable and
	Options with a Price	Stock Units and	Unexercisable	Resulting
	Under $11.25	Restricted Stock Units	Options*	Consideration

William C. Baker	135,000		$4.46	$916,313

Clive D. Bode	60,000		$5.90	$321,000

William G. Byrnes	135,000	13,592	$4.46	$1,069,223

Francis W. Cash	4,400,000	914,000	$5.70	$34,696,940

James P. Conn	135,000	13,592	$4.46	$1,069,223

John C. Cushman, III	135,000	6,463	$4.46	$989,021

Terrell B. Jones	30,000	6,881	$7.35	$194,411

David L. Rea	800,000	259,000	$4.99	$7,924,750

Wayne B. Goldberg	252,500	110,500	$5.62	$2,664,950

Rufus K. Schriber	217,000	66,500	$5.15	$2,072,885

Steven A. Schumm	140,000	50,000	$9.57	$797,700

A. Brent Spaeth	160,750	91,500	$5.25	$1,994,323

Alan L. Tallis	502,875	120,000	$4.43	$4,777,975

Noel E. Ferguson	67,500	40,000	$7.76	$685,375

Sandra K. Michel	254,500	101,500	$5.39	$2,632,385

A. John Novak	229,500	101,500	$5.17	$2,538,135

*	The weighted average exercise prices have been rounded to the nearest one-hundredth.

Employment Agreements

      The mergers will represent a change in control under the La Quinta stock option plans, as well as under the employment agreements between LQ Corporation and each member of La Quinta’s executive committee. Various change in control payments could be triggered as a result of this transaction.

      Under the employment agreement with each of Francis W. Cash, David L. Rea, Wayne A. Goldberg, Rufus K. Schriber, Steven A. Schumm, A. Brent Spaeth, Alan L. Tallis, Noel E. Ferguson, Sandra K. Michel and A. John Novak, if a change in control (which would include the completion of the mergers) occurs and within two years thereafter the executive officer’s employment is terminated involuntarily, or, in the case of Mr. Cash and Mr. Rea, voluntarily, by the executive officer under certain circumstances, we will pay an amount equal to two times (three times for Messrs. Cash, Rea and Tallis) the greater of (i) the average of his or her annual base salary of the three fiscal years preceding the change in control or (ii) his or her then current base salary, plus two times (three times for Messrs. Cash, Rea and Tallis) the greater of (A) the average of his or her cash bonuses paid with respect to the last two fiscal years preceding the change in control or (B) his or her base target annual bonus. La Quinta will also pay the executive his or her full base salary through the termination date, as well as an amount equal to the pro rata amount of the base target bonus and provide outplacement assistance. In addition, each of Mr. Cash and Mr. Rea may elect, within 120 days following his termination after a change in control, to have La Quinta purchase his house at its then current appraised market value. We will also provide insurance benefits (medical, dental, life and disability) for the executive officer for two years (three years for Messrs. Cash, Rea and Tallis) following the termination. In addition, we will provide each executive officer with a tax gross-up payment to eliminate, on a net-after-tax basis, any costs that the executive officer would otherwise have incurred as a result of any excise taxes to which the executive officer may be subject by reason of the executive officer’s receipt of any payment under the executive officer’s employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

      The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount following a change in control (assuming for illustrative purposes a termination date of February 28, 2006 and utilizing current base salaries and the greater of (i) his or her target bonus and (ii) the average of his or her bonuses paid for calendar years 2003 and 2004). Each executive officer will also be entitled to a pro rata target annual bonus for the year of termination in the event he or she becomes entitled to severance payments under the terms of his or her employment agreement.

Amount of Potential Cash
Executive Officer	Severance Payment

Francis W. Cash	$6,720,000

David L. Rea	$2,815,038

Wayne B. Goldberg	$1,141,088

Rufus K. Schriber	$1,345,636

Steven A. Schumm	$1,225,000

A. Brent Spaeth	$1,050,000

Alan L. Tallis	$1,657,293

Noel E. Ferguson	$750,000

Sandra K. Michel	$992,462

A. John Novak	$1,108,024

Executive Supplemental Retirement Agreement

      Under his executive supplemental retirement agreement, Mr. Cash will become fully vested and entitled to a lump sum supplemental retirement benefit of $8,638,000 upon a change in control, which would include the completion of the mergers. Such amount will be paid in a lump sum within six months following any termination of his employment following a change in control.

Indemnification and Insurance

      The merger agreement provides that, after the effective time of the mergers, Parent, Surviving LQ Corporation and Surviving LQ Properties will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present or former director or officer of La Quinta and La Quinta’s subsidiaries with respect to acts and omissions arising out of, or relating to, their service as a director or officer of La Quinta or La Quinta’s subsidiaries prior to the effective time of the mergers, and, subject to certain conditions, have agreed to pay related reasonable legal fees, costs and expenses incurred by them. The merger agreement also provides that Parent, LQ Corporation MergerCo and LQ Properties MergerCo will cause all existing rights to indemnification or exculpation in favor of La Quinta’s and La Quinta’s subsidiaries’ present and former directors and officers, which are contained in La Quinta’s or La Quinta’s subsidiaries’ charters and bylaws and as in effect on November 9, 2005, to survive the mergers and to continue in full force and effect for a period of six years after the effective time of the mergers, or until such later time until actions commenced within such time have been concluded. Furthermore, from and after the effective time of the mergers, Parent, Surviving LQ Corporation and Surviving LQ Properties have agreed to indemnify and hold harmless the present and former directors and officers of La Quinta and La Quinta’s subsidiaries, as provided in any written indemnification agreement and in any employment agreement between La Quinta and/or one or more of the La Quinta subsidiaries, and any such director or officer, with respect to acts or omissions occurring prior to the effective time of the mergers.

      The merger agreement requires that, prior to the effective time of the mergers, La Quinta will purchase an extended reporting period endorsement under La Quinta’s existing directors’ and officers’ insurance policies which will provide coverage for six years following the effective time of the mergers of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons under La Quinta’s existing policies and with a claims period of six years from the effective time of the mergers, subject to a maximum premium of 300% of La Quinta’s current annual premium (the “maximum premium”). La Quinta has agreed to consult with Parent in connection with purchasing such coverage. If La Quinta is unable to obtain such directors’ and officers’ insurance for an amount less than or equal to the maximum premium, La Quinta is entitled to obtain as much comparable insurance as possible for an amount equal to the maximum premium.

      The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to Parent, Surviving LQ Corporation or Surviving LQ Properties as a result of any consolidation, merger or transfer of all or substantially all of the subject properties and assets.

Material United States Federal Income Tax Consequences

      The following is a general discussion of certain material U.S. federal income tax consequences of the mergers to U.S. holders of La Quinta shares. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

      This discussion assumes that you hold our shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any of the tax consequences to holders of our restricted or deferred stock units.

      This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our shares pursuant to the mergers.

      The receipt of cash in the mergers by U.S. holders of our shares will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our shares will recognize gain or loss with respect to each share in an amount equal to the difference between the amount realized for such share and the U.S. holder’s adjusted tax basis in such share. The amount realized in the mergers by each U.S. holder will be allocated for U.S. federal income tax purposes to the shares of LQ Corporation common stock and the shares of LQ Properties class B common stock held by such U.S. holder in accordance with the relative fair market values of such shares. La Quinta and the other parties to the mergers have agreed to report the fair market value of each share of LQ Corporation common stock as $10.65 and the fair market value of each share of LQ Properties class B common stock as $0.60. There can be no assurance that the Internal Revenue Service will agree with the foregoing values or that such values will be respected for U.S. federal income tax purposes.

      If the holding period in our shares surrendered in the mergers is greater than one year as of the date of the mergers, the gain or loss will be long-term capital gain or loss. If the holding period in our shares surrendered in the mergers is one year or less as of the date of the mergers, the gain or loss will be short-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If you acquired different blocks of our shares at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our shares.

      Under the Code, as a U.S. holder of our shares, you may be subject, under certain circumstances, to information reporting on the cash received in the mergers unless you are a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received in the mergers, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

      The HSR Act and related rules provide that transactions such as the mergers may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. La Quinta and Lodge Holdco I LLC each filed, on November 22, 2005 and November 23, 2005, respectively, a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination was granted by the relevant antitrust authorities on December 5, 2005. Under the merger agreement, LQ Corporation, LQ Properties, Parent, LQ Corporation MergerCo and LQ Properties MergerCo have agreed to use their respective reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the mergers. In addition, LQ Corporation, LQ Properties, Parent, LQ Corporation MergerCo and LQ Properties MergerCo have agreed to use their reasonable best efforts to take whatever action as may be necessary or required by any governmental authority or court to resolve any objections asserted on antitrust grounds with respect to the mergers. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of certificates of merger in Delaware at or before the effective date of the mergers, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the mergers.

Legal Proceedings

      On November 10, 2005, a purported class action and derivative complaint was filed in the District Court of Dallas County, Texas by a plaintiff who is an alleged La Quinta stockholder and styled as Patricia Arthur v. James P. Conn, et. al. (Cause No. 05-11450). The complaint names as defendants LQ Corporation and each member of our boards of directors and alleges, among other things, that our directors breached their fiduciary duties to our stockholders in connection with the mergers. Among other relief, the complaint seeks class action status, injunctive relief from completing the merger, unspecified monetary damages and the payment of attorneys’ fees. We believe the lawsuit is without merit and intend to vigorously defend against it.

THE MERGER AGREEMENT

      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you.

      The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations of the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about La Quinta. The representations, warranties and covenants made by the parties in the merger agreement are qualified and limited, including by information in the schedules referenced in the merger agreement that La Quinta delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material by stockholders. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties should not be relied upon as statements of factual information. Stockholders are not third-party beneficiaries under the merger agreement and therefore may not directly enforce or rely on its terms and conditions and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of LQ Corporation, LQ Properties or their affiliates.

Effective Time

      The effective time of the LQ Corporation merger will occur upon the later of (1) the time that LQ Corporation files a certificate of merger with the Delaware Secretary of State, or (2) a later time agreed to by the parties in such filings but not more than ninety days after the filing date of such certificate of merger. Similarly, the effective time of the LQ Properties merger will occur upon the later of (1) the time that LQ Properties files a certificate of merger with the Delaware Secretary of State, or (2) a later time agreed to by the parties in such filings but not more than ninety days after the filing date of such certificate of merger. It is the intention of the parties that the mergers shall become effective at the same time, and that the certificates of merger filed by LQ Corporation and LQ Properties shall provide for the same effective time. The closing shall occur as promptly as practicable, but no later than the third business day, after all of the conditions set forth in the merger agreement have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the closing), or such other date as the parties may agree.

Structure

      At the effective time of the LQ Corporation merger and the LQ Properties merger, respectively, LQ Corporation MergerCo will merge with and into LQ Corporation and LQ Properties MergerCo will merge with and into LQ Properties. LQ Corporation (“Surviving LQ Corporation”) will survive the LQ Corporation merger and continue to exist after such merger as a subsidiary of Parent, and LQ Properties (“Surviving LQ Properties”) will survive the LQ Properties merger and continue to exist after such merger as a subsidiary of Surviving LQ Corporation. All of the properties, assets, rights, privileges, immunities, powers and purposes, and liabilities of LQ Corporation and LQ Corporation MergerCo’s obligations and penalties, will become those of Surviving LQ Corporation. All of the properties, assets, rights, privileges, immunities, powers and purposes, and liabilities of LQ Properties, and LQ Properties MergerCo’s obligations and penalties, will become those of Surviving LQ Properties. Following the completion of the mergers, La Quinta’s paired common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will no longer be publicly traded.

Treatment of Stock and Options, Restricted Stock Awards and Restricted Stock Units

      Each La Quinta paired share (subject to the exceptions described below), consisting of one share of LQ Corporation common stock and one share of LQ Properties class B common stock, will be converted into the right to receive a total of $11.25 in cash, without interest. The aggregate consideration per paired share is allocated in each merger between each share of LQ Corporation common stock and LQ Properties class B common stock as described below.

LQ Corporation Common Stock

      A share of LQ Corporation common stock constitutes a portion of a paired share. At the effective time of the LQ Corporation merger, each share of LQ Corporation common stock issued and outstanding immediately prior to the effective time of the LQ Corporation merger will automatically be canceled and will cease to exist and will be converted into the right to receive $10.65 (representing a portion of the merger consideration per paired share) in cash, without interest, other than LQ Corporation common stock:

•	held by LQ Corporation (or any of its subsidiaries other than LQ Properties), Parent or any wholly-owned subsidiary of Parent immediately prior to the effective time of the LQ Corporation merger;

•	as to which LQ Corporation’s stockholders who are entitled to and who properly exercise appraisal rights in compliance with Delaware law; and

•	held by LQ Properties, which shall be converted on a one-for-one basis into shares of Surviving LQ Corporation common stock.

LQ Properties Class B Common Stock

      A share of LQ Properties class B common stock constitutes a portion of a paired share. At the effective time of the LQ Properties merger, each share of LQ Properties class B common stock issued and outstanding immediately prior to the effective time of the LQ Properties merger will automatically be canceled and will cease to exist and will be converted into the right to receive $0.60 (representing a portion of the merger consideration per paired share) in cash, without interest, other than LQ Properties class B common stock:

•	held by LQ Properties (or any subsidiary of LQ Corporation), Parent or any wholly-owned subsidiary of Parent immediately prior to the effective time of the LQ Properties merger; and

•	as to which LQ Properties’ stockholders who are entitled to and who properly exercise appraisal rights in compliance with Delaware law.

LQ Properties Class A Common Stock

      At the effective time of the LQ Properties merger, each share of LQ Properties class A common stock (other than specified shares owned by LQ Properties, Parent and their specified subsidiaries) issued and outstanding immediately prior to the effective time of the LQ Properties merger will be converted into the right to receive one fully paid and nonassessable share of common stock of Surviving LQ Properties.

La Quinta Stock Options, Restricted Stock Awards and Restricted and Deferred Stock Units

      At the effective time of the mergers all outstanding stock options issued pursuant to La Quinta’s stock option plans (whether or not then exercisable) will automatically become fully vested. At the effective time of the mergers, upon the surrender and cancellation of the option agreement representing such option, each option holder will receive an amount in cash, less applicable withholding taxes, equal to the product of:

•	the number of La Quinta paired shares issuable upon exercise of such option and

•	the excess, if any, of $11.25 per paired share over the exercise price per paired share provided for in such option.

      No later than the date on which the stockholders adopt the merger agreement, each restricted stock award granted under the La Quinta stock option plans will immediately vest and the restrictions associated with each restricted stock award will be deemed waived.

      Each holder of deferred stock units or restricted stock units (collectively, the “stock units”) granted under the La Quinta stock option plans that are outstanding immediately prior to the effective time of the mergers, will receive a cash payment, less applicable withholding taxes, in an amount equal to the product of:

•	the number of stock units and

•	$11.25 per paired share, at such time as required under the terms of the award agreement underlying the stock units.

      LQ Corporation will take all necessary actions to terminate all of La Quinta’s stock option plans at the effective time of the mergers.

LQ Properties Series A Preferred Stock

      If not previously redeemed and provided that all of the conditions to the mergers set forth in the merger agreement have been satisfied or waived, La Quinta will give certain notices as provided in the terms of the certificate of designations of the Series A preferred stock (and the depositary shares issued in respect thereof) regarding the redemption of all of the outstanding shares of LQ Properties Series A preferred stock (and the depositary shares issued in respect thereof) for the redemption price per share calculated in accordance with the terms of the certificate of designations of the Series A preferred stock (and the depositary shares issued in respect thereof). In addition, if not previously redeemed, at or prior to the effective time of the mergers Parent will deposit or cause to be deposited the aggregate redemption price for the Series A preferred stock in trust at or prior to the effective time of the mergers for disbursement to the holders of Series A preferred stock (and the depositary shares issued in respect thereof) on the redemption date set forth in the applicable notices pursuant to the terms of the certificate of designations of the Series A preferred stock.

No Further Ownership Rights

      After the effective time of the mergers, each of La Quinta’s outstanding stock certificates will represent only the right to receive the merger consideration, except as to those stockholders asserting appraisal rights. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of LQ Corporation common stock or LQ Properties class B common stock represented by that certificate.

Exchange and Payment Procedures

      At the effective time of the mergers, Parent will deposit, or will cause to be deposited, an amount of cash sufficient to pay the merger consideration to each holder of La Quinta paired common stock with the paying agent reasonably acceptable to La Quinta and Parent. Promptly after the effective time of the mergers, the paying agent will mail a letter of transmittal and instructions to you and the other holders of LQ Corporation common stock and LQ Properties class B common stock. The letter of transmittal and instructions will tell you how to surrender your LQ Corporation common stock certificates and your LQ Properties class B common stock certificates in exchange for the merger consideration.

      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

      You will not be entitled to receive the merger consideration until you surrender your La Quinta stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and such other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the paying agent that such stock transfer taxes have been paid or are not applicable.

      No interest will be paid or accrued on the cash payable upon surrender of the certificates. Each of the paying agent, Surviving LQ Corporation, Surviving LQ Properties and Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration or other amounts payable pursuant to the merger agreement.

      At the effective time of the mergers, the stock transfer books of LQ Corporation and LQ Properties will be closed, and there will be no further registration of transfers of shares of LQ Corporation common stock or LQ Properties class B common stock which were outstanding immediately prior to the effective time.

      None of the paying agent, Parent, LQ Corporation MergerCo, LQ Properties MergerCo, Surviving LQ Corporation, Surviving LQ Properties or any of their respective subsidiaries or affiliates will be liable to any person for any La Quinta paired common shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Promptly following the date which is one year after the effective time of the mergers, the paying agent will return all cash in its possession relating to the mergers and its duties will terminate. Holders of certificates thereafter may only look to Surviving LQ Corporation for the payment of the merger consideration.

      If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and, if reasonably required by Parent, to post a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such certificate.

Debt Tender Offers, Debt Redemptions and Consent Solicitations

      LQ Properties will use its reasonable best efforts to commence offers to purchase all of the outstanding aggregate principal amount of LQ Properties’ (i) 8–7/8% senior notes due March 15, 2011, (ii) 7% notes due August 15, 2012, (iii) 7% senior notes due August 15, 2007, (iv) 7.27% medium term notes due February 26, 2007, and (v) 7.33% medium term notes due April 1, 2008. The terms and conditions of the tender offers will be set forth in tender offer documents that will be distributed to the holders of those notes.

      In addition, LQ Properties has agreed to use its reasonable best efforts to redeem all of the outstanding (i) 7.30% medium term notes due January 16, 2006, (ii) 8.25% medium term notes due September 15, 2015, (iii) 8.625% medium term notes due August 17, 2015 and (iv) 7.82% notes due September 10, 2026, all in accordance with the terms of such securities and the related indentures. In the event LQ Properties is unable to arrange for the redemption of these notes, they will become subject to tender offers and consent solicitations as well unless such obligations are otherwise satisfied and discharged in accordance with their terms. Details with respect to any tender offers that may be made for these notes, in the event they are not redeemed, will be set forth in tender offer documents that will be distributed to the holders of the notes.

      In connection with the offers to purchase, LQ Properties will seek the consents of the note holders to amend the indentures governing the notes. The amendments will, among other things, eliminate substantially all of the restrictive covenants contained in the notes and the related indentures (except for certain covenants related to asset sales and change in control offers), as well as certain events of default and modify covenants regarding mergers to permit mergers with limited liability companies and provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions, as well as modify or eliminate certain other provisions contained in the indentures and the notes. Assuming we receive the requisite number of consents from the note holders to amend the indentures and the notes, the amendments with respect to each issue of notes will become operative immediately prior to the mergers, provided all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer upon consummation of the mergers, whereupon the amendments will apply to all such notes remaining outstanding following completion of the applicable tender offer. The proposed terms of the amended indentures and notes will be described in the tender offer documents. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the effective time of the mergers, notes validly tendered pursuant to the tender offers will be accepted for payment.

Certificate of Incorporation and Bylaws

      At the effective time, the amended and restated certificate of incorporation of LQ Corporation will be amended in its entirety as set forth on Exhibit A to the merger agreement, and as so amended, will be the amended and restated certificate of incorporation of Surviving LQ Corporation, and the amended and restated certificate of incorporation of LQ Properties will be amended in its entirety as set forth on Exhibit C to the merger agreement, and as so amended, will be the amended and restated certificate of incorporation of Surviving LQ Properties.

      In addition, at the effective time, the bylaws of LQ Corporation will be amended in its entirety as set forth on Exhibit B to the merger agreement, and as so amended, will be the bylaws of Surviving LQ Corporation. Similarly, at the effective time, the bylaws of LQ Properties will be amended in its entirety as set forth on Exhibit D, and as so amended, will be the bylaws of Surviving LQ Properties.

Directors and Officers

      The directors and officers of LQ Corporation MergerCo immediately prior to the effective time of the LQ Corporation merger will be the initial directors and officers of Surviving LQ Corporation, and the directors and officers of LQ Properties MergerCo immediately prior to the effective time of the LQ Properties Merger will be the initial directors and officers of Surviving LQ Properties.

Representations and Warranties

      La Quinta has made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties contained in the merger agreement, or in the disclosure schedules delivered in connection therewith, relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	the absence of any violation or default under any governmental order or law to which either LQ Corporation or LQ Properties or any of their subsidiaries is subject;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	LQ Corporation’s amended and restated certificate of incorporation and bylaws, LQ Properties’ amended and restated certificate of incorporation and bylaws and the certificate of incorporation and bylaws of each of our subsidiaries;

•	LQ Corporation’s and LQ Properties’ corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	LQ Corporation’s capitalization and LQ Properties’ capitalization;

•	the jurisdictions of organization of our subsidiaries and the absence of any encumbrances on our ownership of the equity interests of such subsidiaries;

•	other entities in which we have made investments;

•	required consents and approvals of governmental entities or other third parties as a result of the mergers;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the mergers;

•	our filings with the Securities and Exchange Commission (the “SEC”) since January 1, 2002, the financial statements contained therein and our Uniform Franchise Offering Circulars;

•	the absence of liabilities, other than as set forth on our September 30, 2005 balance sheet, ordinary course liabilities and liabilities incurred in connection with the merger;

•	the absence of litigation or outstanding court orders against us;

•	the absence of certain changes and events since September 30, 2005;

•	tax matters affecting us;

•	real property owned and leased by us and title to assets, management agreement contracts and franchise agreement contracts;

•	our intellectual property;

•	environmental matters affecting us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	the absence of any undisclosed broker’s fees;

•	receipt by us of a fairness opinion of Morgan Stanley;

•	the approval and recommendation by the boards of directors of LQ Corporation and LQ Properties of the merger agreement, the LQ Corporation merger and LQ Properties merger and the other transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	action taken by the boards of directors of LQ Corporation and LQ Properties to ensure the non-application of Section 203 of the Delaware General Corporation Law and certain provisions of our amended and restated certificates of incorporation to the mergers and other transactions contemplated by the merger agreement;

•	our and our subsidiaries’ material contracts, the absence of any breach or violation or default of any material contract and the absence of interested party transactions that would be required to be reported pursuant to Item 404 of Regulation S-K between the date of our last annual meeting proxy statement and November 9, 2005;

•	our insurance policies; and

•	the absence of any material adverse effect since September 30, 2005.

      For the purposes of the merger agreement, “material adverse effect” means an effect, event, development or change which, individually or in the aggregate with all other effects, events, developments or changes:

•	is or is reasonably likely to become materially adverse to the assets, business, results of operations or financial condition of LQ Corporation, LQ Properties and La Quinta’s subsidiaries taken as a whole; or

•	would reasonably be expected to prevent or materially delay (to a date beyond May 9, 2006) the consummation of the mergers and the other transactions contemplated by the merger agreement or prevent or materially impair or delay the ability of LQ Corporation or LQ Properties to perform their obligations under the merger agreement.

      A “material adverse effect” will not have occurred, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect industries in which LQ Corporation, LQ Properties and their subsidiaries conduct business (except to the extent such effects, events, developments or changes affect LQ Corporation, LQ Properties and their subsidiaries in a materially disproportionate manner as compared to other persons in the industries in which LQ Corporation, LQ Properties and their subsidiaries conduct their business);

•	changes in generally accepted accounting principles;

•	the execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees;

•	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of November 9, 2005 (except to the extent such effects, events, development or changes affect LQ Corporation, LQ Properties and their subsidiaries in a materially disproportionate manner as compared to other persons in the industry in which LQ Corporation, LQ Properties and their subsidiaries conduct their business);

•	earthquakes, hurricanes or other natural disasters (except to the extent such effects, events, developments or changes affect LQ Corporation, LQ Properties and their subsidiaries in a disproportionate manner as compared to other persons in the industry in which LQ Corporation, LQ Properties and their subsidiaries conduct their business that operate in the geographic area affected by such effects, events, developments or changes); or

•	any action taken by LQ Corporation, LQ Properties or their subsidiaries at the request or with the consent of Parent.

      The merger agreement also contains customary representations and warranties made by Parent, LQ Corporation MergerCo and LQ Properties MergerCo that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their proper organization, good standing and corporate power to operate their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the mergers;

•	required consents and approvals of governmental entities or other third parties as a result of the mergers;

•	Parent’s receipt at closing of equity funding and debt proceeds which will provide Parent with the acquisition financing sufficient to complete the mergers and the other transactions contemplated by the merger agreement;

•	the absence of any prior activities of LQ Corporation MergerCo and LQ Properties MergerCo;

•	the absence of responsibility for broker’s fees;

•	the absence of litigation or outstanding court orders against them;

•	the delivery by Parent of the guarantee by an affiliate of Parent; and

•	the fact that immediately prior to the execution and delivery of the merger agreement, neither Parent nor Parent’s affiliates owned voting securities of LQ Corporation or LQ Properties greater than certain percentages.

      The representations and warranties of each of the parties to the merger agreement will expire upon completion of the mergers.

Conduct of Our Business Pending the Mergers

      Under the merger agreement, we have agreed that, subject to certain exceptions, between November 9, 2005 and the completion of the mergers, we and our subsidiaries will:

•	use reasonable best efforts to carry on our respective businesses in the usual, regular and ordinary course, consistent with past practice and conduct our businesses in accordance with applicable laws; and

•	use reasonable best efforts to maintain and preserve intact our present business organizations, preserve our assets and properties in good repair and condition, retain the services of our advisors, managers, officers and employees and preserve our goodwill and relationships with customers, suppliers, licensors and others having business dealings with us and continue existing contracts in effect as of November 9, 2005.

      We also have agreed that during the same time period, subject to certain exceptions or unless Parent gives its written consent, we and our subsidiaries will not among, other things:

•	split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of LQ Corporation, LQ Properties or their subsidiaries, or declare, set aside or pay any dividend or other distribution or adopt a “poison pill” or similar stockholder rights plan, other than (1) dividends paid by LQ Properties to LQ Corporation or any La Quinta subsidiary to LQ Corporation, LQ Properties or any La Quinta subsidiary that is wholly-owned by LQ Corporation, (2) distributions payable to holders of Series A preferred stock pursuant to the terms thereof and (3) the minimum distributions estimated in good faith by LQ Properties to be required in order to permit LQ Properties to continue to qualify as a REIT under the Code;

•	issue, sell, or otherwise subject to any encumbrance, any shares of capital stock of any class or any other securities or equity equivalents of LQ Corporation, LQ Properties or any La Quinta subsidiary or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of such capital stock, or any ownership interest;

•	dispose of or encumber La Quinta assets other than the sale of inventory, the disposition of used or excess equipment, the disposition of La Quinta assets (other than real property) that are not material in the ordinary course of business or the license of certain trademarks other than in the ordinary course of business;

•	dispose of or encumber any real property;

•	acquire any business, material property (other than real property) or assets, other than in the ordinary course of business consistent with past practice, acquire, enter into or extend an option to acquire, or exercise an option to acquire, any real property;

•	repurchase, repay or incur any indebtedness, guarantee or assume any debt other than loans to franchisees and indebtedness in the ordinary course of business consistent with past practice under our credit agreement;

•	pay, discharge, waive, settle or satisfy material claims or liabilities other than in the ordinary course of business consistent with past practice;

•	change our accounting principles or procedures except as required by GAAP;

•	except as required by law, (i) establish or amend any employee benefit plan for the benefit of any director, officer or employee; (ii) increase the compensation payable or the benefits provided to current or former directors, officers or employees; (iii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change in control or severance agreement with, any current or former director, officer or other employee; (iv) loan any money to any current or former director, officer or employee; or (v) grant any equity or equity based awards;

•	amend our organizational documents;

•	adopt a plan of complete or partial liquidation, merger, consolidation, restructuring, recapitalization or reorganization (other than the mergers);

•	settle or compromise any pending or threatened legal action other than for any such pending or threatened legal actions (i) where the amount paid in settlement or compromise does not exceed $500,000 individually or $2,500,000 in the aggregate or (ii) that is brought by any current, former or purported holder of any securities of LQ Corporation or LQ Properties in its capacity as such;

•	amend any term of any outstanding security of LQ Corporation, LQ Properties or any La Quinta subsidiary;

•	amend or modify any material contracts or any interested party transactions, terminate any material contract except in the ordinary course of business consistent with past practice, or enter into any non-compete or other restrictive contracts;

•	make capital expenditures other than those projects agreed to by Parent;

•	commence construction of or enter into any contract to develop or construct any real estate project other than in connection with the continued development of certain sites;

•	enter into any new line of business;

•	change any material method of tax accounting, change or rescind any material tax election, amend in any material manner any tax return or settle any tax claim, other than as required by applicable laws or as necessary to preserve the status of LQ Properties as a REIT under the Internal Revenue Code of 1986, as amended;

•	other than expenditures in the ordinary course of business consistent with past practice, make any expenditure or commitment in connection with any media advertising after spring 2006, increase our liability under, any operating standards, loyalty programs or amenity packages relating to their brands;

•	fail to maintain in full force and effect our existing insurance policies;

•	initiate or consent to any material zoning reclassification of any owned real property or leased property or any material change to any approved site plan or other land use entitlement affecting any owned real property or leased property;

•	effectuate a “mass layoff” or similar triggering event in violation of applicable law;

•	enter into any material contract (other than franchise agreements in the ordinary course of business consistent with past practice) or any interested party transaction;

•	amend or terminate certain telecommunications, networking and information technology contracts; or

•	enter into an agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation of Transactions

      We have agreed that, subject to specified exceptions described below, none of LQ Corporation, LQ Properties or any of La Quinta’s subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate (including by way of furnishing non-public information) any inquiries, offers or proposals relating to an acquisition proposal;

•	participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to us or any of our subsidiaries to, any person relating to an acquisition proposal;

•	withdraw, modify or amend the LQ Corporation board recommendation or the LQ Properties board recommendation in any manner adverse to Parent, LQ Corporation MergerCo or LQ Properties MergerCo;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any agreement in principle, arrangement, understanding or contract relating to an acquisition proposal (except for certain confidentiality agreements as described below).

      For purposes of the merger agreement, “acquisition proposal” means any proposal or offer relating to any:

•	merger, consolidation, share exchange, business combination or similar transaction involving either LQ Corporation or LQ Properties or involving any subsidiaries of La Quinta representing 15% or more of the consolidated assets of LQ Corporation, LQ Properties and La Quinta’s subsidiaries;

•	sale, lease, or other disposition of any assets of LQ Corporation, LQ Properties or the La Quinta subsidiaries representing 15% or more of the consolidated assets of either LQ Corporation or LQ Properties and La Quinta’s subsidiaries;

•	issue, sale or other disposition of securities representing 15% or more of the voting power of the capital stock of either LQ Corporation or LQ Properties;

•	tender offer or exchange offer in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the voting power of the capital stock of either LQ Corporation or LQ Properties;

•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to LQ Corporation or LQ Properties; or

•	any other transaction, or series of transactions, having a similar effect to those described above.

      Prior to the adoption of the merger agreement by the LQ Corporation stockholders, LQ Corporation, LQ Properties, the board of directors of LQ Corporation and the board of directors of LQ Properties, as the case may be, are permitted to furnish non-public information with respect to LQ Corporation, LQ Properties and the La Quinta subsidiaries to the person who made such acquisition proposal, and participate in discussions or negotiations regarding such acquisition proposal in response to the receipt by any of them of an unsolicited bona fide written acquisition proposal, if and only to the extent that:

•	the board of directors of LQ Corporation or the board of directors of LQ Properties, as applicable, determines in good faith, after consultation with its outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of LQ Corporation (in the case of the board of directors of LQ Corporation) or LQ Properties (in the case of the board of directors of LQ Properties) under applicable law;

•	the board of directors of LQ Corporation or the board of directors of LQ Properties, as applicable, determines in good faith, after consultation with its advisors, that such acquisition proposal could reasonably be expected to result in a superior proposal; and

•	we have caused the third party to enter into a confidentiality agreement with us on terms and conditions substantially the same as those contained in the confidentiality agreement that La Quinta signed with an affiliate of Parent, and La Quinta concurrently discloses the same non-public information to Parent if not previously disclosed.

      In addition, prior to the adoption of the merger agreement by the LQ Corporation stockholders at the special meeting, the LQ Corporation board of directors and the LQ Properties board of directors are each permitted to:

•	in response to receipt of an acquisition proposal, approve, endorse or recommend an unsolicited written acquisition proposal and, in connection therewith, withdraw, modify or amend the recommendation of the LQ Corporation board of directors or the recommendation of the LQ Properties board of directors, as applicable, relating to the merger agreement in a manner adverse to Parent, if the LQ Corporation board of directors or the LQ Properties board of directors, as applicable, has determined in good faith, after consultation with its financial advisor, that such acquisition proposal constitutes a superior proposal and has determined in good faith, after consultation with its outside counsel, that such actions are necessary to comply with its fiduciary duties to LQ Corporation’s stockholders (in the case of the board of directors of LQ Corporation) or LQ Properties’ stockholders (in the case of the board of directors of LQ Properties) under applicable laws; and

•	other than in connection with an acquisition proposal, withdraw, modify or amend the recommendation of LQ Corporation’s board of directors or LQ Properties’ board of directors, as applicable, in a manner adverse to Parent if the LQ Corporation board of directors and/or the LQ Properties board of directors, as applicable, determines in good faith, after consultation with its outside counsel, that taking such action is necessary to comply with its fiduciary duties to LQ Corporation’s stockholders (in the case of the board of directors of LQ Corporation) or LQ Properties’ stockholders (in the case of the board of directors of LQ Properties) under applicable laws.

      For purposes of the merger agreement, “superior proposal” means a written acquisition proposal:

•	that relates to more than 50% of the outstanding La Quinta paired common shares or all or substantially all of the assets of La Quinta and La Quinta’s subsidiaries taken as a whole;

•	which the LQ Corporation board of directors and/or the LQ Properties board of directors, as the case may be, determines in good faith, after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the acquisition proposal, is on terms and conditions more favorable from a financial point of view to the stockholders of LQ Corporation (in their capacities as stockholders) (in the case of the LQ Corporation board of directors) or LQ Properties (in the case of the LQ Properties board of directors) than those contemplated by the merger agreement (including any alterations to the merger agreement agreed to in writing by Parent in response to such an acquisition proposal);

•	whose conditions are all reasonably capable of being satisfied without undue delay; and

•	for which financing, to the extent required, is then committed or, in the judgment of the boards of directors of LQ Corporation and LQ Properties, is reasonably likely to be available.

      We have agreed to notify Parent in writing within 48 hours of the receipt by us or any of our subsidiaries of any acquisition proposal or indication by any person considering making an acquisition proposal, or requests for information or requests for discussions or negotiations regarding any acquisition proposal. In our written notice to Parent, we have agreed to provide a copy of such acquisition proposal, indication, inquiry or request, including any modification thereto, and the identity of the third party making the proposal. We have also agreed to keep Parent reasonably informed within 48 hours of the status of such acquisition proposal, indication, inquiry or request and any related communications to or by us or our representatives. Under the merger agreement, we may not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party and shall enforce the provisions of any such agreement.

      We agreed to terminate or cause to be terminated any existing discussions or negotiations involving us, our subsidiaries and our respective representatives with any parties relating to an acquisition proposal. We also agreed not to take any action to exempt any person other than Parent, LQ Corporation MergerCo and LQ Properties MergerCo from the restrictions on “business combinations” set forth in Section 203 of the DGCL, Article Ninth of LQ Corporation’s amended and restated certificate of incorporation or Article Ninth of LQ Properties’ amended and restated certificate of incorporation or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of the merger agreement according to the merger agreement.

Employee Benefits

      Through at least December 31, 2007, Parent has agreed that it will cause Surviving LQ Corporation and Surviving LQ Properties to provide all employees employed by us or our subsidiaries as of the effective time of the mergers (“active employees”) with

•	at least the same level of base salary and cash incentive compensation opportunity, and

•	benefits (other than equity-based compensation and deferred compensation and only as permitted by applicable law) that are no less favorable in the aggregate as those provided to our employees immediately prior to the effective time of the mergers.

      In addition, Parent has agreed:

•	to honor all of our benefit plans (including any severance, change in control and similar agreements) in accordance with their terms;

•	that during the two-year period immediately following the effective time of the mergers, it will provide all active employees who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to them under our severance policy as in effect immediately prior to the effective time of the mergers;

•	to provide each of our active employees with credit for service with us and our affiliates with respect to any of the employee benefit plans established by Parent, Surviving LQ Corporation, Surviving LQ Properties or any of their affiliates under which our active employees may be eligible to participate after the effective time of the mergers, to the same extent as such active employee was entitled to credit for such service under any similar or comparable La Quinta benefit plans (other than for purposes of defined benefit pension accruals), provided that such crediting of service shall not operate to duplicate any benefits;

•	to cause Surviving LQ Corporation and Surviving LQ Properties to honor all obligations that accrued prior to the effective time of the mergers under any supplemental retirement plan and the La Quinta 2005 bonus plans;

•	with respect to the welfare benefit plans sponsored or contributed to by Parent, Surviving LQ Corporation or Surviving LQ Properties in which a La Quinta employee may be eligible to participate on or after the effective time of the mergers, (1) to waive or cause its insurance carrier to waive all limitations as to preexisting and at-work conditions with respect to participation requirements applicable to each employee under any purchaser welfare benefit plan to the same extent waived under a corresponding employee program, and (2) to provide credit to each of La Quinta’s employees for any co-payments, deductibles and out-of-pocket expenses paid by such La Quinta employee under the employee programs during the relevant plan year, up to and including the effective time of the mergers; and

•	that La Quinta or the applicable La Quinta subsidiary may, prior to the effective time of the mergers approve (i) bonuses for active employees participating in the La Quinta 2005 bonus plans,

provided that the aggregate “stretch” bonuses will not exceed $3 million; (ii) an aggregate bonus pool for our general managers and field level employees; and (iii) incentive programs for other active employees (who may also participate in the bonus pool described above), in all such cases, such bonuses to be payable no later than February 17, 2006, but only to the extent that such amounts are accrued on the La Quinta consolidated balance sheet as of December 31, 2005.

Pre-Closing Transactions

      Pursuant to the merger agreement, Parent may request that, immediately prior to the closing, we convert any La Quinta subsidiary organized as a corporation or limited partnership into a limited liability company, sell to one or more affiliates of Parent the equity interests, property or assets owned by La Quinta or its subsidiaries at a price designated by Parent and incorporate or form one or more new subsidiaries, in each case subject to indemnification by Parent, LQ Corporation MergerCo and LQ Properties MergerCo. Any such actions or transactions are contingent upon our receipt of a written notice from Parent confirming that all conditions to the obligations of Parent, LQ Corporation MergerCo and LQ Properties MergerCo under the merger agreement have been satisfied or waived and that Parent, LQ Corporation MergerCo and LQ Properties MergerCo are prepared to proceed immediately with the closing.

Agreement to Take Further Action

      Subject to the terms and conditions of the merger agreement, each of the parties has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including any that are required to be obtained under any applicable law.

      Each party has further agreed to use its reasonable best efforts to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the mergers, to effect all necessary registrations and make and file any filings required under applicable law relating to the mergers, including appropriate filings for the purpose of obtaining antitrust approval for the transactions from the appropriate governmental authorities, and to use its best efforts to cause to be lifted or rescinded any order adversely affecting the ability of the parties to consummate the mergers.

      In the event of the failure to obtain any third party consent described above, we have agreed to use our reasonable best efforts and take such actions as are reasonably requested by Parent to minimize the adverse effect upon us and Parent and our respective businesses resulting from the failure to obtain such consent.

      We have agreed that neither we nor our subsidiaries will pay or commit to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party unless Parent has provided its prior written consent, which Parent will not unreasonably withhold. In addition, none of Parent, LQ Corporation MergerCo or LQ Properties MergerCo or their respective affiliates will be required to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party.

      We have agreed to notify Parent promptly of:

•	any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by the merger agreement,

•	any communication from any governmental authority in connection with the transactions contemplated by the merger agreement,

•	any material legal actions threatened or commenced against or otherwise affecting any of us or our subsidiaries that are related to the transactions contemplated by the merger agreement, or

•	any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause the conditions to the closing of the mergers not to be satisfied.

      Parent has agreed to promptly notify us of:

•	any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by the merger agreement,

•	any communication from any governmental authority in connection with the transactions contemplated by the merger agreement, or

•	any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause the conditions to the closing of the mergers not to be satisfied.

Conditions to the Mergers

      The obligations of the parties to complete the mergers are subject to the following mutual conditions:

•	adoption of the merger agreement by the requisite stockholder votes of LQ Corporation and LQ Properties;

•	the expiration or termination of the waiting period under the HSR Act; and

•	the absence of any orders issued by a governmental authority or law enacted that would make the consummation of the mergers illegal or otherwise prohibit the consummation of the mergers.

      The obligations of Parent, LQ Corporation MergerCo and LQ Properties MergerCo to complete the mergers are subject to the following additional conditions:

•	our representations and warranties must be true and correct in all respects without regard to any materiality or material adverse effect qualifications as of the effective time of the mergers (as though made as of the effective time of the mergers), except where the failure of our representations and warranties to be true and correct in all respects would not, individually or in the aggregate, have a material adverse effect on La Quinta, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects, representations and warranties pertaining to the absence of certain changes that would have a material adverse effect on La Quinta must be true and correct in all respects and certain representations and warranties need not be true as of the effective time of the mergers if they are limited to a specific date;

•	the performance, in all material respects, by us of our agreements and covenants under the merger agreement and the receipt by Parent of an officer’s certificate with respect to the truth and correctness of the representations and warranties of us regarding our performance of our obligations under the merger agreement;

•	the receipt by Parent of a certificate signed by the Secretary of La Quinta with respect to (i) the incumbency of the officers of La Quinta executing documents executed and delivered in connection with the merger agreement, (ii) the copies of the LQ Corporation’s amended and restated certificate of incorporation, LQ Properties’ amended and restated certificate of incorporation, LQ Corporation’s bylaws and LQ Properties’ bylaws, each as in effect from the date of the merger agreement until the closing date, and (iii) a copy of the resolutions of the LQ Corporation board of directors and the LQ Properties board of directors authorizing and approving the applicable matters contemplated by the merger agreement;

•	the receipt of a tax opinion of Goodwin Procter LLP certifying that LQ Properties has met the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended;

•	the receipt of a letter from our lenders acknowledging that our credit agreement will be terminated, all liens held by our lenders will be released and we and our subsidiaries will be released from liability under the credit agreement and any related guarantees upon the repayment of the aggregate principal amount outstanding under our credit agreements together with all interest accrued and any other applicable fees and expenses;

•	the receipt of the requisite consents with respect to LQ Properties’ notes, unless called for redemption and paid for or satisfied and discharged, and, where applicable, the execution of the supplemental indentures by the respective trustees that would remove restrictive covenants; and

•	the giving of notices of redemption by LQ Properties with respect to the Series A preferred stock.

      Our obligation to complete the mergers is subject to the following additional conditions:

•	the representations and warranties of Parent, LQ Corporation MergerCo and LQ Properties MergerCo must be true and correct in all respects without regard to any materiality qualifications as of the effective time of the mergers (as though made as of the effective time of the mergers) unless the failure of those representations and warranties to be true and correct in all respects would not, in the aggregate, have a material adverse effect on Parent, LQ Corporation MergerCo and LQ Properties MergerCo provided that certain representations and warranties need not be true as of the effective time of the mergers if they are limited to a specific date;

•	the performance, in all material respects, by Parent, LQ Corporation MergerCo and LQ Properties MergerCo of their agreements and covenants under the merger agreement and the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Parent, LQ Corporation MergerCo and LQ Properties MergerCo regarding the performance of their obligations under the merger agreement; and

•	the deposit in trust by or on behalf of Parent of the aggregate redemption price of the Series A preferred stock, unless the shares have been previously redeemed.

Termination

      The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the mergers as follows:

•	by mutual written consent of the parties;

•	by either Parent, LQ Corporation MergerCo or LQ Properties MergerCo, on the one hand, or LQ Corporation or LQ Properties, on the other hand, by written notice to the other, if:

•	the requisite vote of the LQ Corporation stockholders to adopt or approve the merger agreement, the mergers and other transactions contemplated by the merger agreement at the special meeting is not obtained upon a vote taken on the adoption of the merger agreement by the LQ Corporation common stockholders;

•	any governing authority has issued an injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the mergers and such injunction or action is final and non-appealable; or

•	the consummation of the mergers has not occurred on or before May 9, 2006, so long as the failure to complete the mergers by that date is not the result of, or has been caused by, the failure of the terminating party to comply with any provision of the merger agreement.

•	by LQ Corporation or LQ Properties, by written notice to Parent, if:

•	the LQ Corporation board of directors approves and authorizes LQ Corporation to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite LQ Corporation stockholder vote has not yet been obtained;

•	neither LQ Corporation nor LQ Properties is in or has been in breach of its obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•	the LQ Corporation board of directors has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal, and has determined in good faith, after consulting with its outside counsel, that such actions are necessary to comply with its fiduciary obligations to the stockholders of LQ Corporation under applicable laws;

•	LQ Corporation has provided written notice to Parent that it intends to enter into such definitive agreement (attaching the most current version of such definitive agreement) and has provided Parent with a three business day period, during which time LQ Corporation must negotiate in good faith with Parent to make adjustments to the terms and conditions of the merger agreement to enable the mergers and the other transactions contemplated by the merger agreement to proceed;

•	the LQ Corporation board of directors determines in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal continues to be a superior proposal; and

•	LQ Corporation pays to Parent the termination fee and termination expenses in accordance with the merger agreement simultaneously with such termination; or

•	Parent, LQ Corporation MergerCo or LQ Properties MergerCo is in breach of its representations, warranties, covenants or agreements contained in the merger agreement such that it is reasonably likely that specified closing conditions would not be satisfied, which breach has not been cured within 30 days after giving written notice to La Quinta (provided that La Quinta may only exercise this termination right if it is not then in material breach of the merger agreement).

•	by Parent, LQ Corporation MergerCo or LQ Properties MergerCo, by written notice to La Quinta, if:

•	La Quinta is in breach of any of its representations, warranties, covenants or agreements in the merger agreement such that the conditions pertaining to its representations and warranties and its obligations under the merger agreement would not be satisfied, and La Quinta has not cured such breach within 30 days after its receipt of the written notice of such breach (provided that Parent, LQ Corporation MergerCo or LQ Properties MergerCo may only exercise this termination right if it is not then in material breach of its obligations under the merger agreement);

•	LQ Corporation shall have breached its agreement to vote its shares of LQ Properties class A common stock to adopt the merger agreement (or to vote against any proposal for any other business combination or against any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the LQ Properties merger or any of the transactions contemplated by the merger agreement in any material respect or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of LQ Properties under the merger agreement) at any meeting of stockholders of LQ Properties;

•	the LQ Corporation board of directors or LQ Properties board of directors fails to include a recommendation in the proxy statement, or withdraws, modifies or changes or publicly announces any intention to withdraw, modify or change its recommendation that its respective stockholders vote to adopt the merger agreement in a manner adverse to Parent, LQ Corporation MergerCo or LQ Properties MergerCo;

•	the LQ Corporation board of directors or LQ Properties board of directors approves or recommends or publicly announces an intention to approve or recommend any acquisition proposal;

•	LQ Corporation or LQ Properties enters into a contract relating to an acquisition proposal or publicly announces any intention to do so;

•	a tender offer or exchange offer for any of our outstanding stock is commenced before the requisite stockholder vote is obtained and our boards fail to recommend against acceptance of such tender offer or exchange offer by our stockholders within ten business days after it is commenced; or

•	either the LQ Corporation board of directors or the LQ Properties board of directors exempts any person other than Parent or any of its affiliates from Section 203 of the DGCL or Article Ninth of LQ Corporation’s amended and restated certificate of incorporation or LQ Properties’ amended and restated certificate of incorporation.

Fees and Expenses

      We have agreed to pay to Parent a termination fee of $75 million and reimburse Parent’s, LQ Corporation MergerCo’s and LQ Properties MergerCo’s reasonable transaction expenses up to a limit of $5 million if:

•	LQ Corporation or LQ Properties terminates the merger agreement because the LQ Corporation board of directors approves and authorizes LQ Corporation to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement;

•	Parent has terminated the merger agreement because LQ Corporation has breached its agreement to vote its shares of LQ Properties class A common stock to adopt the merger agreement (or to vote against any proposal for any other business combination or against any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the LQ Properties merger or any of the transactions contemplated by the merger agreement in any material respect or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of LQ Properties under the merger agreement) at any meeting of stockholders of LQ Properties;

•	Parent has terminated the merger agreement because the LQ Corporation board of directors or the LQ Properties board of directors has withdrawn, modified or changed or publicly announced any intention to withdraw, modify or change its recommendation in any manner adverse to Parent;

•	Parent has terminated the merger agreement because the LQ Corporation board of directors or the LQ Properties board of directors has recommended or approved or publicly announced any intention to do so, or LQ Corporation or LQ Properties has entered into a contract relating to an acquisition proposal or publicly announced any intention to do so, or a tender offer or exchange offer for any of La Quinta’s outstanding stock has been commenced prior to the requisite stockholder vote being obtained and the LQ Corporation board of directors or the LQ Properties board of directors, as applicable, has failed to recommend against such tender offer or exchange offer by our stockholders within ten business days of its commencement;

•	Parent has terminated the merger agreement because the LQ Corporation board of directors or the LQ Properties board of directors exempts any person other than Parent or its affiliates from Section 203 of the DGCL or Article Ninth of LQ Corporation’s amended and restated certificate of incorporation or LQ Properties’ amended and restated certificate of incorporation; or

•	an acquisition proposal has been made or proposed to either LQ Corporation or LQ Properties or otherwise publicly announced, and the merger agreement has been terminated (i) by either Parent, LQ Corporation MergerCo or LQ Properties MergerCo or LQ Corporation or LQ Properties because the mergers have not been consummated on or before May 9, 2006 or because the requisite stockholder vote has not been obtained at the LQ Corporation special meeting or (ii) by Parent, LQ Corporation MergerCo or LQ Properties MergerCo because La Quinta has breached its representations, warranties, covenants or agreements such that certain conditions would not be satisfied, and in any case, within twelve months following the termination, either LQ Corporation or LQ Properties enters into a contract to implement or consummates an acquisition proposal; for purposes of determining whether a payment is required, references to 15% in the definition of “acquisition proposal” above are deemed to be references to 50% with respect to the acquisition proposal.

      We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, we will reimburse Parent, LQ Corporation MergerCo and LQ Properties MergerCo for all reasonable costs and expenses actually incurred or accrued by them in connection with the collection under and enforcement of relevant provisions of the merger agreement.

Amendment and Waiver

      The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after the stockholders of LQ Corporation, LQ Properties, LQ Corporation MergerCo and LQ Properties MergerCo have adopted the merger agreement, provided that after any such stockholder adoption, no amendment shall be made which by law requires further adoption by stockholders without obtaining such adoption. The merger agreement also provides that, at any time prior to the effective time of the mergers, any party may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions contained in the merger agreement, subject to applicable laws.

MARKET PRICE OF THE COMPANY’S STOCK

      Our paired common stock is traded on the NYSE under the symbol “LQI.” The following table sets forth the high and low sales prices per share of our paired common stock on the NYSE for the periods indicated.

Market Information

	Paired Common
	Stock

	High		Low

Fiscal Year Ending December 31, 2005:

1st Quarter		$9.38	$8.28

2nd Quarter		$9.55	$7.95

3rd Quarter		$9.70	$7.84

4th Quarter (through December [ ], 2005)	$	[ . ]	$7.75

Fiscal Quarter Ended December 31, 2004:

1st Quarter		$7.98	$6.28

2nd Quarter		$8.40	$6.91

3rd Quarter		$8.80	$6.80

4th Quarter		$9.27	$7.52

Fiscal Year Ended December 31, 2003:

1st Quarter		$4.63	$2.96

2nd Quarter		$4.73	$2.90

3rd Quarter		$6.45	$4.17

4th Quarter		$6.64	$5.55

      The closing sale price of our paired common stock on the NYSE on November 8, 2005, which was the last trading day before we announced the mergers, was $8.22. On [          ], 2005, the last trading day before this proxy statement was printed, the closing price for our paired common stock on the NYSE was $[          ]. You are encouraged to obtain current market quotations for our paired common stock in connection with voting your LQ Corporation shares of common stock.

      There is no public market for the shares of LQ Properties’ class A common stock, as all such shares are owned by LQ Corporation.

      We have not declared any cash dividends on LQ Corporation’s shares of common stock or LQ Properties’ class B common stock during the two prior fiscal years, and we are currently prohibited by the terms of the merger agreement from declaring any cash dividends. In the event that the mergers are not consummated, we currently anticipate that we will retain any future earnings for use in our business and that we will not pay any dividends on LQ Corporation’s common stock or LQ Properties’ class B common stock in the foreseeable future.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of November 21, 2005, except as otherwise noted, the number of paired shares of LQ Corporation’s common stock and LQ Properties class B common stock, beneficially owned, directly or indirectly, by (i) each of the directors of La Quinta, (ii) the named executive officers of La Quinta, (iii) all directors and executive officers of La Quinta as a group and (iv) all persons who, to the knowledge of La Quinta, beneficially own 5% or more of the paired shares. Unless otherwise indicated, all information concerning beneficial ownership was provided by the respective director or executive officer. The information for beneficial owners listed under the heading “5% Stockholders” is based on reports filed with the SEC and furnished to La Quinta by such holders. No independent investigation concerning the accuracy thereof has been made by La Quinta.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

Directors and Executive Officers:

William C. Baker	324,992	(2)	*

Clive D. Bode	66,881	(2)	*

William G. Byrnes	371,693	(2)	*

Francis W. Cash	3,614,000	(2)(3)	1.76%

James P. Conn	238,638	(2)	*

John C. Cushman, III	520,509	(2)(4)	*

Terrell B. Jones	37,871	(2)	*

David L. Rea	626,935	(2)(3)	*

Rufus K. Schriber	166,500	(2)(3)	*

Alan L. Tallis	470,248	(2)(3)	*

Steven A. Schumm	50,000		*

A. John Novak	176,500	(2)(3)	*

All directors and executive officers of La	7,259,473	(2)(3)	3.51%
Quinta as a group (16 persons)

5% Stockholders:

Merrill Lynch & Co., Inc.	13,779,162	(5)	6.80%

Farallon Capital Management, L.L.C	11,834,425	(6)	5.84%

Wellington Management Company, LLP	9,205,479	(7)	5.71%

*	Denotes less than 1%

(1)	Calculated using 202,497,085 paired shares outstanding as of November 21, 2005. Additionally, in accordance with Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, in calculating the percentage of each holder, we treated as outstanding the number of paired shares issuable upon the exercise of the holder’s options to purchase paired shares, if any, that are presently exercisable or will become exercisable on or before January 1, 2006; however, we did not assume the exercise of any other holders’ options.

(2)	Includes options that are presently exercisable or will become exercisable on or before January 1, 2006, for the following number of paired shares: Mr. Baker — 135,000; Mr. Bode — 60,000; Mr. Byrnes — 135,000; Mr. Cash — 2,700,000; Mr. Conn — 135,000; Mr. Cushman — 135,000; Mr. Jones — 30,000; Mr. Rea — 350,000; Mr. Schriber — 50,000; Mr. Tallis — 301,875; Mr. Novak — 75,000; and all directors and executive officers as a group — 4,325,625.

(3)	Includes restricted paired shares awarded under the 2002 and 2005 Plans as follows: Mr. Cash — 914,000; Mr. Rea — 259,000; Mr. Schriber — 66,500; Mr. Tallis — 120,000; Mr. Novak — 101,500; and all directors and executive officers as a group — 1,888,565.

(4)	Includes 359,283 paired shares beneficially owned by Mr. Cushman as Co-Trustee of the Cushman Family Trust. Mr. Cushman has shared voting and investment power for 250,776 paired shares and has sole voting and investment power for the 108,507 paired shares held by such Trust.

(5)	This amount is based solely on information contained in a Schedule 13G/ A filed by Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers on January 19, 2005 and, as reported in such schedule, is as of December 31, 2004. The principal business office for Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(6)	This amount is based solely on information contained in a Schedule 13D filed by Farallon Capital Management, L.L.C. on November 23, 2005 and, as reported in such schedule, is as of November 15, 2005. The principal business office for Farallon Capital Management, L.L.C. is One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(7)	This amount is based solely on information contained in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2005 and, as reported in such schedule, is as of December 31, 2004. The principal business office for Wellington Management Company LLP is 75 State Street, Boston, MA 02109.

DISSENTERS’ RIGHTS OF APPRAISAL

      A record holder of shares of LQ Corporation common stock and/or LQ Properties class B common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares from the date of the making of the demand through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who does not vote in favor of the merger will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares. All references in this summary of appraisal rights to a “stockholder” or “holders of shares” are to the record holder or holders of shares of LQ Corporation common stock or LQ Properties class B common stock, as the case may be. Under the DGCL, you have the right to dissent from the mergers and to receive payment in cash for the fair value of your LQ Corporation common stock, or LQ Properties class B common stock or both. LQ Corporation’s or LQ Properties’ stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. La Quinta will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a LQ Corporation or LQ Properties stockholder in order to dissent from the applicable merger and perfect his or her appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes each of LQ Corporation’s and LQ Properties’ notice to its stockholders of the availability of appraisal rights in connection with the mergers in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares of LQ Corporation common stock or LQ Properties class B common stock, you must satisfy each of the following conditions:

•	You must deliver to LQ Corporation or LQ Properties, as applicable, a written demand for appraisal of your shares before the vote with respect to such company’s merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. This written demand must reasonably inform LQ Corporation or LQ Properties, as the case may be, of the identity of the holder as well as the intention of the holder to demand an appraisal of such holder’s shares.

•	In the case of a LQ Corporation stockholder with respect to your LQ Corporation common stock, you must not vote in favor of the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of your LQ Corporation shares so voted and will nullify any previously filed written demands for appraisal.

      If you fail to comply with either of these conditions in the case of LQ Corporation and the LQ Corporation merger is completed, you will be entitled to receive the cash payment for your shares of LQ Corporation’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of LQ Corporation’s common stock. If you fail to comply with the first condition above and the LQ Properties merger is completed, you will be entitled to receive the cash payment for your shares of LQ Properties class B common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of LQ Properties class B common stock.

      All demands for appraisal should be addressed to La Quinta Corporation, or La Quinta Properties, Inc., as the case may be, 909 Hidden Ridge, Suite 600, Irving, Texas 75038 Attention: Sandra K. Michel, Senior Vice President, General Counsel and Secretary, before the vote on the merger agreement is taken at the applicable special meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock of LQ Corporation or LQ Properties, as applicable. The demand must reasonably inform the applicable company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

      To be effective, a demand for appraisal by a holder of LQ Corporation’s common stock or LQ Properties class B common stock must be made by, or in the name of, such record stockholder. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to either LQ Corporation or LQ Properties. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. If a stockholder holds shares of LQ Corporation common stock or LQ Properties class B common stock through a broker, who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

      If you hold your shares in a brokerage account or in another nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 10 days after the effective time of the mergers, the respective surviving corporations must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and, in the case of LQ Corporation, who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of LQ Corporation’s common stock or LQ Properties’ class B common stock. Within 120 days after the effective time of the applicable merger, either the respective surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the applicable surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of LQ Corporation’s common stock or LQ Properties’ class B common stock, as the case may be, held by all stockholders of such company entitled to appraisal. The respective surviving corporation has no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the applicable surviving corporation, such surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares of LQ Corporation’s common stock or LQ Properties’ class B common stock, as the case may be, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the respective merger, together with a fair rate of interest. Although LQ Corporation and LQ Properties believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, LQ Corporation and LQ Properties do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of LQ Corporation common stock or LQ Properties class B common stock is less than the merger consideration. In determining “fair value”, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      In determining fair value, the Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed upon the applicable surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Each dissenting stockholder is responsible for his or her attorney’s and expert witness expenses, although, upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the applicable merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time.

      If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of such merger within 60 days after the effective time of such merger, then the right of that stockholder to appraisal will cease, and that stockholder will be entitled to receive the cash payment for shares of his, her or its LQ Corporation common stock or LQ Properties’ class B common stock, as the case may be, pursuant to the merger agreement, without interest. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the applicable merger may only be made with the written approval of the applicable surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just.

      In view of the complexity of Section 262, La Quinta’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless LQ Corporation has received contrary instructions from one or more of its stockholders. LQ Corporation will deliver promptly upon written or oral request a separate copy of the proxy statement to a LQ Corporation stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Investor Relations at (214) 492-6600 or La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn: Investor Relations. In addition, LQ Corporation stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting La Quinta at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

      If the mergers are completed, La Quinta will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the mergers are not completed, LQ Corporation’s stockholders will continue to be entitled to attend and participate in LQ Corporation’s stockholders’ meetings. If the mergers are not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which LQ Corporation’s stockholder proposals must be received by us for inclusion in the proxy materials relating to LQ Corporation’s 2006 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

      In addition, LQ Corporation’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our headquarters, not less than 60 days nor more than 90 days prior to the annual meeting; provided, that in the event that a meeting is called for a date other than that specified in the bylaws of LQ Corporation and less than 75 days’ prior public disclosure of the date of the annual meeting is given to stockholders, notice by the stockholder to be timely must be received by the close of business on the fifteenth day following the date on which public disclosure was made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. A copy of the bylaws of La Quinta may be obtained on our website at www.LQ.com under Investor Relations — Governance or by written request addressed to La Quinta Investor Relations at the address set forth under “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      La Quinta files annual, quarterly and current reports, and other information, and LQ Corporation files proxy statements, with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

                    Public Reference Room

                    450 Fifth Street, N.W.
                    Washington, D.C. 20549

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. La Quinta’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.LQ.com under Investor Relations — SEC Filings.

      Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

                    20 Broad Street

                    New York, NY 10005

      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas, 75038. If you would like to request documents, please do so by [          ], in order to receive them before the special meeting.

      All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meetings shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

LODGE HOLDINGS INC.

LODGE ACQUISITION I INC.
LODGE ACQUISITION II INC.
LA QUINTA CORPORATION
AND
LA QUINTA PROPERTIES, INC.

DATED AS OF NOVEMBER 9, 2005

A-i

A-ii

Page

ARTICLE X GENERAL PROVISIONS		A-51

10.1	Notices	A-51

10.2	Certain Definitions	A-52

10.3	Terms Defined Elsewhere	A-55

10.4	Interpretation	A-58

10.5	Non-Survival of Representations, Warranties, Covenants and Agreements	A-58

10.6	Miscellaneous	A-58

10.7	Remedies	A-58

10.8	Assignment	A-59

10.9	Severability	A-59

10.10	Choice of Law/ Consent to Jurisdiction	A-59

10.11	Gender Neutral	A-59

10.12	No Agreement Until Executed	A-59

10.13	Waiver of Jury Trial	A-59

EXHIBITS
Exhibit A	Form of Company Certificate of Incorporation
Exhibit B	Form of Company Bylaws
Exhibit C	Form of Properties Certificate of Incorporation
Exhibit D	Form of Properties Bylaws
Exhibit E	Form of Guarantee
Exhibit F	Form of Tax Opinion of Goodwin Procter LLP
Exhibit G	Form of REIT Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 9, 2005, is made by and among Lodge Holdings Inc., a Delaware corporation (“Parent”), Lodge Acquisition I Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Company MergerCo”), Lodge Acquisition II Inc., a Delaware corporation and a wholly owned subsidiary of Company MergerCo (“Properties MergerCo”), La Quinta Corporation, a Delaware corporation (the “Company”), and La Quinta Properties, Inc., a Delaware corporation (“Properties” and together with the Company, the “La Quinta Entities”).

RECITALS

      WHEREAS, the parties wish to effect a business combination through (i) the merger of Company MergerCo with and into the Company, with the Company being the surviving corporation (the “Company Merger”), and (ii) the merger of Properties MergerCo with and into Properties, with Properties being the surviving corporation (the “Properties Merger” and together with the Company Merger, the “Mergers”) on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

      WHEREAS, the respective Boards of Directors of the Company (the “Company Board”) and Properties (the “Properties Board”) have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interest of their respective stockholders and recommended that this Agreement be adopted by their respective stockholders;

      WHEREAS, the respective Boards of Directors of Parent, Company MergerCo and Properties MergerCo have determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and immediately following execution of this Agreement by the parties hereto, Parent will adopt this Agreement as the sole stockholder of Company MergerCo and Company MergerCo will adopt this Agreement as the sole stockholder of Properties MergerCo; and

      WHEREAS, Parent, Company MergerCo, Properties MergerCo and the La Quinta Entities desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, Parent, Company MergerCo, Properties MergerCo and the La Quinta Entities hereby agree as follows:

ARTICLE I

THE MERGERS

      1.1     The Mergers.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Company MergerCo shall consummate the Company Merger pursuant to which (a) Company MergerCo shall be merged with and into the Company and the separate corporate existence of Company MergerCo shall thereupon cease and (b) the Company shall continue as the surviving corporation in the Company Merger (the “Company Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Company Merger shall have the effects specified in the DGCL.

(b) Subject to the terms and conditions of this Agreement, at the Effective Time, Properties and Properties MergerCo shall consummate the Properties Merger pursuant to which (a) Properties MergerCo shall be merged with and into Properties and the separate corporate existence of Properties

MergerCo shall thereupon cease and (b) Properties shall continue as the surviving corporation in the Properties Merger (the “Properties Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Properties Merger shall have the effects specified in the DGCL.

      1.2     Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the amended and restated certificate of incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended to read in its entirety in the form attached hereto as Exhibit A, and as so amended, shall be the amended and restated certificate of incorporation of the Company Surviving Corporation until thereafter amended as provided by Law and such amended and restated certificate of incorporation, and at the Effective Time, the bylaws of the Company (the “Company Bylaws”) shall be amended so as to read in their entirety in the form attached hereto as Exhibit B, and as so amended, shall be the bylaws of the Company Surviving Corporation until thereafter amended as provided by Law.

(b) At the Effective Time, the amended and restated certificate of incorporation of Properties (the “Properties Certificate of Incorporation”) shall be amended to read in its entirety in the form attached hereto as Exhibit C, and as so amended, shall be the amended and restated certificate of incorporation of the Properties Surviving Corporation until thereafter amended as provided by Law and such amended and restated certificate of incorporation, and at the Effective Time, the bylaws of Properties (the “Properties Bylaws”) shall be amended so as to read in their entirety in the form attached hereto as Exhibit D, and as so amended, shall be the bylaws of the Properties Surviving Corporation until thereafter amended as provided by Law.

      1.3     Effective Time.

(a) On the Closing Date, Company shall duly execute and file a certificate of merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (“DSOS”) in accordance with the DGCL. The Company Merger shall become effective upon the later of the time of filing of the Company Certificate of Merger with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL as the effective time of the Company Merger but not to exceed ninety (90) days after the filing date of the Company Certificate of Merger with the DSOS.

(b) On the Closing Date, Properties shall duly execute and file a certificate of merger (the “Properties Certificate of Merger”) with the DSOS in accordance with the DGCL. The Properties Merger shall become effective upon the later of the time of the filing of the Properties Certificate of Merger with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL as the effective time of the Properties Merger but not to exceed ninety (90) days after the filing date of the Properties Certificate of Merger with the DSOS. It is the intention of the parties that the Mergers shall become effective at the same time, and that the Company Merger Certificate and Properties Merger Certificate shall provide for the same effective time.

(c) The date and time when the Mergers become effective is referred to herein as the “Effective Time.”

      1.4     Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as agreed to by the parties hereto.

      1.5     Directors and Officers.

(a) The parties shall cause the directors of Company MergerCo immediately prior to the Effective Time to be the initial directors of the Company Surviving Corporation and the officers of Company MergerCo immediately prior to the Effective Time to be the initial officers of the Company Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Company Surviving Corporation.

(b) The parties shall cause the directors of Properties MergerCo immediately prior to the Effective Time to be the initial directors of the Properties Surviving Corporation and the officers of Properties MergerCo immediately prior to the Effective Time to be the initial officers of the Properties Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Properties Surviving Corporation.

      1.6     Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the La Quinta Entities or the board of directors or stockholders of any of the La Quinta Entities, upon reasonable notice to the La Quinta Entities, to request that the La Quinta Entities, immediately prior to the Closing, (a) convert one or more La Quinta Subsidiaries that are organized as corporations into limited liability companies and one or more La Quinta Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell to one or more affiliates of Parent all or a portion of the stock, partnership or limited partnership interests, limited liability company or membership interests, property or assets owned, directly or indirectly, by the La Quinta Entities or by one or more La Quinta Subsidiaries at a price designated by Parent and (c) incorporate or form one or more new subsidiaries of the Company and execute organizational documents as reasonably requested by Parent; provided, however, that (i) the La Quinta Entities shall not be required to take any action in contravention of any organizational document or other Material Contract relating to any La Quinta Entity or any La Quinta Subsidiary or that would result in the failure of Properties to qualify as a REIT under the Code if the Mergers are not consummated, (ii) any such actions or transactions shall be contingent upon the receipt by the La Quinta Entities of a written notice from Parent confirming that all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived, and that Parent, Company MergerCo and Properties MergerCo are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), and (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent, Company MergerCo or Properties MergerCo under this Agreement, including payment of the Merger Consideration. Parent shall, promptly upon request by the La Quinta Entities, reimburse the La Quinta Entities for all reasonable out-of-pocket costs incurred by the La Quinta Entities in connection with any actions taken by the La Quinta Entities in accordance with this Section 1.6. Parent, Company MergerCo and Properties MergerCo shall, on a joint and several basis, indemnify and hold harmless the La Quinta Entities and their Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions, including any losses resulting from the failure of Properties to qualify as a REIT as a result of any such action. Without limiting the foregoing, none of the representations, warranties or covenants of the La Quinta Entities shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 1.6 and any such breach or violation shall be disregarded for purposes of Sections 8.2(a) and 8.2(b).

ARTICLE II

EFFECT OF THE MERGERS ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

      2.1     Effect of the Company Merger on Company Capital Stock. At the Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof:

(a) Each share of common stock, par value $0.01 per share, of Company MergerCo issued and outstanding immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Company Surviving Corporation (“Company Surviving Corporation Common Stock”) following the Company Merger.

(b) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned by the Company (or any of the La Quinta Subsidiaries other than Properties) or Parent or any wholly owned Subsidiary of Parent (the “Company Excluded Shares) shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Properties shall automatically be converted into the right to receive one fully paid and nonassessable share of Company Surviving Corporation Common Stock. Each certificate representing shares of Company Common Stock immediately prior to the Effective Time that is owned by Properties shall, as of the Effective Time, automatically represent an equivalent number of shares of Company Surviving Corporation Common Stock.

(d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Excluded Shares, Company Common Stock owned by Properties and Company Dissenting Shares as described in Sections 2.1(b), 2.1(c) and 3.2(a), respectively) shall automatically be converted into the right to receive $10.65 per share, in cash, payable to the holder thereof, without any interest thereon (the “Company Merger Consideration”).

(e) All shares of Company Common Stock, when converted as provided in Section 2.1(d), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Company Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the shares of Company Common Stock except as otherwise provided herein or by Law and, subject to Sections 3.1(h) and 3.2(a), upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Company Common Stock, the Company Merger Consideration.

      2.2     Effect of the Properties Merger on Properties Capital Stock. At the Effective Time, by virtue of the Properties Merger and without any action on the part of any holder thereof:

(a) Each share of common stock, par value $0.01 per share, of Properties MergerCo issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b) Each share of class A common stock, par value $0.01 per share, of Properties (“Properties Class A Common Stock”) that is owned by Properties (or any of the La Quinta Subsidiaries other than the Company) and each share of class B common stock, par value $0.01 per share, of Properties (“Properties Class B Common Stock”) that is owned by Properties (or any of the La Quinta Subsidiaries) or Parent or any wholly owned Subsidiary of Parent (collectively, the “Properties Excluded Shares” and, together with the Company Excluded Shares, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Properties Class A Common Stock, issued and outstanding immediately prior to the Effective Time (other than Properties Excluded Shares) shall automatically be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Properties Surviving Corporation (“Properties Surviving Corporation Common Stock”). Each certificate representing shares of Properties Class A Common Stock immediately prior to the Effective Time shall, as of the Effective Time, automatically represent an equivalent number of shares of Properties Surviving Corporation Common Stock.

(d) Each share of Properties Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Properties Excluded Shares and Properties Dissenting Shares as described in Sections 2.2(b) and 3.2(b), respectively) shall automatically be converted into the right to receive $0.60 per share, in cash, payable to the holder thereof, without any interest thereon (the “Properties Merger Consideration” and, together with the Company Merger Consideration, the “Merger Consideration”).

(e) All shares of Properties Class B Common Stock, when converted as provided in Section 2.2(d), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Properties Merger Consideration. The holders of Certificates previously evidencing shares of Properties Class B Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the shares of Properties Class B Common Stock except as otherwise provided herein or by Law and, subject to Sections 3.1(h) and 3.2(b), upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Properties Class B Common Stock, the Properties Merger Consideration.

      2.3     Company Stock Options and Related Matters.

(a) Each option (collectively, the “Options”) granted under the Company Stock Option Plans, which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time, shall automatically become fully vested as of the Effective Time or earlier in accordance with the relevant Company Stock Option Plan. At the Effective Time, upon the surrender and cancellation of the option agreement representing such Option, the La Quinta Entities shall pay to the holder thereof cash in an amount equal to the product of (i) the number of paired shares (“Paired Common Shares”) (each of which consists of one share of Company Common Stock and one share of Properties Class B Common Stock) issuable upon exercise of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Law or (iii) any other applicable Law. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Option for all purposes under this Agreement.

(b) Parent, Company MergerCo and Properties MergerCo acknowledge that all restricted stock awards granted under the Company Stock Option Plans shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Company Stock Option Plans but in no event later than the date on which the Company’s stockholders adopt this Agreement.

(c) With respect to each deferred stock unit or restricted stock unit (collectively, the “Stock Units”) granted under the Company Stock Option Plans, which is outstanding as of immediately prior to the Effective Time, the La Quinta Entities shall pay to the holder of each Stock Unit cash in an amount equal to the product of (i) the number of Stock Units and (ii) the Merger Consideration, at such time as required under the terms of the award agreement underlying the Stock Units.

(d) The Company shall take all actions necessary to terminate the Company Stock Option Plans at the Effective Time.

ARTICLE III

PAYMENT FOR SHARES; DISSENTING SHARES

      3.1     Payment for Company Common Stock and Properties Class B Common Stock.

(a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, funds with a bank or trust company (the “Paying Agent”) as shall be mutually acceptable to Parent, the Company and Properties, for the payment of the aggregate Company Merger Consideration as provided pursuant to Section 2.1(d) and the aggregate Properties Merger Consideration pursuant to Section 2.2(d) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or income or interest produced by, such investments shall be payable to the Company Surviving Corporation.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock entitled to receive the Company Merger Consideration pursuant to Section 2.1(d) and Properties Class B Common Stock entitled to receive the Properties Merger Consideration pursuant to Section 2.2(d): (i) a form of letter of transmittal reasonably acceptable to the Company and Properties which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and shares of Properties Class B Common Stock, as the case may be, shall pass, only upon proper delivery of the Certificates to the Paying Agent and (ii) instructions for use in surrendering the Certificates in exchange for the Company Merger Consideration and the Properties Merger Consideration, as applicable.

(c) Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Company Merger Consideration and Properties Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock or shares of Properties Class B Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Company Merger Consideration or Properties Merger Consideration payable to holders of Certificates.

(d) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing Excluded Shares, Company Common Stock owned by Properties or Dissenting Shares) shall represent solely the right to receive the Company Merger Consideration and Properties Merger Consideration, as the case may be, relating thereto. If the Company Merger Consideration (or any portion thereof) or Properties Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Certificate formerly representing shares of Company Common Stock or Properties Class B Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Company Merger Consideration and Properties Merger Consideration, as applicable, that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Company Merger Consideration or Properties Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(e) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to the Company Surviving Corporation all cash, Certificates and other documents in its possession relating to the Mergers, and the Paying Agent’s duties shall terminate, and any holder of a Certificate formerly representing shares of Company Common Stock or Properties Class B Common Stock, as the case may be, shall thereafter look only to the Company Surviving Corporation, and the Company Surviving Corporation shall remain liable for, payment of such holder’s claim for the Company Merger Consideration and Properties Merger Consideration, as applicable. Any portion of the Payment Fund remaining unclaimed by holders of Certificates formerly representing shares of Company Common Stock or Properties Class B Common Stock, as the case may be, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Company Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f) At the Effective Time, the stock transfer books of the Company and Properties shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock or Properties Class B Common Stock on the stock transfer books of the Company Surviving Corporation or the Properties Surviving Corporation, respectively, of any shares of Company Common Stock or Properties Class B Common Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Common Stock or Properties Class B Common Stock, as the case may be, presented to the Company Surviving Corporation, the Properties Surviving Corporation or the Paying Agent shall be surrendered and canceled in return for the payment of the Company Merger Consideration and Properties Merger Consideration, as applicable, relating thereto, as provided in this Article III.

(g) None of Parent, Company MergerCo, Properties MergerCo, the Company Surviving Corporation, the Properties Surviving Corporation or the Paying Agent or any of their respective Subsidiaries or affiliates shall be liable to any person in respect of any Paired Common Shares or cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Company Merger Consideration and the Properties Merger Consideration, as applicable, in exchange for such lost, stolen or destroyed Certificate.

(i) The Paying Agent, Parent, the Company Surviving Corporation and the Properties Surviving Corporation shall be entitled to deduct and withhold from the Company Merger Consideration, the Properties Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock or Properties Class B Common Stock such amounts as the Paying Agent, Parent, the Company Surviving Corporation or the Properties Surviving Corporation is required to deduct and withhold with respect to the making of such payment under all applicable Tax Law. To the extent that amounts are so withheld by the Paying Agent, Parent, the Company Surviving Corporation or the Properties Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Properties Class B Common Stock in respect of which such deduction and withholding was made by the Paying Agent, Parent, the Company Surviving Corporation or the Properties Surviving Corporation.

      3.2     Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by a holder thereof that (i) has not voted in favor of the Company Merger or consented to the Company Merger in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Company Dissenting Shares”) shall not be converted as described in Section 2.1(d), but will from and after the Effective Time constitute only the right to receive payment of the fair value of such shares of Company Common Stock in accordance with the provisions of Section 262 of the DGCL (the “Appraisal Rights Provisions”); provided, however, that all shares of Company Common Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Company Merger Consideration, without interest, in the manner provided in Section 2.1. The Company shall give Parent prompt written notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Common Stock, withdrawals of such demands and all other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) Notwithstanding anything in this Agreement to the contrary, any shares of Properties Class B Common Stock held by a holder thereof that (i) has not voted in favor of the Properties Merger or consented to the Properties Merger in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Properties Dissenting Shares” and, together with the Company Dissenting Shares, the “Dissenting Shares”) shall not be converted as described in Section 2.2(d), but will from and after the Effective Time constitute only the right to receive payment of the fair value of such shares of Properties Class B Common Stock in accordance with the Appraisal Rights Provisions; provided, however, that all shares of Properties Class B Common Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Properties Class B Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Properties Merger Consideration, without interest, in the manner provided in Section 2.2. Properties shall give Parent prompt written notice of any demands received by Properties for the exercise of appraisal rights with respect to shares of Properties Class B Common Stock, withdrawals of such demands and all other instruments served pursuant to the DGCL and received by Properties, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Properties shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      3.3     Debt Offers.

(a) Properties shall use its reasonable best efforts to commence, on the date 14 days prior to the estimated date of mailing the Proxy Statement or on any other date designated by Parent on at least five days notice to the La Quinta Entities, offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the Properties’: 8-7/8% Notes due March 15, 2011, 7% Notes due August 15, 2012, 7% Notes due August 15, 2007, 7.27% Medium Term Notes due February 26, 2007, 7.33% Medium Term Notes due April 1, 2008 (together with, to the extent not redeemed pursuant to Section 3.4, the Redemption Notes, collectively, the “Notes”) on the terms and conditions set forth in Section 3.3(a) of the La Quinta Entities Disclosure Schedule (or as may otherwise be agreed between the La Quinta Entities and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the La Quinta Entities (including the related consent solicitations, collectively, the “Debt Offers”); provided that (A) this Agreement shall not have been terminated in accordance with Section 9.1, (B) Properties shall have received from Parent the completed Offer Documents (as defined below), which shall be in form and substance reasonably satisfactory to the La Quinta Entities, and (C) at the time of such commencement, Parent shall have otherwise performed or complied with all of its agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. Properties shall waive any of the conditions to the Debt Offers (other than that the Mergers shall have been consummated and that there shall be no Order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the consent of Parent, waive any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers other than as agreed between Parent and Properties. Notwithstanding the immediately preceding sentence, Properties need not make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Note payable in the Debt Offers as set forth in Section 3.3(a) of the La Quinta Entities Disclosure Schedule or imposes conditions to the Debt Offers in addition to those set forth in Section 3.3(a) of the La Quinta Entities Disclosure Schedule that are materially adverse to holders of the Notes, unless such change is approved by Properties in writing.

(b) The La Quinta Entities covenant and agree that, immediately following the consent expiration date, assuming the requisite consents are received, each such La Quinta Entity as is necessary shall execute supplemental indentures to the indentures governing the Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Properties Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers.

(c) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the La Quinta Entities shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the La Quinta Entities and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the La Quinta Entities or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of Properties to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 3.3, Properties shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 3.3, the La Quinta Entities shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(d) In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents to provide assistance in connection therewith and the appropriate La Quinta Entities shall enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the La Quinta Entities for all of their reasonable out-of-pocket costs in connection with the Debt Offers promptly following incurrence and delivery of reasonable documentation of such costs. Parent, Company MergerCo and Properties MergerCo shall, on a joint and several basis, indemnify and hold harmless the La Quinta Entities, the La Quinta Subsidiaries, their respective officers and directors and each person, if any, who controls the Company or Properties within the meaning of Section 20 of the Exchange Act for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of Parent, Company MergerCo or Properties MergerCo shall have any obligation to indemnify and hold harmless any such party or person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the La Quinta Entities that is determined to have contained a material misstatement or omission.

      3.4     Redemption and Satisfaction and Discharge.

(a) Properties shall use its reasonable best efforts to redeem at the earliest possible date all of the outstanding 7.30% Medium Term Notes due January 16, 2006, 8.625% Medium Term Notes due August 17, 2015, 8.25% Medium Term Notes due September 15, 2015 and 7.82% Notes due September 26, 2026 (collectively, the “Redemption Notes”) in accordance with the terms of such securities and the related indentures. In the event that Properties is unable after expending its reasonable best efforts to arrange for such redemption with a notice of redemption being delivered within 30 days of the date of this Agreement with respect to a redemption to occur not later than 35 days after the date of such redemption notice, then the Redemption Notes not so redeemed shall be the subject of Debt Offers as described in Section 3.3.

(b) In the event that majority consents are not obtained in relation to the consent solicitations comprising part of the Debt Offers within 60 days of the commencement of the Debt Offers, Properties may, in its discretion, (i) if any Notes as to which majority consents have not been obtained may be redeemed, call such Notes for redemption in accordance with the terms of such securities and the related indentures, provided that the redemption of such Notes is completed on or prior to the Closing Date or such Notes and the related indentures as they relate to such Notes are satisfied and discharged in accordance with the terms of such securities and the related indentures on or prior to the Closing Date, or (ii) to the extent permitted by such Notes and related indentures, satisfy and discharge such securities and the related indentures as they relate to such Notes, on or prior to the Closing Date. Any redemption and/or satisfaction and discharge initiated by Properties pursuant to this paragraph shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld. All terms of any new financing required for Properties to fund any redemption and/or satisfaction and discharge pursuant to this paragraph, including, without limitation, interest rates and fees, shall be subject to the prior approval of Parent and any such new financing shall contain provisions permitting such financing to be repaid at any time without penalty.

(c) Upon the request of Parent, concurrent with the Closing, Properties shall deliver a notice of redemption calling the 8⅞% Senior Notes due March 15, 2011 and the 7% Senior Notes due August 15, 2012 for redemption pursuant to their terms and shall cooperate with Parent in effecting the satisfaction and discharge of such Notes and the related indentures concurrent with the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT, COMPANY MERGERCO AND PROPERTIES MERGERCO

      Parent, Company MergerCo and Properties MergerCo jointly and severally hereby represent and warrant to the La Quinta Entities as follows:

      4.1     Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Company MergerCo and Properties MergerCo are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own, lease, encumber and operate their properties and to carry on their businesses as now conducted. Parent is duly qualified or licensed to do business and in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      4.2     Authorization; Validity of Agreement; Necessary Action. Each of Parent, Company MergerCo and Properties MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by Parent, Company MergerCo and Properties MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of the Board of Directors of Parent, the Board of Directors of Company MergerCo, and the Board of Directors of Properties MergerCo, and, subject to the next succeeding sentence, no other action on the part of Parent, Company MergerCo and Properties MergerCo is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Promptly following execution of this Agreement by the parties hereto, (a) Parent shall execute and deliver to Company MergerCo a written consent adopting this Agreement in its capacity as sole stockholder of Company MergerCo and (b) Company MergerCo shall execute and deliver to Properties MergerCo a written consent adopting this Agreement in its capacity as sole stockholder of Properties MergerCo. This Agreement has been duly executed and delivered by Parent, Company MergerCo and Properties MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company and Properties, constitutes a legal, valid and binding obligation of each of Parent, Company MergerCo and Properties MergerCo, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

      4.3     Consents and Approvals; No Violations. Except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and (2) for filing of the Company Certificate of Merger and the Properties Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent, Company MergerCo or Properties MergerCo, the consummation by Parent, Company MergerCo or Properties MergerCo of the transactions contemplated hereby or compliance by Parent, Company MergerCo or Properties MergerCo with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent, Company MergerCo or Properties MergerCo, (b) require any filing with, notice to, or permit, authorization, consent or approval of, any international, national, federal, state, provincial or local state or federal government or governmental regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (each, a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or other rights or obligations) under, result in a material loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Parent, Company MergerCo or Properties MergerCo is a party or by which any of them or any of their respective properties or assets may be bound, (d) require any consent, approval or other authorization of, or filing with or notification to, any person under any Contracts or any Permits or (e) violate any Order applicable to Parent, Company MergerCo or Properties MergerCo or any of their properties or assets, excluding from the foregoing clauses (b), (c), (d) and (e) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not have a Parent Material Adverse Effect.

      4.4     Required Financing. Parent has delivered to the La Quinta Entities correct and complete copies of (a) an executed commitment letter from Blackstone Real Estate Partners IV L.P. to provide equity financing in an aggregate amount of $500,000,000 (the “Equity Funding Letter”), and (b) an executed commitment letter (the “Financing Letter”) from Bank of America, N.A., Merrill Lynch Mortgage Lending, Inc. and Bear Stearns Commercial Mortgage, Inc. (collectively, the “Lenders”) pursuant to which the Lenders have committed to provide Parent and certain existing or future subsidiaries of Company MergerCo and Properties MergerCo with financing in an aggregate amount of $2,960,000,000 (the “Debt Financing” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). The Equity Funding Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and is in full force and effect as of the date hereof. The Financing Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under either the Equity Funding Letter or the Financing Letter. Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letter or the Financing Letter. Parent has fully paid any and all commitment fees and other fees required by the Financing Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Effective Time proceeds in connection with the Financing in an amount equal to up to $3,460,000,000 which will provide Parent with acquisition financing at the Effective Time sufficient to consummate the Mergers upon the terms contemplated by this Agreement.

      4.5     Formation and Ownership of Company MergerCo and Properties MergerCo; No Prior Activities.

(a) Company MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Company MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) Properties MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Properties MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Company MergerCo free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Company MergerCo’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) As of the date hereof and as of the Effective Time, except for (i) Liabilities incurred in connection with their incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement (including the Financing) or in furtherance of the transactions contemplated hereby, neither Company MergerCo nor Properties MergerCo has (x) incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or (y) engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      4.6     Brokers. None of the Company, Properties or any La Quinta Subsidiary will be responsible for any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Mergers based upon any Contract, arrangement or understanding made by or on behalf of Parent, Company MergerCo or Properties MergerCo.

      4.7     Litigation.

(a) As of the date hereof, there is no Legal Action pending or, to the knowledge of Parent, threatened against Parent, Company MergerCo or Properties MergerCo and (b) none of Parent, Company MergerCo or Properties MergerCo is subject to any outstanding Order, which, in either case, would (i) prevent or materially delay the consummation of the Mergers or (ii) otherwise prevent or materially delay performance by Parent, Company MergerCo or Properties MergerCo of any of their material obligations under this Agreement.

      4.8     Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company and Properties the duly executed guarantee of Blackstone Real Estate Partners IV L.P. (the “Guarantor”) in the form attached as Exhibit E to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

      4.9     La Quinta Entities’ Capital Stock. Immediately prior to execution and delivery of this Agreement, neither Parent nor any of Parent’s affiliates or associates (i) is the “owner”, or during the preceding three years, was the “owner”, of 10% or more of the outstanding “voting stock” of either the Company or Properties as the quoted terms are defined in Section 203 of the DGCL, or (ii) beneficially owns (as such term is used in the Exchange Act), or during the preceding three years, beneficially owned 10% or more of the voting securities of the Company or Properties.

      4.10     No Other Representations or Warranties. Except for the representations and warranties made by the Parent, Company MergerCo and Properties MergerCo in this Agreement, none of Parent, Company MergerCo or Properties MergerCo makes any representations or warranties, and each of Parent, Company MergerCo and Properties MergerCo hereby disclaims any other representations or warranties, with respect to each of Parent, Company MergerCo and Properties MergerCo, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, Company MergerCo and Properties MergerCo, notwithstanding the delivery or disclosure to the La Quinta Entities or their affiliates or Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE LA QUINTA ENTITIES

      Except as set forth in the disclosure schedules (with reference to the section of this Agreement to which the information stated in such disclosure schedule relates) delivered at or prior to the execution hereof to Parent, Company MergerCo and Properties MergerCo (the “La Quinta Entities Disclosure Schedule”), the La Quinta Entities jointly and severally represent and warrant to Parent, Company MergerCo and Properties MergerCo as follows:

      5.1     Existence; Good Standing; Authority; Compliance with Law.

(a) Each of the La Quinta Entities is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 5.1(a) of the La Quinta Entities Disclosure Schedule, each of the La Quinta Entities is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased, franchised, managed or operated by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the La Quinta Entities has all requisite corporate power and authority to own, operate, franchise, manage, lease, encumber and operate its properties and carry on its business as now conducted.

(b) Each of the La Quinta Subsidiaries listed in Section 5.4 of the La Quinta Entities Disclosure Schedule (the “La Quinta Subsidiaries”) (i) is a corporation, partnership, business trust or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate power or other power and authority to own, operate, franchise, manage, lease and encumber its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the assets and properties owned, leased, franchised, managed or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except in clause (iii) for jurisdictions in which such failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The La Quinta Entities have no Subsidiaries other than the La Quinta Subsidiaries.

(c) Except as set forth in Section 5.1(c) of the La Quinta Entities Disclosure Schedule, none of the La Quinta Entities or any of the La Quinta Subsidiaries is, nor since January 1, 2002 has been, in violation or default of any Orders or Laws to which either of the La Quinta Entities or any La Quinta

Subsidiary or any of their respective properties or assets is subject, where such violation or default, alone or together with all other violations, would have a Company Material Adverse Effect. The La Quinta Entities and the La Quinta Subsidiaries have obtained all licenses, permits, franchises, variances, consents, certificates, approvals and other authorizations issued or granted, in each case, by a Governmental Entity, and have taken all actions required by applicable Law in connection with their properties and businesses as now conducted (“Permits”), except where the failure to obtain any such Permit or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect. No suspension or cancellation of any of such Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect. None of the La Quinta Entities or any of the La Quinta Subsidiaries is, nor since January 1, 2002 has been, in violation or default of any such Permits where such violation or default, alone or together with all other violations, would have a Company Material Adverse Effect. The representations in this Section 5.1(c) do not apply to (i) Tax matters, as to which the representations and warranties are as set forth in Section 5.10, (ii) environmental matters, as to which the representations and warranties are as set forth in Section 5.13, (iii) employee benefits, as to which the representations and warranties are as set forth in Section 5.14 and (iv) labor matters, as to which the representations and warranties are as set forth in Section 5.15.

(d) The La Quinta Entities have previously provided or made available to Parent true and complete copies of the Company Certificate of Incorporation, the Properties Certificate of Incorporation, the Company Bylaws, the Properties Bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, business trust and joint venture agreements (and in each such case, all amendments thereto) of the La Quinta Entities and each of the La Quinta Subsidiaries as in effect on the date of this Agreement (the “Organizational Documents”). The La Quinta Entities have made available to Parent complete and correct copies of the minutes of all meetings of the Company Board and the Properties Board (and each committee thereof) and the Boards of Directors and committees of the La Quinta Subsidiaries and of the stockholders of the Company, Properties and the La Quinta Subsidiaries (except that certain matters regarding the recent consideration of strategic alternatives may have been redacted therefrom as identified to Parent), in each case since January 1, 2003.

      5.2     Authorization, Validity and Effect of Agreements. Each of the La Quinta Entities has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the adoption of this Agreement by the holders of the Company Common Stock and the holder of Properties Class A Common Stock, to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the adoption of this Agreement by the holders of the Company Common Stock and the holder of Properties Class A Common Stock, the execution, delivery and performance by each of the La Quinta Entities of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of each of the La Quinta Entities, and no other action on the part of the Company or Properties is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the La Quinta Entities and, assuming due and valid authorization, execution and delivery hereof by Parent, Company MergerCo and Properties MergerCo, constitutes a legal, valid and binding obligation of each of the La Quinta Entities, as the case may be, enforceable against each of the La Quinta Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

      5.3     Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 6,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”), and 25,000,000 shares of excess stock, par value $0.10 per share (“Company Excess Stock”). As of November 2, 2005 (the “Capitalization Date”), (i) 202,485,592 shares of Company Common Stock were issued and outstanding (including 563,100 shares of restricted Company

Common Stock awarded to employees in October 2005), each of which is paired with one share of Properties Class B Common Stock; provided that such number of shares excludes 9,430,148 shares of unpaired Company Common Stock which are being held by Properties and 2,105,965 shares of Company Common Stock held in the treasury of the Company, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Excess Stock were issued and outstanding, (iv) 8,000,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company’s stock option plans listed in Schedule 5.3(a) of the La Quinta Entities Disclosure Schedule (the “Company Stock Option Plans”), subject to adjustment on the terms set forth in the Company Stock Option Plans, (v) Options to purchase 10,908,581 Paired Common Shares (which include Company Common Stock) were outstanding under the Company Stock Option Plans, and (vi) 40,528 Stock Units granted to members of the Company. As of the Capitalization Date, the Company had no shares of capital stock issued, outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company that are subject to issuance, upon issuance prior to the Effective Time under the terms and subject to the conditions specified in the instruments under which they are issuable will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of shares of Paired Common Shares pursuant to the exercise of, or lapse of restrictions under, Options outstanding as of the Capitalization Date, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Options. Except as set forth above or as set forth in Section 5.3(a) of the La Quinta Entities Disclosure Schedule, as of the date hereof, there are no shares of capital stock or securities convertible into or exchangeable for or rights to acquire shares of capital stock of the Company authorized, issued, outstanding or reserved for issuance. No dividends have been declared on Company Common Stock during the preceding three years.

(b) The authorized capital stock of Properties consists of 1,000,000 shares of Properties Class A Common Stock, 500,000,000 shares of Properties Class B Common Stock, 6,000,000 shares of preferred stock, par value $0.10 per share (“Properties Preferred Stock”), of which 805,000 shares are designated as 9% Series A Cumulative Preferred Stock, par value $0.10 per share (“Series A Preferred Stock”), and 5,195,000 shares are undesignated preferred stock, par value $0.10 per share (the “Properties Undesignated Preferred Stock”), and 25,000,000 shares of excess stock, par value $0.10 per share (“Properties Excess Stock”). As of the Capitalization Date, (i) 100,000 shares of Properties Class A Common Stock were issued and outstanding, all of which were owned by the Company, (ii) 202,485,592 shares of Properties Class B Common Stock were issued and outstanding (including 563,100 shares of restricted Properties Class B Common Stock awarded to employees in October 2005), each of which is paired with one share of Company Common Stock; provided that such number of shares excludes 2,105,965 shares of Properties Class B Common Stock held in the treasury of Properties, (iii) 800,000 shares of Series A Preferred Stock were issued and outstanding and represented by 8,000,000 depositary shares pursuant to the Depositary Agreement dated June 17, 1998, as amended on December 24, 2003, between Properties and American Stock Transfer and Trust Corporation (the “Depositary Agreement”), (iv) no shares of Properties Undesignated Preferred Stock were issued and outstanding, (v) no shares of Properties Excess Stock were issued and outstanding, (vi) 8,000,000 shares of Properties Class B Common Stock have been authorized and reserved for issuance pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans, (vii) Options to purchase 10,908,581 Paired Common Shares (which include Properties Class B Common Stock) were outstanding under the Company Stock Option Plans, and (viii) 40,528 Stock Units granted to members of the Company Board. As of the Capitalization Date, Properties had no shares of capital stock issued, outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of Properties are, and all shares of capital stock of Properties that are subject to issuance, upon issuance prior to the Effective Time under the terms and subject to the conditions specified in the instruments under which they are issuable will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of shares of Paired Common Shares pursuant to the exercise of, or lapse of restrictions under, Options outstanding as of the Capitalization Date, there has been no change in the number of shares of outstanding capital stock of Properties or the number of outstanding Options. Except as set forth above or as set forth in Section 5.3(a) of the La Quinta Entities Disclosure Schedule, as of the date hereof, there are no shares of capital stock or securities convertible into or exchangeable for or rights to acquire shares of capital stock of the Properties authorized, issued, outstanding or reserved for issuance. All dividends on Properties’ Series A Preferred Stock that have been declared prior to the date of this Agreement have been paid in full to Properties’ paying agent. No dividends have been declared on Properties Class A Common Stock or Properties Class B Common Stock that remain unpaid as of the date hereof.

(c) None of the Company, Properties or any La Quinta Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exchangeable into or exercisable for securities having the right to vote) on any matter that the stockholders of the Company or Properties may vote.

(d) Except as set forth in Section 5.3(d) of the La Quinta Entities Disclosure Schedule and except for the Options and the Stock Units (all of which have been issued under the Company Stock Option Plans), as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, shares of capital stock, convertible or exchangeable securities, or other rights, agreements or commitments which obligate the Company, Properties or any La Quinta Subsidiary to issue, transfer or sell any shares of capital stock of the Company, Properties or any La Quinta Subsidiary; provided that certain Options may have been exercised between the Capitalization Date and the date of this Agreement. Section 5.3(d) of the La Quinta Entities Disclosure Schedule sets forth a full list of the Options as of the Capitalization Date (except for the name of the person to whom such Options have been granted, which has been made available to Parent), including the number of shares subject to each Option and the per share exercise price for each Option. True and complete copies of all plans (and the forms of such options and awards) referred to in this Section 5.3(d) have been furnished or made available to Parent.

(e) Section 5.3(e) of the La Quinta Entities Disclosure Schedule sets forth a complete list of the restricted stock awards outstanding under the Company Stock Option Plans as of the date of this Agreement (except for the recipient’s name, which has been made available to Parent); provided that certain restricted stock awards may have vested between the Capitalization Date and the date of this Agreement. True and complete copies of all plans (and the forms of options and awards) referred to in this Section 5.3(e) of the La Quinta Entities Disclosure Schedule have been furnished or made available to Parent.

(f) Except for the restricted stock awards referred to in Section 5.3(e) and as set forth in Section 5.3(f) of the La Quinta Entities Disclosure Schedule, there are no agreements, voting trusts, proxies or understandings to which the Company, Properties or any La Quinta Subsidiary is a party with respect to the voting of any shares of capital stock of the Company, Properties or any La Quinta Subsidiary or which restrict the transfer of any such shares, nor does the Company or Properties have knowledge of any agreements, voting trusts, proxies or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(g) Except as set forth in Section 5.3(g) of the La Quinta Entities Disclosure Schedule, there are no outstanding contractual obligations of the Company, Properties or any La Quinta Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company, Properties or La Quinta Subsidiary or (ii) provide any funds to, make any investment (whether in the form of a loan, capital contribution or otherwise) in any person (other than a La Quinta Entity or a wholly-owned La Quinta Subsidiary) or (iii) provide any guarantee to any party (other than a La Quinta Entity or a wholly-owned La Quinta Subsidiary) with respect to any La Quinta Subsidiary or any other person.

(h) None of the Company, Properties or any La Quinta Subsidiary is a party to or has knowledge of any stockholder’s agreement, voting trust agreement or registration rights agreement relating to any equity interests of the Company, Properties or any La Quinta Subsidiary or any other similar agreement relating to disposition, voting or dividends with respect to any equity interests of the Company, Properties or any La Quinta Subsidiary. All dividends on the Series A Preferred Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full to the Properties’ paying agent.

(i) As of the date of this Agreement, the only outstanding Indebtedness of the La Quinta Entities and the La Quinta Subsidiaries is (i) $20 million in aggregate principal amount of 7.30% Medium Term Notes; (ii) $2 million in aggregate principal amount of 8.625% Medium Term Notes; (iii) $2.5 million in aggregate principal amount of 8.25% Medium Term Notes; (iv) $160 million in aggregate principal amount of 7.00% Notes; (v) $50 million in aggregate principal amount of 7.27% Senior Notes; (vi) $50 million in aggregate principal amount of 7.33% Senior Notes; (vii) $325 million in aggregate principal amount of 8.875% Senior Notes; (viii) $200 million in aggregate principal amount of 7% Senior Notes; (ix) $124,000 in aggregate principal amount of 7.82% Senior Notes; and (x) approximately $16.5 million of letters of credit under the Amended and Restated Credit Agreement, dated as of November 12, 2003, by and among the La Quinta Entities, various lenders, and Canadian Imperial Bank of Commerce, as administrative agent, Fleet Securities Inc., as syndication agent, and Credit Lyonnais, as documentation agent, as amended to date (the “Credit Agreement”), (xi) less than $50,000 under letters of credit issued by banks to secure obligations under ordinary course agreements and (xii) such other obligations as are set forth in Section 5.3(i) of the La Quinta Entities Disclosure Schedule.

(j) Neither of the La Quinta Entities has a “poison pill” or similar stockholder rights plan.

      5.4     Subsidiaries. Section 5.4 of the La Quinta Entities Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each La Quinta Subsidiary. All issued and outstanding shares or other equity interests of each La Quinta Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the La Quinta Entities Disclosure Schedule, all issued and outstanding shares or other equity interests of each La Quinta Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances.

      5.5     Other Interests. Except as set forth in Section 5.5 of the La Quinta Entities Disclosure Schedule, none of the Company, Properties or any La Quinta Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) or any other securities convertible or exchangeable into or exercisable for any such interest or investment, in any person (other than investments in short-term debt securities and other than any interest or investment in any of Company, Properties or any La Quinta Subsidiary). Except as set forth in Section 5.5 of the La Quinta Entities Disclosure Schedule, the Company, Properties or a La Quinta Subsidiary, as the case may be, owns all such investments free and clear of all Encumbrances, and there are no outstanding contractual obligations of the La Quinta Entities or any La Quinta Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in such investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any such investment.

      5.6     Consents and Approvals; No Violations. Assuming the adoption of this Agreement by the stockholders of the Company and Properties and except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, (2) for filing of the Company Certificate of Merger and the Properties Certificate of Merger, (3) any filings required under the rules and regulations of the New York Stock Exchange and (4) as otherwise set forth in Section 5.6 of the La Quinta Entities Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the La Quinta Entities, the consummation by the La Quinta Entities of the transactions contemplated hereby or compliance by the La Quinta Entities with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of the La Quinta Entities or La Quinta Subsidiaries, (b) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or other rights or obligations) under, result in a material loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which the Company, Properties or any La Quinta Subsidiary is a party or by which it or any of its properties or assets may be bound or any Company Permit, (d) require any consent, approval or other authorization of, or filing with or notification to, any person under (i) any Contracts to which the Company, Properties or any of the La Quinta Subsidiaries are a party or by which their properties or assets are bound, or (ii) any Permits, other than as set forth in Section 5.6 of the La Quinta Entities Disclosure Schedule or (e) cause the creation or imposition of any Encumbrances on any properties or assets of the Company, Properties or any of the La Quinta Subsidiaries, other than as set forth in Section 5.6 of the La Quinta Entities Disclosure Schedule, violate any Order or Law applicable to the Company, or Properties or any La Quinta Subsidiary or any of their properties or assets, excluding from the foregoing clauses (b), (c), (d) and (e), such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not have a Company Material Adverse Effect.

      5.7     SEC Reports; Financial Statements; Undisclosed Liabilities; Certain Franchise Matters.

(a) The La Quinta Entities have filed all required forms, and reports with the SEC since January 1, 2002 (collectively, the “La Quinta SEC Reports”), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates or as subsequently amended, the La Quinta SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company, Properties and any of the La Quinta Subsidiaries, on the other hand, since January 1, 2003 through the date of this Agreement. Each of the consolidated balance sheets of the La Quinta Entities included in or incorporated by reference into the La Quinta SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the La Quinta Entities and the La Quinta Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity and other comprehensive income and cash flows of the La Quinta Entities included in or incorporated by reference into the La Quinta SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, changes in shareholders’ equity and other comprehensive income or cash flows, as the case may be, of the La Quinta Entities and the La Quinta Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein), and complied in all material respects with the requirements of Regulation S-X under the Securities Act; and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. Except as set forth in Section 5.7(a) of the La Quinta Entities Disclosure Schedule, no La Quinta Subsidiary (except for Properties) is required to file any form, report or other document with the SEC or any Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The La Quinta Entities have established and maintain disclosure controls and procedures, have conducted the procedures in accordance with their terms and have otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act. All of the La Quinta Subsidiaries are consolidated for accounting purposes.

(b) Except as and to the extent set forth on the consolidated balance sheet of the La Quinta Entities as at September 30, 2005 (including the notes thereto) included in the La Quinta Entities’ Joint Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 or as set forth in Section 5.7(b) of the La Quinta Entities Disclosure Schedule, none of the Company, Properties or any La Quinta Subsidiary has any Liability, except for Liabilities incurred (i) in connection with the Mergers or (ii) in the ordinary course of business and in a manner consistent with past practice since September 30, 2005 that would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the La Quinta Entities with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Since January 1, 2002, each of the applicable La Quinta Entities and the La Quinta Subsidiaries that is required to do so has prepared and maintained each of its Uniform Franchise Offering Circulars (“UFOCs”) in accordance with applicable Law, has filed its UFOCs in all states in which any such La Quinta Entity or La Quinta Subsidiary offered or sold franchises which required registration and approval prior to such offers or sales of franchises in such states and has not failed to file any required amendments or renewals on a timely and accurate basis, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect. The La Quinta Entities have provided or made available to Parent copies of all material correspondence the La Quinta Entities or any of the La Quinta Subsidiaries have received or sent since January 1, 2002 affecting the registration and renewals of the UFOCs in the applicable states. Since January 1, 2002, other than supplemental earnings claims (which have been provided or made available to Parent), the La Quinta Entities and the La Quinta Subsidiaries do not and have not authorized their Representatives to furnish any materials or information which is inconsistent in any material respect with the “earnings claim” information set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising Laws.

      5.8     Litigation. Except as set forth in the La Quinta SEC Reports filed at least two Business Days prior to the date of this Agreement or in Section 5.8 of the La Quinta Entities Disclosure Schedule, (a) there is no Legal Action pending or, to the knowledge of the Company or Properties, threatened against the Company, Properties or any of the La Quinta Subsidiaries or their properties or assets or any director, officer or employee of the Company, Properties or any of the La Quinta Subsidiaries in his or her capacity as such or other person, in each case, for whom the Company, Properties or any of the La Quinta Subsidiaries may be liable, and (b) none of the Company, Properties or any La Quinta Subsidiary is subject to any outstanding Order which, in the case of (a) or (b), would have a Company Material Adverse Effect. No claims for indemnification have been made by any current or former director or officer pursuant to Organizational Documents or any Contract between the Company, Properties or any La Quinta Subsidiary and any current or former director or officer since January 1, 2002 and other than pursuant to Organizational Documents or as set forth in Section 5.8 of the La Quinta Entities Disclosure Schedule, no Contract between the Company, Properties or any La Quinta Subsidiary and any current or former director or officer exists that was entered into since January 1, 1999 that provides for indemnification.

      5.9     Absence of Certain Changes. Except as disclosed in the La Quinta SEC Reports filed at least two Business Days prior to the date of this Agreement, since September 30, 2005, there has not been any event, circumstance, change, development or effect that had or would reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in the La Quinta SEC Reports filed at least two Business Days prior to the date of this Agreement or set forth in Section 5.9 of the La Quinta Entities Disclosure Schedule, since September 30, 2005 through the date hereof, the Company, Properties and the La Quinta Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, Properties or any La Quinta Subsidiary, except for (i) dividends or distributions, declared, set aside or paid by Properties to the Company or any La Quinta Subsidiary to the Company, Properties or any La Quinta Subsidiary that is, directly or indirectly, wholly owned by the Company and (ii) distributions payable to holders of Series A Preferred Stock to the extent required by the terms of such stock;

(b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, Liability, guaranty, capital expenditure or transaction that would be required to be disclosed in any La Quinta SEC Report (each, a “Commitment”) entered into by the Company, Properties or any of the La Quinta Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Mergers;

(c) any material change in the Company’s, Properties’ or the La Quinta Subsidiaries’ accounting principles, practices or methods, except insofar as may have been required by a change in GAAP;

(d) any amendment to the Company Certificate of Incorporation or the Properties Certificate of Incorporation or other Organizational Documents;

(e) any increase in the compensation payable or to become payable or the benefits provided to their directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or grant of any severance or termination pay to, or any employment, bonus, change of control or severance agreement entered into by the La Quinta Entities or any La Quinta Subsidiary with any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the La Quinta Entities or any La Quinta Subsidiary;

(f) any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

(g) any acquisitions or dispositions of real property;

(h) any material tax election made or settlement or compromise of any material United States federal, state or local income tax liability;

(i) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock except pursuant to cashless exercise of Options; or

(j) any announcement of an intention to, or entry by the La Quinta Entities or any La Quinta Subsidiary into, any binding agreement, or other commitment to do any of the foregoing.

      5.10     Taxes.

(a) Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, each of the Company, Properties and the La Quinta Subsidiaries (i) has timely filed (or had timely filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects and (ii) has timely paid (or had timely paid on their behalf), or will timely pay, all material Taxes required to be paid by it, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been established on the applicable La Quinta Entity or La Quinta Subsidiary’s books and records in accordance with GAAP. Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, the most recent audited financial statements contained in the La Quinta Entities’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 reflect an adequate reserve for all Taxes payable by the Company, Properties and the La Quinta Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns and such Taxes payable do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, Properties and the La Quinta Subsidiaries in filing their Tax Returns. Except as set forth in

Section 5.10(a) of the La Quinta Entities Disclosure Schedule, no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company, Properties or any of the La Quinta Subsidiaries that remain outstanding as of the date of this Agreement, and no extensions or waivers of the time to assess any such material Taxes are currently in effect or have been requested. Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, there are no material audits, examinations or other proceedings related to any material Taxes of the La Quinta Entities or any La Quinta Subsidiary in progress, and, to the knowledge of the La Quinta Entities, no La Quinta Entity or La Quinta Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect of any material Taxes. The La Quinta Entities and the La Quinta Subsidiaries have complied in all material respects with all applicable Law, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid on or prior to the due date thereof. No claim is pending by a taxing authority in a jurisdiction where the La Quinta Entities or the La Quinta Subsidiaries do not file Tax Returns that such entity is or may be subject to a material amount of tax by that jurisdiction. There are no material Tax liens on any assets of the Company, Properties or any of the La Quinta Subsidiaries (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith or statutory liens for unpaid property Taxes not yet due and payable). Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, neither the Company, Properties nor any La Quinta Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns in the ordinary course). Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, neither the Company, Properties nor any La Quinta Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code. There are no pending or, to the knowledge of the La Quinta Entities, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company, Properties or any La Quinta Subsidiary (other than against each other) under any indemnification, allocation or sharing arrangement with respect to Taxes. Neither the Company, Properties nor any La Quinta Subsidiary is, or has been, a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b). Except as set forth in Section 5.10(a) of the La Quinta Entities Disclosure Schedule, neither the Company, Properties nor any La Quinta Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision of state, local or foreign Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (3) installment sale or open transaction disposition made on or prior to the Closing, or (4) prepaid amount not received on or prior to the Closing. Neither the Company, Properties nor any La Quinta Subsidiary has made an election under Section 341(f) of the Code.

(b) Properties (i) for all taxable years commencing with January 1, 1997 through December 31, 2004 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2004 to the date hereof and intends to continue to operate until the Closing Date, in such a manner as to permit it to continue to qualify as a REIT. Since the most recently audited financial statement contained in the La Quinta Entities’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company, Properties and the La Quinta Subsidiaries have incurred no Liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company, Properties nor any La Quinta Subsidiary has incurred any material Liability for Taxes other than in the ordinary course of business. Except as set forth on Schedule 5.10(b) of the La Quinta Entities Disclosure Schedule, none of Properties or any Subsidiary of Properties hold any assets the disposition of which, pursuant to Treasury Regulations Section 1.337(d)-7, would be subject to a material amount of tax under the rules of Section 1374 of the Code.

(c) The merger and transactions contemplated under the Agreement and Plan of Merger by and among the Company, LQP Acquisition Corp. and Properties dated as of October 17, 2001 were treated as an exchange that qualified as a recapitalization under Section 368(a)(1)(E) of the Code and as a contribution qualifying as a transaction under Section 351 of the Code.

(d) For the taxable years beginning on or after January 1, 1997, the Company has not been subject to taxation as a REIT within the meaning of Section 856 of the Code and has not elected to be treated as a REIT.

      5.11     Real and Personal Properties.

(a) Section 5.11(a) of the La Quinta Entities Disclosure Schedule lists each parcel of real property currently owned by the Company, Properties or any La Quinta Subsidiary, and sets forth the Company, Properties or the applicable La Quinta Subsidiary owning such property (collectively, the “Owned Real Properties” and together with the Leased Properties (defined below), the “La Quinta Properties” and each individually, a “La Quinta Property”). Except as set forth in Section 5.11(a) of the La Quinta Entities Disclosure Schedule, the Company, Properties or the applicable La Quinta Subsidiary set forth in Section 5.11(a) of the La Quinta Entities Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of liens, mortgages or deeds of trust, pledges, options, rights of first refusal or offer, conditional or installment sales contracts, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), other than (i) Encumbrances for real estate taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s liens for construction in progress, and (iii) to the extent such Encumbrances would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the La Quinta Entities or any of the La Quinta Subsidiaries consistent with past practice, (B) all matters of record and other Encumbrances which are disclosed in the title policies made available to Parent, and (C) all Encumbrances and other imperfections of title that are typical for the applicable property type and locality or which would not reasonably be expected to materially interfere with the conduct of the business of the La Quinta Entities (collectively, “Permitted Encumbrances”). Except as set forth in Section 5.11(a) of the La Quinta Entities Disclosure Schedule, no La Quinta Property is subject to any Order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the La Quinta Entities, has any such condemnation, expropriation or taking been proposed. None of the Company, Properties or any La Quinta Subsidiary has violated any material covenants, conditions or restrictions of record affecting any La Quinta Properties which violation would have a Company Material Adverse Effect.

(b) Section 5.11(b) of the La Quinta Entities Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company, Properties or any La Quinta Subsidiary from a third party (except for billboard leases entered into in the ordinary course of business) (“Leased Properties”) and sets forth the Company, Properties or the La Quinta Subsidiary holding such leasehold interest, the date of the lease and each material amendment, guaranty of an obligation of an entity other than a La Quinta Entity or a La Quinta Subsidiary or other agreement relating thereto (the “Lease Documents”). The Company, Properties or the applicable La Quinta Subsidiary holds a valid leasehold interest in the Leased Properties, free and clear of all Encumbrances other than Permitted Encumbrances. True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company, Properties or the La Quinta Subsidiaries and, to the knowledge of the La Quinta Entities, as against the other party thereto.

(c) None of the Company, Properties or any La Quinta Subsidiary is a party to any management, franchise, license or other agreement providing for the management of operations conducted at any La Quinta Property by any party other than the Company, Properties or any La Quinta Subsidiary, other than as disclosed in Section 5.11(c) of the La Quinta Entities Disclosure Schedule. True, correct and complete copies of each such agreement have been made available to Parent. Each such agreement is valid, binding and in full force and effect as against the Company, Properties or the La Quinta Subsidiaries and, to the knowledge of the La Quinta Entities, as against the other party thereto.

(d) Section 5.11(d) of the La Quinta Entities Disclosure Schedule lists each management agreement pursuant to which the Company, Properties or any La Quinta Subsidiary manages or operates any real property on behalf of any party other than the Company, Properties or any La Quinta Subsidiary, and describes the property that is subject to such management agreement, the Company, Properties or the La Quinta Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty of an obligation of an entity other than a La Quinta Entity or a La Quinta Subsidiary or other agreement relating thereto (“Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company, Properties or the La Quinta Subsidiaries and, to the knowledge of the La Quinta Entities, as against the other party thereto.

(e) Section 5.11(e) of the La Quinta Entities Disclosure Schedule lists each franchise agreement pursuant to which the Company, Properties or any La Quinta Subsidiary, as franchisor, grants any rights to any party other than the Company, Properties or any La Quinta Subsidiary, to operate any property under the La Quinta Marks, and describes the property that is subject to such franchise agreement, the Company, Properties or the La Quinta Subsidiary that is a subject to such franchise agreement and the La Quinta Entities have made available to Parent each material amendment, guaranty of an obligation of an entity other than a La Quinta Entity or a La Quinta Subsidiary or other instruments binding on the Company, Properties or any La Quinta Subsidiary and relating thereto (the “Franchise Agreement Documents”). True, correct and complete copies of all Franchise Agreement Documents have been made available to Parent. Each of the Franchise Agreement Documents is valid, binding and in full force and effect as against the Company, Properties or the La Quinta Subsidiaries and, to the knowledge of the La Quinta Entities, as against the other party thereto.

(f) Except as set forth in Section 5.11(f) of the La Quinta Entities Disclosure Schedule, there are no new La Quinta Properties under construction nor are any La Quinta Properties undergoing expansion construction to add additional guest rooms, as of the date hereof.

(g) Section 5.11(g) of the La Quinta Entities Disclosure lists each borrower (or, in the case of a franchise loan or incentive, the location of the franchise), amount and date of loan with respect to any loans made by the Company, Properties or any La Quinta Entity to any person (other than the Company, Properties or any La Quinta Subsidiary). Except as set forth in Section 5.11(g) of the La Quinta Entities Disclosure Schedule, none of the Company, Properties or any La Quinta Subsidiary has (i) delivered any written notice of material default under the loan documents governing any such loan that has not been cured, or (ii) executed any written waiver of any material rights of the Company, Properties or any La Quinta Subsidiary under the loan documents governing any such loan, which waiver remains in effect as of the date hereof.

(h) Except as set forth in Section 5.11(h) of the La Quinta Entities Disclosure Schedule, the Company, Properties and the La Quinta Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property and other non-real estate assets necessary to conduct the business of the La Quinta Entities as currently conducted, taken as a whole. To the knowledge of the La Quinta Entities and except as set forth in Section 5.11(h) of the La Quinta Entities Disclosure Schedule, all such assets owned by the Company, Properties and the La Quinta

Subsidiaries are free and clear of all Encumbrances, except for (i) Encumbrances reflected in the Company’s balance sheet at September 30, 2005 as reflected in the Company SEC Reports, (ii) Encumbrances which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable.

(i) Section 5.11(i) of the La Quinta Entities Disclosure Schedule lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company, Properties or any La Quinta Subsidiary since January 1, 2003.

(j) To the knowledge of the La Quinta Entities, there are no latent defects affecting any La Quinta Property or the improvements thereon, other than those that would not have a Company Material Adverse Effect.

      5.12     Intellectual Property. Except as would not have a Company Material Adverse Effect: (i) the Company, Properties or the La Quinta Subsidiaries own or are licensed to use, or otherwise have the right to use, all items of Intellectual Property used in the business of the Company, Properties and the La Quinta Subsidiaries as currently conducted, taken as a whole; (ii) to the knowledge of the La Quinta Entities, the Company, Properties or the La Quinta Subsidiaries own the entire right, title and interest in and to each item of Intellectual Property purported to be owned by the Company, Properties or any of the La Quinta Subsidiaries (the “Owned Intellectual Property”) and none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, the Owned Intellectual Property is valid and enforceable; (iii) the Company, Properties or the La Quinta Subsidiaries own the entire right, title and interest in and to each of the La Quinta Marks, and none of La Quinta Marks has been adjudged invalid or unenforceable in whole or in part and, the La Quinta Marks are valid and enforceable; (iv) to the knowledge of the La Quinta Entities, each license of Intellectual Property licensed by or to the Company, Properties or any of the La Quinta Subsidiaries (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, is in full force and effect and no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (v) to the knowledge of the La Quinta Entities, the conduct of the business of the Company, Properties and the La Quinta Subsidiaries, as currently conducted, does not infringe upon or misappropriate the Intellectual Property rights of any third party; (vi) as of the date of this Agreement, except as disclosed in the La Quinta Entities SEC Reports or Section 5.12 of the La Quinta Entities Disclosure Schedule, there are no claims pending or, to the knowledge of the La Quinta Entities, threatened, that the Company, Properties or any La Quinta Subsidiary is infringing, misappropriating or otherwise in violation of any Intellectual Property right of any third party which, individually or in the aggregate, would have a Company Material Adverse Effect, and, to the knowledge of the La Quinta Entities, no third party is infringing, misappropriating or otherwise in violation of any Intellectual Property rights of the Company, Properties or any La Quinta Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect; and (vii) the Company, Properties and the La Quinta Subsidiaries have taken reasonable actions to protect, preserve and maintain the confidentiality and value of any material trade secrets, know how or other confidential information contained in the Owned Intellectual Property or the Licensed Intellectual Property.

      5.13     Environmental Matters. Except as disclosed in Section 5.13 of the La Quinta Entities Disclosure Schedule or would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) the La Quinta Entities and the La Quinta Subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws, (b) there is no Legal Action pending, or to the knowledge of the La Quinta Entities threatened, against the Company, Properties or any La Quinta Subsidiary under any Environmental Law, (c) none of the Company, Properties or any La Quinta Subsidiary has received any written notice that it is in violation of any Environmental Law or that it is potentially responsible under any Environmental Law for costs, including without limitation, costs of response or removal or for damages to natural resources, at any location, (d) none of the Company, Properties or any La Quinta Subsidiary has Released, transported or disposed of, or allowed or arranged for any third party to Release, transport or dispose of, any Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list, or otherwise at any location as could reasonably be expected to result in Liability under any Environmental Law, (e) there has been no Release or threatened Release at, from, to, about or on the real property or facilities currently or formerly owned, operated or leased by the Company, Properties or any La Quinta Subsidiary of Hazardous Materials in a quantity or concentration that violated, requires reporting or requires a response action under any Environmental Law, and Hazardous Materials are not otherwise present at any such location, in a condition or manner that could be reasonably expected to result in an order to perform a response action or in liability under any Environmental Law, (f) to the knowledge of the La Quinta Entities, there is no hazardous waste treatment, storage or disposal facility, landfill, surface impoundment or underground injection well located at any of the real property or facilities owned, operated or leased by the Company, Properties or any La Quinta Subsidiary, and (g) none of the Company, Properties or any La Quinta Subsidiary has assumed, contractually or by operation of law, any Liabilities under any Environmental Laws, and (h) none of the lawful execution of this Agreement, the lawful consummation of the transactions contemplated hereunder and the continuation of the operations of the La Quinta Entities and the La Quinta Subsidiaries after the Closing in material compliance with all applicable Environmental Laws require any consent of, or notice to, any third person pursuant to any Environmental Law.

      5.14     Employee Benefit Plans. Notwithstanding anything to the contrary in this Article V, this Section 5.14 shall constitute the sole representation and warranty of the La Quinta Entities with respect to employee benefits and employment matters, and the representations and warranties contained in sections of Article V other than this Section 5.14 shall be deemed to exclude any representation or warranty insofar as it relates to any employee benefits or employment matters.

(a) Section 5.14(a) of the La Quinta Entities Disclosure Schedule sets forth a list of every employee benefit plan, within the meaning of ERISA Section 3(3) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, and any employment, termination, severance agreement or arrangement to which the La Quinta Entities or any ERISA Affiliate is a party, with respect to which any of the La Quinta Entities or any ERISA Affiliate has any obligation, or which are maintained, contributed to or sponsored, by the La Quinta Entities or any ERISA Affiliate (“Employee Programs”) that is material. Each Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.

(b) With respect to each Employee Program, the La Quinta Entities have provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) to the extent applicable, the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Form 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program; and (vi) the most recent actuarial report and financial statements.

(c) Except as set forth in Schedule 5.14(c)(i) of the La Quinta Entities Disclosure Schedule, each Employee Program has been administered in all material respects in accordance with its terms and the requirements of applicable Law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 5.14(c)(ii) of the La Quinta Entities Disclosure Schedule, none of the La Quinta Entities or any ERISA Affiliate has now or at any time during the five years preceding the date hereof contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a

multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any of the La Quinta Entities or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA.

(d) Except as set forth in Section 5.14(d)(i) of the La Quinta Entities Disclosure Schedule, no Employee Program exists that could result in the payment to any present or former employee, director or consultant of any of the La Quinta Entities or any ERISA Affiliate as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event). Except as set forth in Section 5.14(d)(ii) of the La Quinta Entities Disclosure Schedule, to the best knowledge of the La Quinta Entities, no current or former employee of any of the La Quinta Entities or any ERISA Affiliate has any rights under any Contract or Employee Plan that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The La Quinta Entities hereby represent and warrant that the base amounts (as such term is defined in Section 280G of the Code) for calendar years 2001, 2002, 2003 and 2004, as set forth in Section 5.14(d)(ii) of the La Quinta Entities Disclosure Schedule, are true and correct in all material respects.

(e) Each Employee Program that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Program for which determination letters are currently available that the Employee Program is so qualified and each trust established in connection with any Employee Program which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no circumstance exists that could reasonably be expected to result in the revocation of such letter.

(f) With respect to any Employee Program, (i) no actions, claims, proceedings or other similar actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the La Quinta Entities, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity is pending, in progress or, to the knowledge of the La Quinta Entities, threatened.

(g) For purposes of this Section 5.14 an entity is an “ERISA Affiliate” of the La Quinta Entities if it would have ever been considered a single employer with the Company or Properties under ERISA Section 4001(b) or part of the same “controlled group” as the Company or Properties for purposes of ERISA Section 302(d)(8)(C).

      5.15     Labor Matters. None of the Company, Properties or any La Quinta Subsidiary is a party to, or bound by, any collective bargaining agreement, Contract or understanding with a labor union or labor union organization. There are no pending or, to the knowledge of the La Quinta Entities, threatened unfair labor practice charges, except which would not be material to the La Quinta Entities. To the knowledge of the La Quinta Entities, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company, Properties or any of the La Quinta Subsidiaries, nor, to the knowledge of the La Quinta Entities, except as set forth in Section 5.15 of the La Quinta Entities Disclosure Schedule, have there been any such organizing activities within the past three years. There are no labor strikes, slowdowns, work stoppages, lockouts or other labor controversies in effect, nor, to the knowledge of the La Quinta Entities, are any such controversies threatened. The La Quinta Entities and the La Quinta Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, worker compensation, pay equity and payment of withholding and/or social security taxes, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar state and local Laws. None of the La Quinta Entities or La Quinta Subsidiaries

has incurred any Liability under WARN or any similar state or local Law within the last six months which remains unsatisfied.

      5.16     No Brokers. None of the Company, Properties or any of the La Quinta Subsidiaries has entered into any Contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent, Company MergerCo or Properties MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Mergers, except that the La Quinta Entities have retained Morgan Stanley & Co. Incorporated, as its financial advisor, in connection with the Mergers. The fee that will be payable to Morgan Stanley & Co. Incorporated in connection with the Mergers is set forth in Section 5.16 of the La Quinta Entities Disclosure Schedule.

      5.17     Opinion of Financial Advisor. The Company and Properties have received the written opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of the opinion, the Merger Consideration is fair to the holders of Paired Common Shares from a financial point of view. The Company and Properties have made available to Parent an executed copy of such opinion. The Company and Properties have obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Proxy Statement.

      5.18     Board Approval; Vote Required; Takeover Statutes.

(a) Each of the Company Board and the Properties Board, by resolutions duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement, the respective Merger and the other transactions contemplated hereby are advisable, fair to and in the best interest of the Company and Properties, respectively, and the stockholders of the Company and Properties, (ii) approved this Agreement, the respective Merger and the other transactions contemplated by this Agreement and declared their advisability and (iii) recommended that the stockholders of the Company and Properties adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s and Properties’ stockholders at the Special Meetings (with respect to the actions of the Company Board referred to in clauses (i), (ii) and (iii) above, the “Company Board Recommendation”, and with respect to the actions of the Properties Board referred to in clauses (i), (ii) and (iii) above, the “Properties Board Recommendation”, and together with the Company Board Recommendation, the “Board Recommendations”) and (iv) taken all requisite action so that the execution and delivery of this Agreement by the parties hereto will not result in Parent, Company MergerCo or Properties MergerCo being subject to the “ownership limit” or “look through ownership limit” for purposes of Article Thirteenth of the Company Certificate of Incorporation or the Properties Certificate of Incorporation or otherwise subject any of them to the restrictions contained therein. Assuming the accuracy of the representation contained in Section 4.9, the approval of this Agreement, the Mergers and the other transactions contemplated by this Agreement by the Company Board and the Properties Board constitutes approval of this Agreement, the Mergers and the other transactions contemplated hereby for purposes of (x) Section 203 of the DGCL and (y) Article Ninth of each of the Company Certificate of Incorporation and the Properties Certificate of Incorporation, and represents the only action necessary to ensure that the restrictions on “business combinations” set forth in Section 203 of the DGCL and Article Ninth of each of the Company Certificate of Incorporation and the Properties Certificate of Incorporation do not and will not apply to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) The affirmative vote of (i) the holders of a majority in voting power of shares of outstanding Company Common Stock (the “Requisite Company Vote”) and (ii) the holders of a majority in voting power of shares of outstanding Properties Class A Common Stock (the “Requisite Properties Vote” and, together with the Requisite Company Vote, the “Requisite Vote”) are the only votes of the holders of any class or series of capital stock of the La Quinta Entities or La Quinta Subsidiaries necessary to adopt or approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

      5.19     Material Contracts.

(a) Section 5.19(a) of the La Quinta Entities Disclosure Schedule contains a list of the following Contracts to which the Company, Properties or any La Quinta Subsidiary is a party or by which the Company, Properties or any La Quinta Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) except for Lease Documents disclosed pursuant to Section 5.11(b) hereto, any lease (other than solely among any La Quinta Entity or La Quinta Subsidiary) of real or personal property providing for annual rentals of $100,000 or more;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company, Properties or the La Quinta Subsidiaries and that requires or is reasonably likely to require either (A) annual payments by the Company, Properties and the La Quinta Subsidiaries of $500,000 or more, or (B) aggregate payments by the Company, Properties and the La Quinta Subsidiaries of $5,000,000 or more;

(iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement (other than solely among any La Quinta Entity or La Quinta Subsidiary) relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) any Contract (other than solely among any La Quinta Entity or La Quinta Subsidiary) under which Indebtedness is outstanding or may be incurred or pursuant to which the Company, Properties or any La Quinta Subsidiary property or asset is mortgaged, pledged or otherwise subject to an Encumbrance, or any Contract restricting the incurrence of Indebtedness or the incurrence of Encumbrances or restricting the payment of dividends or the transfer of any La Quinta Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person; and, for the avoidance of doubt, “Indebtedness” shall include letters of credit;

(v) any Contract required to be filed as an exhibit to the La Quinta Entities’ Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act which has not yet been filed with the SEC;

(vi) any Contract that purports to limit in any material respect the right of the Company, Properties or the La Quinta Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any La Quinta Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(viii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (vii) of this Section 5.19(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(ix) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the La Quinta Properties, under which the Company, Properties or any of the La Quinta Subsidiaries has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate;

(x) any advertising or other promotional Contract providing for payment by the Company, Properties or any La Quinta Subsidiary of $500,000 or more;

(xi) except as disclosed pursuant to Section 5.11(d), any Contract pursuant to which the Company, Properties or any of the La Quinta Subsidiaries manages any real property;

(xii) any Contract pursuant to which the Company, Properties or any of the La Quinta Subsidiaries has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential Liability under any purchase price adjustment that, in each case, could reasonably be expected to result in future payments of more than $1,000,000 or any Contract (a “Settlement Agreement”) relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(xiii) other than intercompany agreements and Franchise Agreement Documents, any license, royalty or other Contract concerning Intellectual Property which is material to the La Quinta Entities, Company, Properties or any La Quinta Subsidiary; and

(xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 5.19(a)) which by its terms calls for payments by the Company, Properties and the La Quinta Subsidiaries in excess of $5,000,000 (the Contracts described in clauses (i) through (xiv) and those required to be identified in Section 5.11(b), 5.11(d), 5.11(e), 5.14(a), 5.15, 5.19(c) and 5.20 of the La Quinta Entities Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

(b) Except as set forth in Section 5.19(b) of the La Quinta Entities Disclosure Schedule or except as would not have a Company Material Adverse Effect, (i) none of the Company, Properties or any La Quinta Subsidiary is and, to the knowledge of the La Quinta Entities, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company, Properties or any of the La Quinta Subsidiaries has received any claim of default under any such agreement that remains uncured, and (iii) to the knowledge of the La Quinta Entities, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The La Quinta Entities have made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c) Except as disclosed in Section 5.19(c) of the La Quinta Entities Disclosure Schedule, and except for contracts or transactions solely among the Company, Properties and any La Quinta Subsidiary, there are no Contracts or transactions between the Company, Properties or any La Quinta Subsidiary, on the one hand, and any (i) officer or director of the Company, Properties or any La Quinta Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or Properties, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally. Except as set forth in Section 5.19(c) of the La Quinta Entities Disclosure Schedule, there are no outstanding loans made by the La Quinta Entities or any of the La Quinta Subsidiaries to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the La Quinta Entities. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the La Quinta Entities nor any of the La Quinta Subsidiaries has made any loans to any such executive officers or directors. Except as set forth on Section 5.19(c) of the La Quinta Entities Disclosure Schedule or as disclosed in the La Quinta SEC Reports filed at least two Business Days prior to the date of this Agreement, between the date of the La Quinta Entities’ last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the La Quinta Entities pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      5.20     Insurance. The La Quinta Entities maintain insurance coverage with reputable insurers, or maintain self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the La Quinta Entities (taking into account the cost and availability of such insurance) and set forth in Section 5.20 of the La Quinta Entities Disclosure Schedule is a complete and correct list of all such insurance policies. Except as set forth in Section 5.20 of the La Quinta Entities Disclosure Schedule, there is no claim by the La Quinta Entities or any La Quinta Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course consistent with past practice or (b) would have a Company Material Adverse Effect. Except as set forth in Section 5.20 of the La Quinta Entities Disclosure Schedule, all such insurance policies are legal, valid, binding, enforceable and in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the La Quinta Entities with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. With respect to each such insurance policy, except as would not have a Company Material Adverse Effect or as set forth in Section 5.20 of the La Quinta Entities Disclosure Schedule: (a) none of the Company, Properties or any of the La Quinta Subsidiaries is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (b) to the knowledge of the La Quinta Entities, as of the date hereof, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (c) each policy is sufficient for compliance with all requirements of Law and the express requirements of all Contracts to which the Company, Properties or any of the La Quinta Subsidiaries are parties or otherwise bound. Except as set forth in Section 5.20 of the La Quinta Entities Disclosure Schedule, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

      5.21     No Other Representations or Warranties. Except for the representations and warranties made by the La Quinta Entities in this Agreement, the La Quinta Entities make no representations or warranties, and the La Quinta Entities hereby disclaim any other representations or warranties, with respect to the Company, Properties, the La Quinta Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the La Quinta Entities, notwithstanding the delivery or disclosure to Parent or its affiliates or Representatives of any documentation or other information with respect to any one or more of the foregoing.

      5.22     Definition of the La Quinta Entities’ Knowledge. As used in this Agreement, the phrase “to the knowledge of the La Quinta Entities” or any similar phrase means the actual (and not the constructive or imputed) knowledge, after reasonable inquiry, of those individuals identified in Section 5.22 of the La Quinta Entities Disclosure Schedule.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

      6.1     Conduct of Business by the La Quinta Entities. Except as set forth in Section 6.1 of the La Quinta Entities Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, each of the La Quinta Entities shall use reasonable best efforts to, and shall cause each of the La Quinta Subsidiaries to use reasonable best efforts to, (i) carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and conduct their businesses in accordance with applicable Law, and (ii) maintain and preserve intact their present business organizations, preserve their assets and properties in good repair and condition, retain the services of their present advisors, managers, officers and employees and preserve their goodwill and relationships with customers, suppliers, licensors and others having business dealings with them and continue existing Contracts as in effect on the date hereof. Without limiting the generality of the foregoing, none of the Company, Properties or any of the La Quinta Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 6.1 of the La Quinta Entities Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed unless such consent may be withheld in Parent’s sole discretion as and to the extent expressly noted below):

(a) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the La Quinta Entities or the La Quinta Subsidiaries, or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, Properties or any La Quinta Subsidiary or adopt a “poison pill” or similar stockholder rights plan, except for (i) dividends or distributions, declared, set aside or paid by Properties to the Company or any La Quinta Subsidiary to the Company, Properties or any La Quinta Subsidiary that is, directly or indirectly, wholly owned by the Company, (ii) distributions payable to holders of Series A Preferred Stock pursuant to the terms thereof and (iii) the minimum distributions estimated in good faith by Properties to be required in order to permit Properties to continue to qualify as a REIT under the Code or to avoid paying any income or excise taxes otherwise payable (provided that, with respect to clause (iii), prior written notice thereof is given to Parent);

(b) issue, sell, pledge, dispose of, grant, license or otherwise subject to any Encumbrance, or authorize, agree to or commit to any of the foregoing, (whether through the issuance or granting of options, warrants, convertible securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any other securities or equity equivalents of any La Quinta Entity or any La Quinta Subsidiary or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of such capital stock, or any ownership interest (including, without limitation, stock appreciation rights, phantom interests or other ownership interests) of the La Quinta Entities of any La Quinta Subsidiary (other than (i) the issuance of Paired Common Shares upon the exercise of Options outstanding on the date of this Agreement and granted under Company Stock Option Plans as in effect on the date hereof in the ordinary course of business and in a manner consistent with past practice and (ii) as payment in lieu of cash director fees to directors of the Company and Properties pursuant to elections under the Company Stock Option Plans made prior to the date hereof);

(c) (i) except for any La Quinta Property (which is addressed in Section 6.1(c)(ii) below), sell, lease, pledge, grant, license or otherwise subject to any Encumbrance, transfer or dispose of or authorize, agree to or commit to any of the foregoing, with respect to any properties or assets (including the La Quinta Marks) of the La Quinta Entities or the La Quinta Subsidiaries, except (w) the sale of inventory, (x) the disposition of used or excess furniture, fixtures or equipment, (y) the sale or other disposition of assets (other than La Quinta Properties) that are not material in the ordinary course of business and in a manner consistent with past practice or (z) the license in the ordinary course of business of the La Quinta Marks pursuant to Franchise Agreement Documents or Management Agreement Documents and (ii) subject to Parent’s consent in its sole discretion, sell, lease, pledge, grant, or otherwise subject to any Encumbrance, transfer or dispose of or authorize, agree to or commit to any of the foregoing, with respect to any La Quinta Property;

(d) acquire (by merger, consolidation, acquisition of equity interests or assets, any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any material property (other than real property) or asset other than in the ordinary course consistent with past practice, or, subject to Parent’s consent in its sole discretion, acquire, enter into or extend any option to acquire, or exercise any option to acquire, any real property;

(e) repurchase, repay or incur any Indebtedness, guarantee, assume, endorse or otherwise become responsible for any Indebtedness or obligations of another person (other than loans to franchisees under Section 6.1(v)), issue or sell any debt securities, make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned La Quinta Subsidiaries), or mortgage, pledge or otherwise encumber any assets, or create or suffer any lien thereupon, except, in each case, for Indebtedness under the Credit Agreement in the ordinary course of business and consistent with past practice;

(f) pay, discharge, waive, settle or satisfy any material claim, or Liability that is not a Legal Action, other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(g) change any of the accounting principles or procedures used by it (except as required by GAAP);

(h) except as required by Law, (i) establish, adopt, enter into, terminate or amend any Employee Program or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Program if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (ii) other than the payment of bonuses payable under the 2005 Bonus Plans pursuant to Section 7.9(b), increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice for non-executive employees; (iii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the La Quinta Entities or of any La Quinta Subsidiary; (iv) loan or advance any money or other property to any current or former director, officer or employee of the La Quinta Entities or the La Quinta Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement) except as permitted by Section 6.1(b);

(i) amend or otherwise change any provision of the Organizational Documents, or waive any ownership limitation contained in such Organizational Documents, except as expressly provided by the terms of this Agreement;

(j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Mergers or plans of complete or partial liquidation or dissolution of inactive La Quinta Subsidiaries that are not material to any of the La Quinta Entities or the La Quinta Subsidiaries and in the ordinary course of business in a manner consistent with past practice);

(k) waive, release, assign, settle or compromise any pending or threatened Legal Action other than for any such pending or threatened Legal Actions (i) where the amount paid in settlement or compromise does not exceed $500,000 individually or $2,500,000 in the aggregate; or (ii) that is brought by any current, former or purported holder of any securities of the Company or Properties in its capacity as such and that (A) requires any payment to such security holders by the Company, Properties or any La Quinta Subsidiary or (B) adversely affects in any material respect the ability of the Company, Properties or any La Quinta Subsidiary to conduct their business in a manner consistent with past practice, and the La Quinta Entities shall give Parent the opportunity to participate in the defense or settlement of any such Legal Action referred to in this clause (ii);

(l) amend any term of any outstanding security of the Company, Properties or any La Quinta Subsidiary;

(m) except for actions with respect to Lease Documents which shall be subject to Parent’s consent in its sole discretion, (i) amend or modify in any material respect any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 5.19(c) of the La Quinta Entities Disclosure Schedule if in effect on the date of this Agreement other than the terms and conditions of the Stock Option Plans required to effectuate the provisions set forth in

Section 2.2(c) and except for extending or renewing on substantially the same terms Material Contracts which by their terms would otherwise expire, provided that such Material Contract shall terminate or be terminable within 90 days without penalty, (ii) terminate, cancel or amend in any material respect any Material Contract except in the ordinary course consistent with past practice; provided, that the foregoing exception in this clause (ii) shall not be applicable to any Management Agreement Document, or (iii) enter into any Contract that would limit or otherwise restrict the La Quinta Entities or any La Quinta Subsidiary or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect;

(n) authorize, or make any commitment with respect to, any capital expenditure, other than (A) capital expenditures in accordance with Section 6.1 of the La Quinta Entities Disclosure Schedule, and (B) maintenance expenditures at existing La Quinta Properties in the ordinary course of business and consistent with past practice;

(o) commence construction of, or enter into any Contract to develop or construct, any real estate projects, other than in connection with the continued development of the sites set forth in Section 6.1 of the La Quinta Entities Disclosure Schedule;

(p) enter into any new line of business;

(q) change any material method of Tax accounting, make, change or rescind any material Tax election, amend in any material manner any material Tax Return, or settle or compromise any material Tax Liability audit, claim or assessment, enter into any material closing agreement related to Taxes, waive or extend the statute of limitations in respect of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or knowingly surrender any right to claim any material Tax refund, except to the extent that any such action is required by Law or necessary to preserve the status of Properties as a REIT under the Code or any comparable provision of state or local Law;

(r) other than pursuant to any Contract set forth in Section 6.1 of the La Quinta Entities Disclosure Schedule and for expenditures in the ordinary course of business consistent with past practice including expenditures from the La Quinta Entities’ national advertising fund and in connection with the operation of the Returns® frequent stayer program, make any expenditure or commitment in connection with any media advertising after spring 2006, or adopt, renew, terminate, change, or increase the Liability of the La Quinta Entities or any La Quinta Subsidiary under, any operating standards, loyalty programs or amenity packages relating to their brands;

(s) fail to maintain in full force and effect the existing insurance policies covering the Company, Properties, the La Quinta Subsidiaries and their respective properties, assets and businesses;

(t) initiate or consent to any material zoning reclassification of any La Quinta Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any La Quinta Property;

(u) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law;

(v) enter into any Contract that would be a Material Contract (other than entering into, amending, modifying or terminating Franchise Agreement Documents in the ordinary course of business consistent with past practice and in accordance with the UFOCs that include, with the exception of Affliation Fee reductions in ordinary course, the same fees and other economic terms and conditions as set forth in the UFOCs and the absence of incentive payments or loans exceeding $1,000 per room at each hotel or $1,000,000 in the aggregate if the Closing occurs within 90 days from the date hereof, $1,350,000 in the aggregate if the Closing occurs within 120 days from the date hereof, $1,700,000 if the Closing occurs within 150 days from the date hereof and $2,050,000 if the Closing occurs within 180 days from the date hereof as it relates to such new franchisees) or transaction that would be required to be set forth in Section 5.19(c) of the La Quinta Entities Disclosure Schedule if in effect on the date of this Agreement;

(w) Subject to Parent’s consent in its reasonable discretion, amend, modify, cancel, terminate or consent to the termination of any of the telecommunications, networking and information technology Contracts set forth on Section 6.1(w) of the La Quinta Entities Disclosure Schedule (except as may be otherwise indicated on such Schedule; and further except, if any such Contract would expire on its terms before the Closing Date, then such Contract may be renewed or extended on substantially similar terms provided that after such extension such contract would be terminable or cancelable within 90 days, without payment of any penalty or fee by the La Quinta Entities or La Quinta Subsidiaries); or

(x) enter into an agreement or otherwise make a commitment to take any of the foregoing actions.

      6.2     Certain Tax Matters. During the period from the date of this Agreement until the Closing Date:

(a) Properties will continue to operate in such a manner as to permit it to continue to qualify as a REIT;

(b) the La Quinta Entities and the La Quinta Subsidiaries will prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (giving due regard to any available extensions) (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Law;

(c) the La Quinta Entities and the La Quinta Subsidiaries will fully and timely pay (giving due regard to any available extensions) all material Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) the La Quinta Entities and the La Quinta Subsidiaries will properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice; and

(e) the La Quinta Entities and the La Quinta Subsidiaries will terminate all Tax sharing agreements to which the La Quinta Entities or any La Quinta Subsidiary is a party such that there are no further Liabilities thereunder.

      6.3     Conduct of Business by Parent, Company MergerCo and Properties MergerCo Pending the Mergers. Each of Parent, Company MergerCo and Properties MergerCo agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VII

ADDITIONAL AGREEMENTS

      7.1     Stockholders Meeting.

(a) The Company and Properties, acting through its respective board of directors, shall, in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (as the same may be postponed or adjourned and reconvened, with respect to each La Quinta Entity, its “Special Meeting” and, together, the “Special Meetings”) for the purpose of obtaining the Requisite Company Vote (in the case of the Company) and the Requisite Properties Vote (in the case of Properties), and each of the Company and Properties shall use its reasonable best efforts to hold the Special Meetings as soon as reasonably practicable after the date of this

Agreement, with the Special Meeting of Properties to be held immediately following the Special Meeting of the Company;

(ii) as promptly as reasonably practicable after the date of this Agreement, the Company and Properties shall prepare a draft of a preliminary proxy/ information statement relating to this Agreement and the Mergers; the Company and Properties shall provide Parent with a reasonable opportunity to review and comment on such draft; and once such draft is in a form reasonably acceptable to each of Parent, the Company and Properties, the Company and Properties shall file such preliminary proxy/ information statement with the SEC;

(iii) use its reasonable best efforts to (A) obtain and furnish the information required to be included by the SEC in a definitive proxy/ information statement (the “Proxy/ Information Statement”) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy/ information statement and cause the Proxy/ Information Statement to be mailed to their respective stockholders as promptly as reasonably practicable following clearance from the SEC, and (B) obtain the necessary adoption of this Agreement by its stockholders; and

(iv) include in the Proxy/ Information Statement the Board Recommendations unless the Board Recommendations have been withdrawn, modified or amended in accordance with Section 7.5(e).

(b) Unless this Agreement shall have been terminated in accordance with Section 9.1, (i) the Company shall hold its Special Meeting regardless of whether the Company Board has withdrawn, modified or amended the Company Board Recommendation, and (ii) provided the stockholders of the Company shall have adopted this Agreement and the Company Merger by the Requisite Company Vote at the Company Special Meeting, Properties shall hold its Special Meeting regardless of whether the Properties Board has withdrawn, modified or amended the Properties Board Recommendation.

(c) Unless this Agreement has been terminated in accordance with its terms, at any meeting of the stockholders of Properties (whether annual or special and whether or not an adjourned or postponed meeting) including the Special Meeting of Properties, however called, when such a meeting is held, the Company shall (i) appear at such meeting or otherwise cause the Properties Class A Common Stock to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy all of its shares of Properties Class A Common Stock in favor of the adoption of this Agreement and the Properties Merger; provided that, prior to the meeting at which such vote is taken, the stockholders of the Company shall have adopted this Agreement and the Company Merger by the Requisite Company Vote and (iii) vote (or cause to be voted) all of its shares of Properties Class A Common Stock against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets, or other business combination between Properties and any other person (other than the Properties Merger) and (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Properties Merger or any of the transactions contemplated hereby in any material respect, or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Properties under this Agreement. The Company hereby constitutes, and appoints, Parent, the President of Parent and the Secretary of Parent, in their respective capacities as officers of Parent, and any other designee of Parent, and each of them individually, the Company’s irrevocable (until the earlier of (i) the Effective Time and (ii) the date of termination of this Agreement in accordance with its terms (such earlier date, the “Proxy Termination Date”)) proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or cause to be voted, as indicated and subject to the conditions set forth in this Section 7.1(c), the shares of Properties Class A Common Stock owned by the Company. The Company intends this proxy to be irrevocable (until the Proxy Termination Date) and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, hereby revokes any proxy previously granted by the Company with respect to the shares of Properties Class A

Common Stock and will not grant any subsequent proxy or power of attorney with respect to such shares prior to the Proxy Termination Date.

(d) The Company and Properties shall promptly (A) notify Parent upon the receipt of any comments or requests made by the SEC and (B) provide Parent with copies of all correspondence between any La Quinta Entity and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent, Company MergerCo and Properties MergerCo shall provide to the Company and Properties any information for inclusion in the Proxy/ Information Statement which may be required under applicable Law and which is reasonably requested by any La Quinta Entity. If at any time prior to either Special Meeting, any information relating to the La Quinta Entities, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company, Properties or Parent which should be set forth in an amendment or supplement to the Proxy/ Information Statement, so that the Proxy/ Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, be disseminated to the stockholders of the Company and Properties. Notwithstanding anything to the contrary stated above, prior to responding to any comments or requests of the SEC or the filing or mailing of the Proxy/ Information Statement (or any amendment or supplement thereto), the La Quinta Entities (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy/ Information Statement and related correspondence and filings and (y) subject to applicable Law, shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(e) The Company and Properties jointly and severally hereby represent and warrant that (x) the information supplied or to be supplied by them for inclusion or incorporation by reference in (i) the Proxy/ Information Statement, (ii) the Offer Documents or (iii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy/ Information Statement and Offer Documents, as of the date it, they or any respective amendment or supplement thereto is mailed to stockholders and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (y) the Proxy/ Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company and Properties make no representation, warranty or covenant with respect to information concerning Parent, Company MergerCo or Properties MergerCo included in the Proxy/ Information Statement, the Offer Documents or the Other Filings or information supplied by Parent, Company MergerCo or Properties MergerCo for inclusion in the Proxy/ Information Statement, the Offer Documents or the Other Filings.

(f) Parent, Company MergerCo and Properties MergerCo jointly and severally hereby represent and warrant that the information supplied or to be supplied by Parent, Company MergerCo or Properties MergerCo for inclusion in (i) the Proxy/ Information Statement, (ii) the Offer Documents or (iii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy/ Information Statement and the Offer Documents, as of the date it, they or any respective amendment or supplement thereto is mailed to stockholders and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Company MergerCo and Properties MergerCo make no representation, warranty or covenant with respect to information concerning the Company or Properties included in the Proxy/ Information Statement, the Offer Documents or the Other Filings or information supplied by the

Company or Properties for inclusion in the Proxy/ Information Statement, the Offer Documents or the Other Filings.

      7.2     Other Filings. As soon as practicable following the date of this Agreement, the Company, Properties, Parent, Company MergerCo and Properties MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Law relating to the Mergers (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). The La Quinta Entities, Parent, Company MergerCo and Properties MergerCo shall cooperate and consult with each other in connection with the making of all such Other Filings, including by providing copies of all relevant documents to the non-filing party and its advisors prior to the filing. Except as otherwise required by Law, neither Parent nor any of the La Quinta Entities shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor any of the La Quinta Entities shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Each of the Company, Properties, Parent, Company MergerCo and Properties MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Properties, Parent, Company MergerCo and Properties MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and Representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Properties, Parent, Company MergerCo and Properties MergerCo each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, Parent, Company MergerCo and Properties MergerCo hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods under any other applicable Law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Entity, as applicable, for the Mergers and the other transactions contemplated hereby.

      7.3     Additional Agreements.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local Law or any Contract to which the Company, Properties or any La Quinta Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any Order or other order adversely affecting the ability of the parties to consummate the Mergers. In the event that any of the La Quinta Entities or any of the La Quinta Subsidiaries shall fail to obtain any third party consent described above, the La Quinta Entity or such La Quinta Subsidiary, as applicable, shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize the adverse effect upon the La Quinta Entities and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the La Quinta Entities or any of the La Quinta Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation due to such person and (ii) none of Parent, Company MergerCo or Properties MergerCo or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any Liability or other obligation.

(b) The La Quinta Entities shall notify Parent promptly of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the La Quinta Entities, the La Quinta Subsidiaries or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the La Quinta Entities, the La Quinta Subsidiaries or their Representatives), (iii) any material Legal Actions threatened or commenced against or otherwise affecting any of the La Quinta Entities or the La Quinta Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement not to be satisfied.

(c) Parent shall notify the Company promptly of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 8.3(a) and 8.3(b) of this Agreement not to be satisfied.

(d) The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.4     Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Mergers are consummated, all fees, costs and expenses incurred by, or on behalf of, any party or its affiliates, in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of Representatives and hedging counterparties (“Expenses”) shall be paid by the party incurring such fees, costs or expenses.

      7.5     No Solicitations.

(a) Immediately after the execution of this Agreement, the La Quinta Entities and the La Quinta Subsidiaries will, and will direct their Representatives to, terminate and cease any discussions or negotiations with any parties relating to an Acquisition Proposal. The La Quinta Entities shall promptly request that each person who has executed a confidentiality agreement with the La Quinta Entities prior to date hereof in connection with that person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that person by or on behalf of the La Quinta Entities in accordance with the terms of the applicable confidentiality agreement. The La Quinta Entities shall take reasonable steps to promptly inform their

Representatives of the La Quinta Entities’ obligations under this Section 7.5 and to instruct their Representatives to notify the La Quinta Entities as promptly as practicable following the receipt of an Acquisition Proposal.

(b) Except as specifically permitted by Sections 7.5(c) and 7.5(e), none of the Company, Properties or the La Quinta Subsidiaries shall, nor shall they authorize any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate (including by way of furnishing non-public information) any inquiries, offers or proposals relating to an Acquisition Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, Properties or the La Quinta Subsidiaries to, any person relating to an Acquisition Proposal, (iii) withdraw, modify or amend the Company Board Recommendation or the Properties Board Recommendation in any manner adverse to Parent, Company MergerCo or Properties MergerCo, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding or Contract relating to an Acquisition Proposal (except for a confidentiality agreement as described in the last sentence of Section 7.5(c)).

(c) Subject to the La Quinta Entities’ compliance with the provisions of this Section 7.5, and only until the Requisite Company Vote is obtained, the Company, Properties, the Company Board and Properties Board shall be permitted to, in response to the receipt by any of them of a bona fide written Acquisition Proposal that did not result from a breach of this Section 7.5, furnish non-public information with respect to the Company, Properties and the La Quinta Subsidiaries to the person who made such Acquisition Proposal (a “Third Party”) and participate in discussions or negotiations regarding such Acquisition Proposal if prior to the taking of any such action (A) the Company Board and/or the Properties Board, as applicable, determines in good faith, after consultation with its outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company (in the case of the Company Board) or Properties (in the case of the Properties Board) under applicable Law, (B) the Company Board and/or the Properties Board, as applicable, determines in good faith, after consultation with its advisors, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (C) the La Quinta Entities have (1) caused such person to enter into a confidentiality agreement with the La Quinta Entities on terms and conditions substantially the same as those contained in the Confidentiality Agreement and (2) concurrently disclose the same such non-public information to Parent if not previously disclosed.

(d) The Company or Properties, as the case may be, shall notify Parent in writing promptly (but in any event within 48 hours) upon receipt by the La Quinta Entities or any of the La Quinta Subsidiaries (including through a notification by their Representatives) of (i) an Acquisition Proposal or indication by any person considering making an Acquisition Proposal or (ii) any request for information relating to the Company, Properties or any of the La Quinta Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company or Properties, as the case may be, shall provide Parent promptly (and in any event within 48 hours) in writing with the identity of such person and a copy of such Acquisition Proposal, indication, inquiry or request, including any modifications thereto (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request). The La Quinta Entities shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such Acquisition Proposal, indication, inquiry or request, and any related communications to or by the La Quinta Entities or their Representatives (the La Quinta Entities agreeing that they shall not, and they shall cause the La Quinta Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the La Quinta Entities from providing such information to Parent). The La Quinta Entities shall not, and they shall cause each of the La Quinta Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which either of the La Quinta Entities or any of the La Quinta Subsidiaries is a party and the La Quinta Entities shall, and shall cause the La Quinta Subsidiaries to, enforce the provisions of any such agreement.

(e) Subject to the Company’s or Properties’, as the case may be, compliance with the provisions of this Section 7.5 and only until the Requisite Company Vote is obtained, the Company Board and Properties Board shall each be permitted to (i) in response to the receipt of an Acquisition Proposal, approve, endorse, or recommend a written Acquisition Proposal not solicited in violation of this Section 7.5 and, in connection therewith, withdraw, modify or amend the Company Board Recommendation or the Properties Board Recommendation, as the case may be, in a manner adverse to Parent, if the Company Board and/or the Properties Board, as applicable, (A) has determined in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (B) has determined in good faith, after consultation with its outside counsel, that such actions are necessary to comply with its fiduciary duties to the stockholders of the Company (in the case of the Company Board) or Properties (in the case of the Properties Board) under applicable Law, or (ii) other than in connection with an Acquisition Proposal, withdraw, modify or amend the Board Recommendations in a manner adverse to Parent, if the Company Board and/or the Properties Board, as applicable, has determined in good faith, after consultation with its outside counsel, that taking such action is necessary to comply with its fiduciary duties to the stockholders of the Company (in the case of the Company Board) or Properties (in the case of the Properties Board) under applicable Law.

(f) Nothing contained in this Section 7.5 shall prohibit the Company or Properties from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the La Quinta Entities nor their respective boards of directors shall (x) recommend that the stockholders of either of the La Quinta Entities tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (y) withdraw, modify or amend the Board Recommendations, unless in each case, the requirements of Section 7.5(e) have been satisfied.

(g) The La Quinta Entities shall not take any action to exempt any person, other than Parent, Company MergerCo and Properties MergerCo, from the restrictions on “business combinations” contained in Section 203 of the DGCL, Article NINTH of the Company Certificate of Incorporation or Article NINTH of the Properties Certificate of Incorporation or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 9.1(c)(i).

      7.6     Officers’ and Directors’ Indemnification and Insurance.

(a) After the Effective Time, the Company Surviving Corporation, the Properties Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each present or former director or officer of the La Quinta Entities or the La Quinta Subsidiaries (each, an “Indemnified Party”) with respect to acts and omissions arising out of or relating to their services as a director or officer of the La Quinta Entities or La Quinta Subsidiaries prior to the Effective Time, including, without limitation, the negotiation, execution or performance of this Agreement or any transactions contemplated hereby. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Effective Time, (A) the Company Surviving Corporation, Properties Surviving Corporation and Parent shall promptly pay reasonable legal fees and expenses as incurred in advance of the final disposition of any Legal Action to each Indemnified Party to the full extent permitted by Law and (B) the Indemnified Parties may retain counsel satisfactory to them, and Parent, the Company Surviving Corporation and the Properties Surviving Corporation, shall pay such reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received; provided, however, that none of the Company Surviving Corporation, the Properties Surviving Corporation or

Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided further, that none of the Company Surviving Corporation, Properties Surviving Corporation or Parent shall be obligated under this Section 7.6(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further, that the Company Surviving Corporation, the Properties Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party unless, in connection with such Legal Action, Parent, the Company Surviving Corporation and Properties Surviving Corporation, if and to the extent required by the DGCL, receive, as applicable, an undertaking by or on behalf of such Indemnified Party to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such Legal Action shall notify in writing the Company Surviving Corporation, the Properties Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations under this Section 7.6(a) of the La Quinta Entities, the Company Surviving Corporation, the Properties Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

(b) Parent, Company MergerCo and Properties MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the La Quinta Entities and the La Quinta Subsidiaries provided for in the respective charters or bylaws in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Legal Actions asserted or made within such period shall continue until the disposition of such Legal Action. From and after the Effective Time, Parent, the Company Surviving Corporation and the Properties Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the La Quinta Entities and the La Quinta Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreement and in any indemnification provisions included in any employment agreements between the Company, Properties and/or one or more La Quinta Subsidiaries and any such officer and director.

(c) Prior to the Effective Time, the La Quinta Entities shall purchase an extended reporting period endorsement under the La Quinta Entities’ existing directors’ and officers’ liability insurance coverage for the La Quinta Entities’ directors and officers in a form acceptable to the La Quinta Entities which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the La Quinta Entities; provided that the premium payable for such insurance shall not exceed 300% of the last annual premium paid by the La Quinta Entities or the La Quinta Subsidiaries for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). The La Quinta Entities agree to consult with Parent in connection with purchasing such coverage. The La Quinta Entities represent that such annual premium amount is set forth in Section 7.6(c) of the La Quinta Entities Disclosure Schedule. If the La Quinta Entities are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, the La Quinta Entities shall be entitled to obtain as much comparable insurance as possible for an amount equal to the Maximum Premium.

(d) It is expressly agreed that the Indemnified Parties to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6 and shall be entitled to enforce the covenants contained herein. Notwithstanding anything to the contrary herein, this Section 7.6 shall be in addition to, and shall not limit, any rights that current or former directors, officers or employees may have to indemnification or exculpation existing as of the date hereof.

(e) In the event Parent, the Company Surviving Corporation or the Properties Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Company Surviving Corporation or the Properties Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.6.

      7.7     Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time, the La Quinta Entities shall, and shall cause each of the La Quinta Subsidiaries and each of the La Quinta Entities’ and La Quinta Subsidiaries’ Representatives to, afford to Parent and to the Representatives of Parent access upon reasonable notice and at reasonable times without undue interruption to (1) their properties, books, records and Contracts, and (2) the officers, employees and agents of the La Quinta Entities and the La Quinta Subsidiaries; provided, however, that Parent shall obtain the La Quinta Entities’ consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The La Quinta Entities shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available. Without limiting the foregoing, Parent and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the La Quinta Properties; provided, however, that neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material to perform any invasive testing procedure on any building.

(b) Prior to the Effective Time, Parent, Company MergerCo and Properties MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Guarantor and the Company dated October 8, 2005 (the “Confidentiality Agreement”).

      7.8     Public Announcements. The La Quinta Entities and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of the New York Stock Exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the New York Stock Exchange on the Business Day immediately following the time at which this Agreement is signed.

      7.9     Employee Benefit Arrangements.

(a) On and after the Closing, Parent shall, and shall cause the Company Surviving Corporation and the Properties Surviving Corporation to, honor in accordance with their terms all severance, change in control and similar obligations of the La Quinta Entities or any La Quinta Subsidiary, and the La Quinta Entities or Parent shall pay on the Closing Date to any applicable officer or employee, any amounts with respect to such severance, change in control and similar obligations that are payable by their terms upon consummation of the Mergers, at the Effective Time or on the Closing Date.

(b) Parent hereby agrees that, through at least December 31, 2007, it shall, or it shall cause the Company Surviving Corporation and the Properties Surviving Corporation to, (i) provide each employee of the Company Surviving Corporation, the Properties Surviving Corporation and the La Quinta Subsidiaries who remain employed after the Effective Time (the “La Quinta Employees”) with at least the same level of base salary and cash incentive compensation opportunity that was provided to each such La Quinta Employee immediately prior to the Effective Time, and (ii) to the extent permitted by applicable Law, provide the La Quinta Employees with employee benefits (other than equity-based compensation and deferred compensation) that are no less favorable in the aggregate than those provided to such La Quinta Employees immediately prior to the Effective Time. After the Closing, Parent shall cause the Company Surviving Corporation and the Properties Surviving Corporation to honor all obligations which accrued prior to the Effective Time under any supplemental retirement plan (including any rabbi trust with respect thereto) and the La Quinta Entities’ 2005 Bonus Plans. Notwithstanding anything to the contrary contained in this Agreement, the La Quinta Entities are expressly authorized to take the following actions with respect to the La Quinta Entities’ 2005 Bonus Plans:

(i) the Compensation Committee of the applicable La Quinta Entity may approve (A) bonuses for La Quinta Employees participating in the La Quinta Entities 2005 Plans (“Participants”) prior to the Closing Date as set forth on a list of such Participants, which list shall include their respective bonuses, as approved by such Compensation Committee, provided that the aggregate “stretch” bonuses, which, for all of such Participants, represents the amount of annual (2005) bonus above the target annual (2005) bonus, to be paid under the plan to such Participants and which in the aggregate will not exceed $3 million; (B) the aggregate bonus pool for those Participants who are general managers and other field level employees; and (C) incentive programs for other La Quinta Employees (who may or may not be Participants), which programs are consistent with the La Quinta Entities’ ordinary course of business and are set forth on a schedule to the Compensation Committee’s approval of such programs; provided that, in each of subclauses (A), (B) and (C) the aggregate amount of any such bonus or amount payable under such program is accrued on the La Quinta Entities’ consolidated balance sheet as of December 31, 2005; and

(ii) The La Quinta Entities may pay all such bonuses and amounts due under the foregoing, which amount will be payable in the ordinary course of business but in any event by February 17, 2006.

(c) Following the Effective Time, in the event the bonuses and other payments authorized prior to the Closing Date as described in Section 7.9(b) above have not been paid to the La Quinta Employees, the Company MergerCo and the Properties MergerCo will pay, and Parent will cause them to pay, such bonuses to the La Quinta Employees participating in the La Quinta Entities’ 2005 Bonus Plans and other payments to the La Quinta Employees participating in such programs, in each case, in the ordinary course of business but in any event by February 17, 2006, provided that any such Participant or other La Quinta Employee was employed as of the Closing Date. The Company MergerCo and the Properties MergerCo will pay, and Parent will cause them to pay, to any Participant or La Quinta Employee whose employment is terminated on or after the Closing Date by their respective employer any amounts under the bonuses and other payment arrangements approved as provided in Section 7.9(b) above (but only to the extent such La Quinta Employee would be entitled to such amounts absent such termination), such payments to be made in connection with their termination.

(d) On and after the Effective Time, each La Quinta Employee shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Company Surviving Corporation or any of their respective Affiliates under which each La Quinta Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the La Quinta Entities or any ERISA Affiliate, as applicable, under corresponding Employee Programs immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such La Quinta Employee for service accrued or deemed accrued on or prior to the Effective Time with the La Quinta Entities or any ERISA Affiliate, as applicable; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(e) Without limiting any of the foregoing, Parent agrees that it shall, or shall cause the Company Surviving Corporation and the Properties Surviving Corporation to, provide severance benefits to each La Quinta Employee who is terminated during the two-year period immediately following the Effective Time in an amount that is at least equal to the severance benefits that would have been paid to such La Quinta Employee pursuant to the terms of the La Quinta Corporation Change in Control Plan as in effect immediately prior to the Effective Time, to be calculated based on each La Quinta Employee’s compensation and service at the time of such termination of employment.

(f) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Company Surviving Corporation and the Properties Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which a La Quinta Employee may be eligible to participate on or after the Effective Time, Parent shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a corresponding Employee Program, and (ii) provide credit to each La Quinta Employee for any co-payments, deductibles and out-of-pocket expenses paid by such La Quinta Employee under the Employee Programs during the relevant plan year, up to and including the Effective Time.

(g) Parent and the La Quinta Entities acknowledge and agree that, except as otherwise provided in Section 7.6 hereof, all provisions contained herein with respect to employees are included for the sole benefit of Parent and the La Quinta Entities and shall not create any right (i) in any other person (or any beneficiary thereof), including any employees, former employees, any participant in any Employee Program or any other stock purchase, stock option, severance, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation and other benefit plan, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not under which (A) any past or present director, officer, employee or consultant of any of the La Quinta Entities or the La Quinta Subsidiaries has any present or future right to benefits or (B) either of the La Quinta Entities or the La Quinta Subsidiaries has any present or future Liabilities or (ii) to continued employment with the Company Surviving Corporation or the Properties Surviving Corporation.

      7.10     Required Financing.

(a) Each of Parent, Company MergerCo and Properties MergerCo hereby agrees to use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Financing Letter and to satisfy the conditions applicable to it set forth in the Financing Letter that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent will provide the La Quinta Entities any amendments to the Financing Letter as promptly as possible (but in any event within 48 hours) and will give the La Quinta Entities prompt notice of any material breach by any party of the Financing Letter or any termination of the Financing Letter. Parent shall keep the La Quinta Entities informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Letter without first consulting with the La Quinta Entities or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed).

(b) The La Quinta Entities agree to provide, and shall cause the La Quinta Subsidiaries to provide and shall request that the Representatives of the La Quinta Entities and La Quinta Subsidiaries provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, Properties and the La Quinta Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the La Quinta Entities as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent; provided that none of the La Quinta Entities or any La Quinta Subsidiary shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the La Quinta Entities, reimburse the La Quinta Entities for all reasonable out-of-pocket costs incurred by the La Quinta Entities or the La Quinta Subsidiaries in connection with such cooperation. Parent, Company MergerCo and Properties MergerCo shall, on a joint and several basis, indemnify and hold harmless the La Quinta Entities, the La Quinta Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the La Quinta Entities or the La Quinta Subsidiaries which is provided by the La Quinta Entities). Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b) of this Agreement, as it applies to the La Quinta Entities’ obligations under this Section 7.10(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the La Quinta Entities’ willful and material breach of its obligations under this Section 7.10(b).

(c) All non-public or otherwise confidential information regarding the La Quinta Entities obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.

      7.11     Transfer Taxes. The La Quinta Entities and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of the Company Surviving Corporation and the Properties Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other similar fees that may be imposed upon, payable or incurred in connection with this Agreement and the Mergers.

      7.12     Resignations. The La Quinta Entities shall use their reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company, Properties or any La Quinta Subsidiary designated by Parent to the Company in writing at least 5 Business Days prior to the Closing.

      7.13     Redemption of Series A Preferred Stock. If not previously redeemed, provided that all of the conditions to the Mergers set forth in Article VIII have been satisfied or waived, immediately prior to the Effective Time, the La Quinta Entities shall take all necessary actions to redeem all of the outstanding shares of Series A Preferred Stock for the redemption price per share calculated in accordance with Section I(f) of the Certificate of the Powers, Designations, Preferences and Rights of the 9% Series A Cumulative Redeemable Preferred Stock (the “Series A Certificate of Designations”) consisting as part of the Properties Certificate of Incorporation (the “Series A Redemption Price”), including depositing the aggregate Series A Redemption Price in trust in accordance with the terms of Sections I(g)(iii) and

I(g)(v) of the Series A Certificate of Designations. Notwithstanding anything to the contrary contained in this Agreement, in connection with such redemption, Properties may issue and sell to the Company or any La Quinta Subsidiary shares of capital stock in an amount necessary to fund the aggregate Series A Redemption Price.

      7.14     Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of Parent and the La Quinta Entities and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

ARTICLE VIII

CONDITIONS TO THE MERGERS

      8.1     Conditions to the Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Adoption. This Agreement shall have been duly adopted by the Requisite Vote.

(b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No Order (whether preliminary or permanent) issued by a Governmental Entity of competent jurisdiction nor any Law promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Mergers illegal, or (ii) otherwise prohibiting the consummation of the Mergers.

      8.2     Additional Conditions to Obligations of Parent, Company MergerCo and Properties MergerCo. The obligations of Parent, Company MergerCo and Properties MergerCo to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of the La Quinta Entities set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent such representations and warranties expressly relate to a specific date, the accuracy of which shall be determined as of that specific date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 5.3(a) and 5.3(b), the second sentence of Section 5.3(d) (solely as to aggregate number of Options and the exercise prices with respect thereto), Section 5.3(e) (solely as to the aggregate number of shares of restricted stock) and Section 5.3(i) shall be true and correct in all material respects and the representations and warranties set forth in the first sentence of Section 5.9 shall be true and correct in all respects, in each case, as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of each of the La Quinta Entities by the Chief Executive Officer, President or Chief Financial Officer of each La Quinta Entity, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the La Quinta Entities. The La Quinta Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the La Quinta Entities on or prior to the Effective

Time, and Parent shall have received a certificate signed on behalf of each of the La Quinta Entities by the Chief Executive Officer, President or Chief Financial Officer of each La Quinta Entity to the foregoing effect.

(c) Secretary’s Certificate. The La Quinta Entities shall have delivered a certificate of the Secretary of the La Quinta Entities, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of the La Quinta Entities executing documents executed and delivered in connection herewith, (ii) the copies of the Company Certificate of Incorporation, the Properties Certificate of Incorporation, Company Bylaws and Properties Bylaws, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the resolutions of the Company Board and the Properties Board authorizing and approving the applicable matters contemplated hereunder.

(d) Tax Opinion. Properties shall have received a tax opinion of Goodwin Procter LLP, dated as of the Closing Date, in the form attached hereto as Exhibit F (such opinion shall be based upon customary assumptions and representations made by Properties and any Subsidiaries of Properties in the form attached hereto as Exhibit G and such opinion and representations shall be subject to such changes or modifications from the language set forth on such Exhibits as may be deemed necessary or appropriate by Goodwin Procter LLP and shall be reasonably satisfactory to Parent) opining that Properties has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code since November 5, 1997, until immediately prior to the earlier of the Closing and the time that any action is taken or agreed to be taken pursuant to Section 1.6 hereof.

(e) Credit Agreement. At or prior to the Effective Time, Canadian Imperial Bank of Commerce, as administrative agent under the Credit Agreement (“CIBC”), shall have provided the La Quinta Entities with a “payoff” letter acknowledging that (i) the Credit Agreement shall be terminated, (ii) any and all liens held by CIBC or any other collateral agent under the Credit Agreement related thereto shall be released and (iii) the La Quinta Entities and the Subsidiaries shall be released from any and all Liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination), in each case subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

(f) Debt Offer. At or prior to the Effective Time, unless called for redemption and paid for or satisfied and discharged pursuant to Section 3.4(b), the requisite consents specified in Section 3.3(a) of the La Quinta Entities Disclosure Schedule shall have been received under the Debt Offers and Properties and the respective trustees shall have executed the supplemental indentures described in Section 3.3 of this Agreement to the respective indentures governing the Notes, such supplemental indentures to be delivered and become effective promptly following the receipt of the required consents with the amendments provided for therein to become operative upon the acceptance of Notes for payment pursuant to the Debt Offers.

(g) Notice of Redemption. At or prior to the Effective Time, Properties shall have given the notices contemplated by Section I(g)(ii) of the Series A Certificate of Designations and the Depositary Agreement.

      8.3     Additional Conditions to Obligations of the La Quinta Entities. The obligation of the La Quinta Entities to effect the Mergers is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the La Quinta Entities at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent, Company MergerCo and Properties MergerCo set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent such representations and warranties expressly relate to a specific date, the accuracy of which shall be determined as of that specific date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Parent Material Adverse Effect. The La Quinta Entities shall have received a certificate signed on behalf of Parent, Company MergerCo and Properties MergerCo by the President or Treasurer of Parent, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent, Company MergerCo and Properties MergerCo. Each of Parent, Company MergerCo and Properties MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the La Quinta Entities shall have received a certificate signed on behalf of Parent, Company MergerCo and Properties MergerCo by the President or Treasurer of Parent, dated as of the Closing Date, to the foregoing effect.

(c) Deposit of Series A Redemption Price. Unless the shares have been previously redeemed, the aggregate Series A Redemption Price shall have been deposited in trust by or on behalf of Parent in accordance with the terms of Sections I(g)(iii) and I(g)(v) of the Series A Certificate of Designations.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

      9.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder adoption thereof:

(a) by the mutual written consent of Parent, Company MergerCo, Properties MergerCo, the Company and Properties;

(b) by either of the Company or Properties, on the one hand, or Parent, Company MergerCo or Properties MergerCo, on the other hand, by written notice to the other:

(i) if the Requisite Company Vote shall not have been obtained at the Special Meeting of the Company upon a vote taken on the adoption of this Agreement by the stockholders of the Company;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Mergers, and such injunction or action shall have become final and non-appealable; or

(iii) if the consummation of the Mergers shall not have occurred on or before May 9, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date.

(c) by the Company or Properties, by written notice to Parent:

(i) if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(A) the Requisite Company Vote has not yet been obtained;

(B) neither the Company nor Properties is then, and neither the Company nor Properties has been, in breach of any of its obligations under Section 7.5 in any material respect;

(C) the Company Board has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a Superior Proposal and has determined in good faith, after consultation with its outside legal counsel, that such actions are necessary to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws;

(D) the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice;

(E) during the three Business Day period following Parent’s receipt of such notice, (1) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement, and (2) the Company Board shall have determined in good faith, after the end of such three Business Day period, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(F) the Company pays to Parent the Termination Fee and Termination Expenses in accordance with Section 9.2(b)(i) simultaneously with such termination (any purported termination pursuant to this Section 9.1(c)(i) shall be void and of no force or effect unless the Company shall have made such payment); or

(ii) if neither the Company nor Properties is in material breach of its obligations under this Agreement and Parent, Company MergerCo or Properties MergerCo shall have breached in any respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach would be reasonably likely to result in a failure of the conditions set forth in Sections 8.3(a) or 8.3(b) to be satisfied and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent, Company MergerCo or Properties MergerCo.

(d) by Parent, Company MergerCo or Properties MergerCo, by written notice to the Company and Properties:

(i) if (A) neither Parent, Company MergerCo nor Properties MergerCo is in material breach of its obligations under this Agreement and the La Quinta Entities shall have breached in any respect any of the La Quinta Entities’ representations, warranties, covenants or other agreements contained in this Agreement, which breach would be reasonably likely to result in a failure of the conditions set forth in Sections 8.2(a) or 8.2(b) to be satisfied and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the La Quinta Entities or (B) the Company shall have breached its covenants and agreements contained in Section 7.1(c); or

(ii) if either the Company Board or the Properties Board shall (A) fail to include a recommendation in the Proxy/ Information Statement of this Agreement, (B) withdraw, modify or change, or publicly announce any intention to withdraw, modify or change, the Board Recommendations, in a manner adverse to Parent, Company MergerCo or Properties MergerCo, or (C) approve or recommend, or publicly announce any intention to approve or recommend, any Acquisition Proposal.

(iii) if the Company or Properties enters into a Contract relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.5(c)) or publicly announces any intention to do so;

(iv) if a tender offer or exchange offer for any outstanding shares of capital stock of the Company or Properties is commenced prior to obtaining the Requisite Vote and either the Company Board or the Properties Board, as applicable, fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement; or

(v) if either the Company Board or the Properties Board exempts any person other than the Parent or any of its affiliates from the provisions of Section 203 of the DGCL or Article IX of the Company Certificate of Incorporation or the Properties Certificate of Incorporation.

      9.2     Effect of Termination.

(a) Subject to Section 9.2(b), in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Company MergerCo, Properties MergerCo, the Company or Properties or their respective affiliates or the directors, officers, employees, partners, managers, members or stockholders of any of the foregoing and all rights and obligations of any party hereto shall cease, except for the indemnification and reimbursement obligations of Parent, Company MergerCo and Properties MergerCo contained in Sections 1.6, 3.3(d) and 7.10(b), the Guarantee referred to in Section 4.8 and the agreements contained in Sections 7.4, 7.7(b) and 7.10(c), this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) The La Quinta Entities shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $75,000,000 (the “Termination Fee”) and reasonable documented Expenses of Parent, Company MergerCo and Properties MergerCo not to exceed $5,000,000 (the “Termination Expenses”):

(i) if this Agreement is terminated by either the Company or Properties pursuant to Section 9.1(c)(i), in which case payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination;

(ii) if this Agreement is terminated by Parent pursuant to Sections 9.1(d)(i)(B), 9.1(d)(ii), 9.1(d)(iii), 9.1(d)(iv) or 9.1(d)(v), in which case payment shall be made within two Business Days of such termination; or

(iii) if (A) an Acquisition Proposal shall have been made or proposed to either of the Company or Properties or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by any party pursuant to Sections 9.1(b)(i) or (iii), or by Parent, Company MergerCo or Properties MergerCo pursuant to Section 9.1(d)(i)(A) and (C) within 12 months following the date of such termination, either the Company or Properties enters into a Contract providing for the implementation of any Acquisition Proposal or consummates any Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two Business Days of the date on which either the Company or Properties enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Acquisition Proposal” to the figure “15%” shall be deemed to be replaced by the figure “50%”.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement. In the event that either the La Quinta Entities shall fail to pay the Termination Fee or any Termination Expenses when due, the La Quinta Entities shall reimburse Parent, Company MergerCo or Properties MergerCo for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2.

      9.3     Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any adoption hereof by the stockholders of the Company, Properties, Company MergerCo and Properties MergerCo; provided, however, that after any such stockholder adoption, no amendment shall be made which by Law requires further adoption by stockholders without obtaining such adoption.

      9.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

      10.1     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by hand or by facsimile or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	if to Parent, Company MergerCo or Properties MergerCo: c/o Blackstone Real Estate Partners IV L.P. 345 Park Avenue New York, NY 10154 Attn: Jonathan D. Gray

Facsimile: (212) 583-5573

with a copy (which shall not constitute notice) to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attn: Brian M. Stadler

Facsimile: (212) 455-2502

(b)	if to the Company or Properties: La Quinta Corporation 909 Hidden Ridge Suite 600 Irving, TX 75038 Attn: David L. Rea

Facsimile: (214) 492-6549

with a copy (which shall not constitute notice) to: Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attn: Gilbert G. Menna

Scott F. Duggan
Facsimile: (617) 523-1231

      Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 10.1, (b) if delivered by overnight courier service, the next Business

Day after such communication is sent to the address specified in this Section 10.1, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and appropriate confirmation is received.

      10.2     Certain Definitions. For purposes of this Agreement, the term:

      “Acquisition Proposal” shall mean any proposal or offer relating to any (a) merger, consolidation, share exchange, business combination, or similar transaction involving either of the La Quinta Entities or involving any of the La Quinta Subsidiaries representing 15% or more of the consolidated assets of the La Quinta Entities and the La Quinta Subsidiaries, (b) sale, lease or other disposition of any assets of the La Quinta Entities or the La Quinta Subsidiaries representing 15% or more of the consolidated assets of either of the La Quinta Entities and the La Quinta Subsidiaries, (c) issue, sale or other disposition of securities representing 15% or more of the voting power of the capital stock of either La Quinta Entity, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power of the capital stock of either La Quinta Entity, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the La Quinta Entities or (f) or any other transaction having a similar effect to the ones described in clauses (a) through (e) above, and in each case, including any series of related transactions; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

      “affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by Contract or otherwise.

      “Business Day” shall mean any day other than a day on which the SEC shall be closed.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company Material Adverse Effect” means, with respect to the La Quinta Entities, an effect, event, development or change which, individually or in the aggregate with all other effects, events, developments or changes, is or is reasonably likely to become materially adverse to the assets, business, results of operations or financial condition of the La Quinta Entities and the La Quinta Subsidiaries taken as a whole, or would reasonably be expected to prevent or materially delay (to a date beyond the End Date) the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the La Quinta Entities to perform their obligations hereunder, other than effects, events, developments or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect industries in which the La Quinta Entities and the La Quinta Subsidiaries conduct business (except to the extent such effects, events, developments or changes affect the La Quinta Entities and the La Quinta Subsidiaries in a materially disproportionate manner as compared to other persons in the industries in which the La Quinta Entities and the La Quinta Subsidiaries conduct their business), (c) changes in generally accepted accounting principles, (d) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, (e) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of the date of this Agreement (except to the extent such effects, events, developments or changes affect the La Quinta Entities and the La Quinta Subsidiaries in a materially disproportionate manner as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (f) earthquakes, hurricanes or other natural disasters (except to the extent such effects, events, developments or changes affect the La Quinta Entities and the

La Quinta Subsidiaries in a disproportionate manner as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business that operate in the geographic area affected by such effects, events, developments or changes) or (g) any action taken by the La Quinta Entities or La Quinta Subsidiaries at the request or with the consent of Parent; provided, however, that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 5.6, the exception set forth in clause (d) will not apply.

      “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

      “Environmental Laws” means any federal, state or local statute, common law, ordinance, regulation, rule, code, or other Law, binding Order and any enforceable and binding judicial interpretation thereof, including any judicial or administrative order, consent decree, judgment, injunction, permit, or authorization, in each case having the force and effect of law, relating to pollution or the protection, investigation or restoration of human health or the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “GAAP” means generally accepted accounting principles as applied in the United States.

      “Hazardous Materials” means any wastes, pollutants, contaminants or hazardous, dangerous or toxic substances, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, toxic mold, radon, asbestos-containing vermiculite, urea-formaldehyde insulation, and any other material that is regulated pursuant to any Environmental Laws, including “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      “Intellectual Property” means all U.S., state and foreign intellectual property including all (i) patents, patent applications and technology, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, including the La Quinta Marks, (iii) software, reservation systems, copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) trade secrets under applicable Law, including confidential and proprietary information, customer information and know-how.

      “IRS” means the United States Internal Revenue Service.

      “La Quinta Marks” has the meaning set forth in Section 10.2 of the La Quinta Entities Disclosure Schedule.

      “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

      “Legal Actions” means any action, claims, demands, suit, proceeding, hearing, or investigation of, in each case, in or before any court or administrative agency of any Governmental Entity or before any arbitrator.

      “Liability” means any liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise.

      “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

      “Parent Material Adverse Effect” means, with respect to Parent, an effect, event, development or change which, individually or in the aggregate with all other effects, events, developments or changes, is or is reasonably likely to become materially adverse to the assets, business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, or would reasonably be expected to prevent or materially delay (to a date beyond the End Date) the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, other than effects, events, developments or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect industries in which Parent conducts business (except to the extent such effects, events, developments or changes affect the Parent and its Subsidiaries in a materially disproportionate manner as compared to other persons in the industries in which the Parent and its Subsidiaries conduct their business), (c) changes in generally accepted accounting principles, (d) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, (e) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of the date of this Agreement (except to the extent such effects, events, developments or changes affect the Parent and its Subsidiaries in a materially disproportionate manner as compared to other persons in the industry in which the Parent and its Subsidiaries conduct their business), (f) earthquakes, hurricanes or other natural disasters (except to the extent such effects, events, developments or changes affect the Parent and its Subsidiaries in a disproportionate manner as compared to other persons in the industry in which the Parent and its Subsidiaries conduct their business that operate in the geographic area affected by such effects, events, developments or changes), or (g) any action taken by the Parent or its Subsidiaries at the request or with the consent of either of the La Quinta Entities; provided, however, that with respect to references to Parent Material Adverse Effect in the representations and warranties set forth in Section 4.3, the exception set forth in clause (d) will not apply.

      “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      “Representatives” means, (i) when used with respect to Parent, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives of Parent or its Subsidiaries and (ii) when used with respect to the Company or Properties, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of the Company, Parent or any of the La Quinta Subsidiaries.

      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the indoor or outdoor environment (including without limitation the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Material).

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Subsidiary” means any corporation 50% of whose outstanding voting securities, or any partnership, joint venture or other entity 50% of whose total equity interest, is directly or indirectly owned by Parent, the Company or Properties, as the case may be.

      “Superior Proposal” means a written Acquisition Proposal (i) that relates to more than 50% of the outstanding Paired Common Shares or all or substantially all of the assets of the La Quinta Entities and the La Quinta Subsidiaries taken as a whole, (ii) which the Company Board and/or the Properties Board, as the case may be, determines, in its good faith judgment, after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favorable from a financial point of view to the stockholders (in their capacities as stockholders) of the Company (in the case of the Company Board) and Properties (in the case of the Properties Board) than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (iii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the boards of directors of the La Quinta Entities, is reasonably likely to be available.

      “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any information return, claim for refund, amended return and declaration of estimated Tax.

      “Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, worker’s compensation, unemployment compensation or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, gains, alternative or add-on minimum taxes, duties, customs, or other similar charges.

      10.3     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Appraisal Rights Provisions”	Section 3.2(a)

“Board Recommendations”	Section 5.18(a)

“Capitalization Date”	Section 5.3(a)

“Certificates”	Section 3.1(b)

“CIBC”	Section 8.2(f)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Commitment”	Section 5.9(b)

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Section 5.18(a)

“Company Bylaws”	Section 1.2(a)

“Company Certificate of Incorporation”	Section 1.2(a)

“Company Certificate of Merger”	Section 1.3(a)

“Company Common Stock”	Section 2.1(d)

“Company Dissenting Shares”	Section 3.2(a)

“Company Excess Stock”	Section 5.3(a)

“Company Excluded Shares”	Section 2.1(c)

“Company Merger”	Recitals

“Company Merger Consideration”	Section 2.1(d)

“Company MergerCo”	Preamble

“Company Preferred Stock”	Section 5.3(a)

“Company Stock Option Plans”	Section 5.3(a)

“Company Surviving Corporation”	Section 1.1(a)

“Company Surviving Corporation Common Stock”	Section 2.1(a)

“Confidentiality Agreement”	Section 7.7(b)

“Credit Agreement”	Section 5.3(i)

“Debt Financing”	Section 4.4

“Debt Offers”	Section 3.3(a)

“Delaware Courts”	Section 10.10

“DGCL”	Recitals

“Dissenting Shares”	Section 3.2(b)

“DOJ”	Section 7.2

“DSOS”	Section 1.3(a)

“Effective Time”	Section 1.3(c)

“Employee Programs”	Section 5.14(a)

“Encumbrances”	Section 5.11(a)

“End Date”	Section 9.1(b)(iii)

“Expenses”	Section 7.4

“Excluded Shares”	Section 2.2(b)

“Equity Funding Letter”	Section 4.4

“Financing”	Section 4.4

“Financing Letter”	Section 4.4

“Franchise Agreement Documents”	Section 5.11(e)

“FTC”	Section 7.2

“Guarantee”	Section 4.8

“Guarantor”	Section 4.8

“Governmental Entity”	Section 4.3

“Indebtedness”	Section 5.19(a)

“Indemnified Parties”	Section 7.6(a)

“La Quinta Employees”	Section 7.9(b)

“La Quinta Entities”	Preamble

“La Quinta Entities Disclosure Schedule”	Article V

“La Quinta Properties”	Section 5.11(a)

“La Quinta SEC Reports”	Section 5.7(a)

“La Quinta Subsidiaries”	Section 5.1(b)

“Leased Properties”	Section 5.11(b)

“Lenders”	Section 4.4

“Loans”	Section 5.11(i)

“Licensed Intellectual Property”	Section 5.12

“Management Agreement Documents”	Section 5.11(d)

“Material Contracts”	Section 5.19(a)

“Maximum Premium”	Section 7.6(c)

“Mergers”	Recitals

“Merger Consideration”	Section 2.2(d)

“Notes”	Section 3.3(a)

“Offer Documents”	Section 3.3(c)

“Options”	Section 2.2(a)

“Organizational Documents”	Section 5.1(d)

“Other Filings”	Section 7.2

“Owned Intellectual Property”	Section 5.12

“Owned Real Properties”	Section 5.11(a)

“Paired Common Share”	Section 2.3(a)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article IV

“Paying Agent”	Section 3.1(a)

“Payment Fund”	Section 3.1(a)

“Permits”	Section 5.1(c)

“Permitted Encumbrances”	Section 5.11(a)

“Post-Signing Returns”	Section 6.2(b)

“Properties”	Preamble

“Properties Board”	Recitals

“Properties Board Recommendation”	Section 5.18(a)

“Properties Bylaws”	Section 1.2(b)

“Properties Certificate of Incorporation”	Section 1.2(b)

“Properties Certificate of Merger”	Section 1.3(b)

“Properties Class A Common Stock”	Section 2.2(b)

“Properties Class B Common Stock”	Section 2.2(b)

“Properties Dissenting Shares”	Section 3.2(b)

“Properties Excess Stock”	Section 5.3(b)

“Properties Excluded Shares”	Section 2.2(b)

“Properties Merger”	Recitals

“Properties Merger Consideration”	Section 2.2(d)

“Properties MergerCo”	Preamble

“Properties Preferred Stock”	Section 5.3(b)

“Properties Series B Preferred Stock”	Section 5.3(b)

“Properties Surviving Corporation”	Section 1.1(b)

“Properties Surviving Corporation Class A Common Stock”	Section 2.2(c)

“Properties Undesignated Preferred Stock”	Section 5.3(b)

“Proxy Statement”	Section 7.1(a)

“Proxy Termination Date”	Section 7.1(c)

“Purchaser Welfare Benefit Plans”	Section 7.9(e)

“Redemption Notes”	Section 3.4(a)

“REIT”	Section 5.10(b)

“Requisite Company Vote”	Section 5.18(b)

“Requisite Properties Vote”	Section 5.18(b)

“Requisite Vote”	Section 5.18(b)

“Securities Laws”	Section 5.7(a)

“Series A Certificate of Designations”	Section 7.14

“Series A Redemption Price”	Section 7.14

“Series A Preferred Stock”	Section 5.3(b)

“Settlement Agreement”	Section 5.19(a)

“Special Meeting”	Section 7.1(a)

“Special Meetings”	Section 7.1(a)

“Stock Units”	Section 2.3(c)

“Termination Expenses”	Section 9.2(b)

“Termination Fee”	Section 9.2(b)

“Third Party”	Section 7.5(c)

“UFOCS”	Section 5.7(d)

“WARN”	Section 5.15

      10.4     Interpretation. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”

      10.5     Non-Survival of Representations, Warranties, Covenants and Agreements. Except for any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no Liability on the part of either Parent, Company MergerCo, Properties MergerCo, the Company or Properties or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

      10.6     Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the La Quinta Entities Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder, except that Section 7.6 is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons and (c) may be executed in two or more counterparts which together shall constitute a single agreement.

      10.7     Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the La Quinta Entities in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement pursuant to Section 9.1, Parent, Company MergerCo and Properties MergerCo shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the La Quinta Entities and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the La Quinta Entities shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the La Quinta Entities’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in the following sentence and the Guarantee; provided, however, the La Quinta Entities shall be entitled to seek specific performance to prevent any breach by Parent, Company MergerCo or Properties MergerCo of Sections 7.7(b) and 7.10(c). Without limiting the right to receive any payment it may be entitled to receive under Sections 1.6 or 7.10(b), the La Quinta Entities agree that to the extent they have incurred losses or damages in connection with this Agreement the maximum aggregate Liability of Parent, Company MergerCo, Property MergerCo and Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall the La Quinta Entities seek to recover any money damages in excess of such amount from Parent, Company MergerCo, Property MergerCo or Guarantor or their respective Representatives and affiliates in connection therewith.

      10.8     Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent, Company MergerCo and Properties MergerCo may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform its obligations.

      10.9     Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

      10.10     Choice of Law/ Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Properties, Parent, Company MergerCo and Properties MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery in the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such litigation in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

      10.11     Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

      10.12     No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board and the Properties Board have approved, for purposes of Section 203 of the DGCL and any applicable provision of the Company Certificate of Incorporation and the Properties Certificate of Incorporation, the terms of this Agreement, and (b) this Agreement is executed by the parties hereto.

      10.13     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.13.

[Remainder of page intentionally left blank]

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

      IN WITNESS WHEREOF, Parent, Company MergerCo, Properties MergerCo, the Company and Properties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LODGE HOLDINGS INC.

By:	/s/ Kenneth A. Caplan

Name: Kenneth A. Caplan
Title: Managing Director and Vice President

LODGE ACQUISITION I INC.

By:	/s/ Kenneth A. Caplan

Name: Kenneth A. Caplan
Title: Managing Director and Vice President

LODGE ACQUISITION II INC.

By:	/s/ Kenneth A. Caplan

Name: Kenneth A. Caplan
Title: Managing Director and Vice President

LA QUINTA CORPORATION

By:	/s/ Francis W. Cash

Name: Francis W. Cash
Title: Chairman and Chief Executive Officer

LA QUINTA PROPERTIES, INC.

By:	/s/ Francis W. Cash

Name: Francis W. Cash
Title: Chairman and Chief Executive Officer

Exhibit A

Form of

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LA QUINTA CORPORATION

      (Capitalized terms used but not defined herein have the meanings set forth in Annex I.)

ARTICLE I

NAME

      The name of the corporation is La Quinta Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

      The registered office of the Corporation shall be located at 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware, and the registered agent shall be National Registered Agents, Inc., who is a resident of the State of Delaware, and whose business address is the same as the address of the initial registered office.

ARTICLE III

PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

CAPITAL STOCK

      SECTION 4.1     Number of Shares. The total number of shares of capital stock (“Shares”) which the Corporation shall have authority to issue is 256,000,000, of which 250,000,000 shares of the par value $0.01 per share are to be a class designated Common Stock and 6,000,000 shares of the par value $0.10 each are to be designated Preferred Stock. The Corporation may issue fractional shares.

      (a) Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors, or any duly authorized committee thereof, is hereby authorized to fix or authorize the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series or the designation thereof, or all or any of them and such other rights specified by the Board of Directors and not prohibited by law.

      (b)     Common Stock. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series). Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

      SECTION 4.2     Optional Redemption. (a) In connection with the sale or transfer for cash of more than 50% of the total Shares then outstanding by the holders thereof to a Person or group of Persons that is not an Affiliate of such holders (a “Sale Transaction”), the Corporation may, at its option, redeem on a date that is not more than 30 days prior or 30 days following the closing of such Sale Transaction (such date, the “Optional Redemption Date”), in the manner provided in this Section 4.2, out of funds legally available therefor, all fractional Shares held by Stockholders (the “Fractional Shares”). The redemption price of each Fractional Share called for redemption shall be equal to the appropriate fraction of the cash consideration per Share to be paid in the Sale Transaction (the “Optional Redemption Price”).

      (b) In the event that the Corporation shall elect to redeem Shares pursuant to this Section 4.2, notice of such redemption (any such notice, an “Optional Redemption Notice”) shall be sent not less than 5 days nor more than 90 days prior to the Optional Redemption Date to the holders of record of the Fractional Shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation. Each such Optional Redemption Notice shall state: (i) that the Corporation is exercising its option to redeem the Fractional Shares; (ii) the Optional Redemption Date; (iii) that all of the Fractional Shares held by such holder shall be redeemed; and (iv) the place or places where, or manner in which, certificates for such Fractional Shares (if issued) are to be surrendered for payment of the Optional Redemption Price.

      (c) From and after the Optional Redemption Date, Fractional Shares subject to any such optional redemption shall no longer be deemed to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Fractional Shares, except the right to receive prompt payment by the Corporation of the Optional Redemption Price, subject to the following sentence in the case of certificated Shares. Upon surrender of the certificates (if issued) for any Fractional Shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and a notice by the Corporation shall so state), the Corporation shall promptly pay the Optional Redemption Price in respect of Fractional Shares so surrendered.

ARTICLE V

BOARD OF DIRECTORS

      SECTION 5.1     Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be three or such greater number established from time to time as in the manner provided in the By-Laws. A director may be removed at any time by holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon. The election of directors need not be by a written ballot.

ARTICLE VI

STOCKHOLDERS’ DISCLOSURES; RESTRICTIONS ON TRANSFER;

TRANSFER LEGENDS

      SECTION 6.1     Stockholders’ Disclosures. The Stockholders shall promptly upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of Shares as the Board of Directors deems necessary or appropriate to comply with the REIT Provisions of the Code or to comply with the requirements of any taxing authority or governmental agency, including, the names and addresses of the actual beneficial owners of Shares, the dates of acquisition or disposition of Shares and the names and addresses of the Persons from whom Shares were acquired or to whom they were transferred. Upon the failure by a Stockholder to comply with the provisions of this Section 6.1, as determined in good faith by the Board of Directors, the Corporation shall have the right to redeem all such Shares held directly or indirectly by such Stockholder for a value as determined by the Board of Directors in good faith. Any such redemption shall be pursuant to procedures substantially as set forth in Section 4.2.

      SECTION 6.2     Corporation’s Right to Refuse to Transfer Shares; Limitation on Holdings; Redemption of Shares. (a) Each Stockholder shall give not less than 30 days’ prior written notice to the Board of Directors of any proposed Transfer of any Shares. Whenever it is deemed by the Board of Directors to be reasonably necessary (i) to protect the status of the Corporation under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) to protect the status of the Corporation as a “domestically-controlled REIT” (within the meaning of Section 897(h) of the Code) or (iii) to prevent the Corporation from being considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), the Board of Directors may require a statement or affidavit from each Stockholder or proposed transferee of Shares setting forth the number of Shares already owned (either actually or through constructive ownership) by it and any related Person specified in the form prescribed by the Board of Directors for that purpose or any other pertinent information relating to the proposed Transfer. If, in the good faith opinion of the Board of Directors, which shall be conclusive upon any proposed transferee of Shares, any proposed Transfer would (x) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (y) jeopardize the status of the Corporation as a “domestically controlled REIT” (within the meaning of Section 897(h) of the Code) or (z) cause the Corporation to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), the Board of Directors shall have the right, but not the duty, to refuse to permit such Transfer. If the Board of Directors shall so refuse to permit any proposed Transfer of Shares or a Stockholder fails to (i) give 30 days’ prior written notice of a proposed Transfer as required by this Section 6.2(a), (ii) provide an affidavit or statement upon request by the Board of Directors as required by this Section 6.2(a), or (iii) pay reasonable expenses incurred by the Corporation in connection with such Transfer pursuant to Section 6.2(e), any attempt to effect the proposed Transfer shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such Shares.

      (b) The Board of Directors, by notice to the holder thereof, may cause the Corporation to redeem, out of funds legally available therefor, any or all Shares of any holder (whether or not such shares have been transferred with the prior approval of the Board of Directors) if, in the good faith opinion of the Board of Directors, such redemption is necessary (i) to protect the status of the Corporation under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) to protect the status of the Corporation as a “domestically-controlled REIT” (within the meaning of Section 897(h) of the Code), (iii) to prevent the Corporation from being considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), or (iv) to prevent the assets of the Corporation from being reasonably likely to be characterized as assets of any employee benefit plan for purposes of the Plan Asset Regulations, ERISA, the Code or any applicable Similar Law, whether or not such plan is subject to ERISA, the Code or any Similar Law. From and after the date of such notice of redemption (the “Redemption Date”), Shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares, except the right to payment by the Corporation of the redemption price determined and payable as set forth in the following sentence. The redemption price of each Share called for redemption shall be the fair market value thereof as determined by the Board of Directors in good faith.

      (c) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, any purported acquisition of Shares of the Corporation which would (i) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) jeopardize the status of the Corporation as a “domestically controlled REIT” (within the meaning of Section 897(h) of the Code) or (iii) cause the Corporation to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code) shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such Shares unless the Board of Directors determines that such acquisition shall be given force and effect. All contracts and other arrangements for the sale or other Transfer of Shares shall be subject to this provision.

      (d) Notwithstanding any other provisions of this Section 6.2, no Transfer of any Shares may be made unless in the opinion of responsible counsel (who may be counsel for the Corporation), satisfactory in form and substance to the Board of Directors (which opinion may be waived, in whole or in part, at the discretion of the Board of Directors):

(i) such Transfer would not violate the registration or qualification provisions of the Securities Act of 1933, as amended, or any state securities or “Blue Sky” laws applicable to the Corporation or the Shares; and

(ii) such Transfer would not cause (A) all or any portion of the assets of the Corporation (I) to constitute “plan assets” under ERISA, the Code or any applicable Similar Law of any existing or contemplated Stockholder or (II) to be subject to the provisions of ERISA, the Code or any applicable Similar Law or (B) any director, officer, employee or agent of the Corporation to become a fiduciary with respect to any existing or contemplated Stockholder pursuant to ERISA or any applicable Similar Law or otherwise; and any such opinion of counsel is delivered in writing to the Corporation not less than ten (10) days prior to the date of the Transfer. The Corporation agrees to cooperate with any Stockholder making a Transfer by providing promptly such records and other factual information regarding Corporation as may be reasonably requested with respect to any proposed Transfer. No Stockholder may Transfer any Shares except as permitted by this Certificate of Incorporation or the By-laws and any purported Transfer in violation of this Certificate of Incorporation shall be null and void.

      (e) Each Stockholder will pay all reasonable expenses, including attorneys’ fees, incurred by the Corporation in connection with a Transfer of Shares by such Stockholder.

      (f) If any provision of this Section 6.2 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.2 may be inconsistent with any other provision of this Certificate of Incorporation, this Section 6.2 shall be controlling.

      SECTION 6.3     Transfer Legend. Each certificate for Shares (if issued), including each certificate issued to any transferee, shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form (in addition to any other legend required by applicable law), unless in the opinion of counsel for the Corporation such legend (or any portion thereof) shall no longer be required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD WITHOUT SUCH REGISTRATION OR QUALIFICATION, UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF LA QUINTA CORPORATION (“LA QUINTA”), AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE BY OPERATION OF LAW, EXCEPT IN COMPLIANCE THEREWITH.”

“EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THE SHARES REPRESENTED BY THIS CERTIFICATE WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED AND COVENANTED THAT NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE AND HOLD SUCH SHARES CONSTITUTE THE ASSETS OF ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO TITLE I OF ERISA OR ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR “SIMILAR LAW” (DEFINED AS ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT CONTAINS ONE OR MORE PROVISIONS THAT ARE (X) SIMILAR TO ANY OF THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS CONTAINED IN TITLE I OF ERISA OR SECTION 4975 OF THE CODE AND (Y) SIMILAR TO THE PROVISIONS OF THE DEPARTMENT OF LABOR REGULATIONS CODIFIED AT 29 C.F.R. SECTION 2510.3-101 OR WOULD OTHERWISE PROVIDE THAT THE ASSETS

OF LA QUINTA COULD BE DEEMED TO INCLUDE “PLAN ASSETS” UNDER SUCH LAW OR REGULATION).”

ARTICLE VII

INDEMNIFICATION

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VIII

EXCULPATION

      A director of this Corporation shall not be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.

      Any repeal or modification of the immediately preceding paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

AMENDMENTS

      SECTION 9.1     Amendments to the Certificate of Incorporation. The Corporation reserves the right from time to time to make any amendments to its Certificate of Incorporation which may be now or hereafter authorized by law, upon the approval of holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon. All rights and powers conferred by the Certificate of the Incorporation to Stockholders, directors and officers are granted subject to the foregoing reservation.

      SECTION 9.2     Adoption, Amendment and Repeal of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation. The By-laws of the Corporation may be amended or repealed upon the approval of (i) at least a majority of the Board of Directors or (ii) holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon.

Annex I

Definitions

      The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of the Certificate of Incorporation of La Quinta Corporation unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

      “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

      “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close.

      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Certificate to a particular provision of the Code shall be interpreted to include a reference to any corresponding provision of any successor statute.

      “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. A Person shall not be deemed to Control any specified Person through the ownership of securities unless it owns, directly or indirectly, a majority of the economic or voting interests in such specified Person.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of ERISA shall be interpreted to include a reference to any corresponding provision of any successor statute.

      “Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

      “Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

      “REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Code.

      “REIT Provisions of the Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code or any successor statute.

      “Stockholders” shall mean, at any time, all holders of record of outstanding Shares at such time.

      “Similar Law” shall mean any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (x) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code and (y) similar to the provisions of the Plan Asset Regulations or would otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation.

      “Transfer” shall mean a sale, pledge, transfer or other disposition of shares (whether by merger, consolidation or otherwise by operation of law and whether beneficially or of record).

Exhibit C

Form of

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

La Quinta Properties, Inc.

      (Capitalized terms used but not defined herein have the meanings set forth in Annex I.)

ARTICLE I

NAME

      The name of the corporation is La Quinta Properties, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

      The registered office of the Corporation shall be located at 160 Greentree Street, Suite 101, Dover, Kent County, Delaware, and the registered agent shall be National Registered Agents, Inc., who is a resident of the State of Delaware, and whose business address is the same as the address of the initial registered office.

ARTICLE III

PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

CAPITAL STOCK

      SECTION 4.1     Number of Shares. The total number of shares of capital stock (“Shares”) which the Corporation shall have authority to issue is 506,000, of which 500,000 shares of the par value $0.01 per share are to be a class designated Common Stock and 6,000 shares of the par value $0.10 each are to be designated Preferred Stock. The Corporation may issue fractional shares.

      (a) Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors, or any duly authorized committee thereof, is hereby authorized to fix or authorize the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series or the designation thereof, or all or any of them and such other rights specified by the Board of Directors and not prohibited by law.

      (b) Common Stock. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series). Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

      SECTION 4.2     Optional Redemption. (a) In connection with the sale or transfer for cash of more than 50% of the total Shares then outstanding by the holders thereof to a Person or group of Persons that is not an Affiliate of such holders (a “Sale Transaction”), the Corporation may, at its option, redeem on a date that is not more than 30 days prior or 30 days following the closing of such Sale Transaction (such date, the “Optional Redemption Date”), in the manner provided in this Section 4.3, out of funds legally available therefor, all fractional Shares held by Stockholders (the “Fractional Shares”). The redemption price of each Fractional Share called for redemption shall be equal to the appropriate fraction of the cash consideration per Share to be paid in the Sale Transaction (the “Optional Redemption Price”).

      (a) In the event that the Corporation shall elect to redeem Shares pursuant to this Section 4.3, notice of such redemption (any such notice, an “Optional Redemption Notice”) shall be sent not less than 5 days nor more than 90 days prior to the Optional Redemption Date to the holders of record of the Fractional Shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation. Each such Optional Redemption Notice shall state: (i) that the Corporation is exercising its option to redeem the Fractional Shares; (ii) the Optional Redemption Date; (iii) that all of the Fractional Shares held by such holder shall be redeemed; and (iv) the place or places where, or manner in which, certificates for such Fractional Shares (if issued) are to be surrendered for payment of the Optional Redemption Price.

      (b) From and after the Optional Redemption Date, Fractional Shares subject to any such optional redemption shall no longer be deemed to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Fractional Shares, except the right to receive prompt payment by the Corporation of the Optional Redemption Price, subject to the following sentence in the case of certificated Shares. Upon surrender of the certificates (if issued) for any Fractional Shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and a notice by the Corporation shall so state), the Corporation shall promptly pay the Optional Redemption Price in respect of Fractional Shares so surrendered.

ARTICLE V

BOARD OF DIRECTORS

      SECTION 5.1     Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be three or such greater number established from time to time as in the manner provided in the By-Laws. A director may be removed at any time by holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon. The election of directors need not be by a written ballot.

ARTICLE VI

STOCKHOLDERS’ DISCLOSURES; RESTRICTIONS ON TRANSFER;

TRANSFER LEGENDS

      SECTION 6.1     Stockholders’ Disclosures. The Stockholders shall promptly upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of Shares as the Board of Directors deems necessary or appropriate to comply with the REIT Provisions of the Code or to comply with the requirements of any taxing authority or governmental agency, including, the names and addresses of the actual beneficial owners of Shares, the dates of acquisition or disposition of Shares and the names and addresses of the Persons from whom Shares were acquired or to whom they were transferred. Upon the failure by a Stockholder to comply with the provisions of this Section 6.1, as determined in good faith by the Board of Directors, the Corporation shall have the right to redeem all such Shares held directly or indirectly by such Stockholder for a value as determined by the Board of Directors in good faith. Any such redemption shall be pursuant to procedures substantially as set forth in Section 4.2.

      SECTION 6.2     Corporation’s Right to Refuse to Transfer Shares; Limitation on Holdings; Redemption of Shares. (a) Each Stockholder shall give not less than 30 days’ prior written notice to the Board of Directors of any proposed Transfer of any Shares. Whenever it is deemed by the Board of Directors to be reasonably necessary (i) to protect the status of the Corporation under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) to protect the status of the Corporation as a “domestically-controlled REIT” (within the meaning of Section 897(h) of the Code) or (iii) to prevent the Corporation from being considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), the Board of Directors may require a statement or affidavit from each Stockholder or proposed transferee of Shares setting forth the number of Shares already owned (either actually or through constructive ownership) by it and any related Person specified in the form prescribed by the Board of Directors for that purpose or any other pertinent information relating to the proposed Transfer. If, in the good faith opinion of the Board of Directors, which shall be conclusive upon any proposed transferee of Shares, any proposed Transfer would (x) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (y) jeopardize the status of the Corporation as a “domestically controlled REIT” (within the meaning of Section 897(h) of the Code) or (z) cause the Corporation to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), the Board of Directors shall have the right, but not the duty, to refuse to permit such Transfer. If the Board of Directors shall so refuse to permit any proposed Transfer of Shares or a Stockholder fails to (i) give 30 days’ prior written notice of a proposed Transfer as required by this Section 6.2(a), (ii) provide an affidavit or statement upon request by the Board of Directors as required by this Section 6.2(a), or (iii) pay reasonable expenses incurred by the Corporation in connection with such Transfer pursuant to Section 6.2(e), any attempt to effect the proposed Transfer shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such Shares.

      (b) The Board of Directors, by notice to the holder thereof, may cause the Corporation to redeem, out of funds legally available therefor, any or all Shares of any holder (whether or not such shares have been transferred with the prior approval of the Board of Directors) if, in the good faith opinion of the Board of Directors, such redemption is necessary (i) to protect the status of the Corporation under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) to protect the status of the Corporation as a “domestically-controlled REIT” (within the meaning of Section 897(h) of the Code), (iii) to prevent the Corporation from being considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code), or (iv) to prevent the assets of the Corporation from being reasonably likely to be characterized as assets of any employee benefit plan for purposes of the Plan Asset Regulations, ERISA, the Code or any applicable Similar Law, whether or not such plan is subject to ERISA, the Code or any Similar Law. From and after the date of such notice of redemption (the “Redemption Date”), Shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares, except the right to payment by the Corporation of the redemption price determined and payable as set forth in the following sentence. The redemption price of each Share called for redemption shall be the fair market value thereof as determined by the Board of Directors in good faith.

      (c) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, any purported acquisition of Shares of the Corporation which would (i) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of Shares or otherwise, including, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code, (ii) jeopardize the status of the Corporation as a “domestically controlled REIT” (within the meaning of Section 897(h) of the Code) or (iii) cause the Corporation to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code) shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such Shares unless the Board of Directors determines that such acquisition shall be given force and effect. All contracts and other arrangements for the sale or other Transfer of Shares shall be subject to this provision.

      (d) Notwithstanding any other provisions of this Section 6.2, no Transfer of any Shares may be made unless in the opinion of responsible counsel (who may be counsel for the Corporation), satisfactory in form and substance to the Board of Directors (which opinion may be waived, in whole or in part, at the discretion of the Board of Directors):

(i) such Transfer would not violate the registration or qualification provisions of the Securities Act of 1933, as amended, or any state securities or “Blue Sky” laws applicable to the Corporation or the Shares; and

(ii) such Transfer would not cause (A) all or any portion of the assets of the Corporation (I) to constitute “plan assets” under ERISA, the Code or any applicable Similar Law of any existing or contemplated Stockholder or (II) to be subject to the provisions of ERISA, the Code or any applicable Similar Law or (B) any director, officer, employee or agent of the Corporation to become a fiduciary with respect to any existing or contemplated Stockholder pursuant to ERISA or any applicable Similar Law or otherwise; and any such opinion of counsel is delivered in writing to the Corporation not less than ten (10) days prior to the date of the Transfer. The Corporation agrees to cooperate with any Stockholder making a Transfer by providing promptly such records and other factual information regarding Corporation as may be reasonably requested with respect to any proposed Transfer. No Stockholder may Transfer any Shares except as permitted by this Certificate of Incorporation or the By-laws and any purported Transfer in violation of this Certificate of Incorporation shall be null and void.

      (e) Each Stockholder will pay all reasonable expenses, including attorneys’ fees, incurred by the Corporation in connection with a Transfer of Shares by such Stockholder.

      (f) If any provision of this Section 6.2 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.2 may be inconsistent with any other provision of this Certificate of Incorporation, this Section 6.2 shall be controlling.

      SECTION 6.3     Transfer Legend. Each certificate for Shares (if issued), including each certificate issued to any transferee, shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form (in addition to any other legend required by applicable law), unless in the opinion of counsel for the Corporation such legend (or any portion thereof) shall no longer be required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD WITHOUT SUCH REGISTRATION OR QUALIFICATION, UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF LA QUINTA PROPERTIES, INC. (“LA QUINTA PROPERTIES”), AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE BY OPERATION OF LAW, EXCEPT IN COMPLIANCE THEREWITH.”

“EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THE SHARES REPRESENTED BY THIS CERTIFICATE WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED AND COVENANTED THAT NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE AND HOLD SUCH SHARES CONSTITUTE THE ASSETS OF ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) SUBJECT TO TITLE I OF ERISA OR ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR “SIMILAR LAW” (DEFINED AS ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT CONTAINS ONE OR MORE PROVISIONS THAT ARE (X) SIMILAR TO ANY OF THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS CONTAINED IN TITLE I OF ERISA OR SECTION 4975 OF THE CODE AND (Y) SIMILAR TO THE PROVISIONS OF THE DEPARTMENT OF LABOR REGULATIONS CODIFIED AT 29 C.F.R. SECTION 2510.3-101 OR WOULD OTHERWISE PROVIDE THAT THE ASSETS OF LA QUINTA PROPERTIES COULD BE DEEMED TO INCLUDE “PLAN ASSETS” UNDER SUCH LAW OR REGULATION).”

ARTICLE VII

INDEMNIFICATION

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VIII

EXCULPATION

      A director of this Corporation shall not be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.

      Any repeal or modification of the immediately preceding paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

AMENDMENTS

      SECTION 9.1     Amendments to the Certificate of Incorporation. The Corporation reserves the right from time to time to make any amendments to its Certificate of Incorporation which may be now or hereafter authorized by law, upon the approval of holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon. All rights and powers conferred by the Certificate of the Incorporation to Stockholders, directors and officers are granted subject to the foregoing reservation.

      SECTION 9.2     Adoption, Amendment and Repeal of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation. The By-laws of the Corporation may be amended or repealed upon the approval of (i) at least a majority of the Board of Directors or (ii) holders of Shares representing at least a majority of the outstanding voting power entitled to vote thereon.

Annex I

Definitions

      The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of the Certificate of Incorporation of La Quinta Properties, Inc. unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

      “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

      “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close.

      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Certificate to a particular provision of the Code shall be interpreted to include a reference to any corresponding provision of any successor statute.

      “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. A Person shall not be deemed to Control any specified Person through the ownership of securities unless it owns, directly or indirectly, a majority of the economic or voting interests in such specified Person.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of ERISA shall be interpreted to include a reference to any corresponding provision of any successor statute.

      “Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

      “Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

      “REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Code.

      “REIT Provisions of the Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code or any successor statute.

      “Stockholders” shall mean, at any time, all holders of record of outstanding Shares at such time.

      “Similar Law” shall mean any federal, state, local, non–U.S. or other law or regulation that contains one or more provisions that are (x) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code and (y) similar to the provisions of the Plan Asset Regulations or would otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation.

      “Transfer” shall mean a sale, pledge, transfer or other disposition of shares (whether by merger, consolidation or otherwise by operation of law and whether beneficially or of record).

ANNEX B

[MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

November 9, 2005

PERSONAL AND CONFIDENTIAL

Board of Directors

La Quinta Corporation
909 Hidden Ridge, Suite 600
Irving, TX 75038

Board of Directors

La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, TX 75038

Members of the Boards:

We understand that La Quinta Corporation (“La Quinta”), La Quinta Properties, Inc. (“La Quinta Properties” and together with La Quinta, the “La Quinta Entities”), Lodge Holdings Inc. (“Parent”), Lodge Acquisition I Inc., a wholly owned subsidiary of Parent (“Company MergerCo”) and Lodge Acquisition II Inc., a wholly owned subsidiary of Company MergerCo (“Properties MergerCo”), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated November 9, 2005 (the “Merger Agreement”), which provides, among other things, for the mergers (the “Mergers”) of Company MergerCo with and into La Quinta and Properties MergerCo with and into La Quinta Properties. Pursuant to the Mergers, the La Quinta Entities will become wholly owned subsidiaries of Parent and each outstanding share of common stock, par value $0.01 per share, of La Quinta that is paired and trades as a single unit with one share of class B common stock, par value $0.01 per share, of La Quinta Properties (together, the “Paired Common Shares”), other than shares held in treasury or held by the La Quinta Entities, Parent or any subsidiaries of the La Quinta Entities or Parent, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $11.25 per Paired Common Share in cash. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of the Paired Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the La Quinta Entities;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the La Quinta Entities prepared by the management of the La Quinta Entities;

iii)	reviewed certain financial forecasts prepared by the management of the La Quinta Entities;

iv)	reviewed the reported prices and trading activity for the Paired Common Shares;

v)	compared the financial performance of the La Quinta Entities and the prices and trading activity of the Paired Common Shares with that of certain other publicly-traded companies comparable with the La Quinta Entities and their securities;

vi)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

vii)	participated in discussions and negotiations among representatives of the La Quinta Entities and the Parent and their financial and legal advisors;

viii)	reviewed the Merger Agreement, the commitment letters in the form of the drafts dated November 9, 2005 relating to the financing to be obtained by Parent for the Mergers (the “Commitment Letters”), the Amended and Restated Credit Agreement, dated as of November 12, 2003, by and among the La Quinta Entities and the various lenders and other parties thereto (the “Credit Agreement”) and certain related documents; and

ix)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the La Quinta Entities for the purposes of this opinion. With respect to the financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the La Quinta Entities. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the requisite consents will be obtained in connection with the Debt Offers, the Credit Agreement will be terminated in accordance with the terms set forth in the Merger Agreement and Parent will obtain financing in accordance with the terms set forth in the Commitment Letters. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the La Quinta Entities and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the La Quinta Entities, nor have we been furnished with any such appraisals. We express no opinion as to the allocation of the consideration between the common stock of La Quinta and the class B common stock of La Quinta Properties. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Boards of Directors of the La Quinta Entities in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Mergers. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the La Quinta Entities and Parent and have received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the La Quinta Entities in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Parent. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the La Quinta Entities or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Boards of Directors of the La Quinta Entities only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by the La Quinta Entities in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the La Quinta Entities should vote at the shareholders’ meeting to be held in connection with the Mergers.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of the Paired Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ CAMERON W. CLOUGH

Cameron W. Clough
Managing Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LA QUINTA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Special Meeting of Stockholders on [               ], at [               ]

P
R
O
X
Y
The undersigned hereby appoints Francis W. Cash and David L. Rea, or either of them, with full power of substitution and resubstitution, to act as proxies for the undersigned, and to vote all shares of common stock of La Quinta Corporation (the “LQ Corporation”) that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of LQ Corporation to be held on [          ], at [          ] a.m., Central Standard Time, at [               ] and at any and all postponements or adjournments thereof as follows:
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2005, by and among La Quinta Corporation, La Quinta Properties, Inc., Lodge Holdings Inc., Lodge Acquisition I Inc., and Lodge Acquisition II Inc. If any other business is presented at the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, this proxy will be voted by those named in this proxy at their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.
YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH HERE

Votes MUST
be indicated (x)
in Black or
X	Blue Ink	THE BOARD RECOMMENDS A VOTE “FOR” ITEM 1.

The Board of Directors recommends a vote FOR the proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2005, by and among Lodge Holdings Inc., Lodge Acquisition I Inc., Lodge Acquisition II Inc., La Quinta Corporation and La Quinta Properties, Inc.
I PLAN TO ATTEND THE SPECIAL MEETING.	☐
TO CHANGE YOUR ADDRESS, PLEASE MARK THIS BOX.	☐

1.	To adopt the Agreement and Plan of Merger, dated as of November 9, 2005, by and among Lodge Holdings Inc, Lodge Acquisition I Inc., Lodge Acquisition II Inc., La Quinta Corporation and La Quinta Properties, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐	Where no voting instructions are given, the shares represented by this proxy will be VOTED FOR Item 1.

2.	If any other matter is properly presented at the Special Meeting, this proxy when properly executed will be voted by those named in this proxy in their discretion.				Date: 2005

Each signatory to this proxy acknowledges receipt from La Quinta Corporation prior to execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated [ ].

Share Owner sign here

Co-owner sign here

IMPORTANT: Please sign exactly as your name or names appear on this proxy. Where shares are held jointly, both holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If holder is a corporation, execute in full corporate name by authorized officer.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE
ENCLOSED ENVELOPE

TO VOTE BY MAIL, PLEASE DETACH HERE